UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BOOKS-A-MILLION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 23, 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Books-A-Million, Inc. (the “Company”), which we will hold at 9:00 a.m., Central Time, on December 8, 2015, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211. Formal notice of the special meeting, a proxy statement, and a proxy card accompany this letter.

At the special meeting, holders of our common stock, par value $0.01 per share (“Common Stock”), will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of July 13, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”). Pursuant to the Merger Agreement, Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, then each share of our Common Stock will be converted into the right to receive $3.25 in cash (other than certain shares as set forth in the Merger Agreement).

The proposed Merger is a “going private transaction” under Securities and Exchange Commission rules. Following the Merger, all of the Common Stock of Parent will be owned by Clyde B. Anderson, the Executive Chairman of the Company’s Board, Terrence C. Anderson, who is a director of the Company, certain other members of the Anderson family (the “Anderson Family”) and certain members of the Company’s management who have agreed to contribute shares of Common Stock to Parent (which are referred to with the Anderson Family as the “Purchaser Group”).

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to consider if the transaction was the best option for stockholders other than the Anderson Family and the Company’s management and, if so, to evaluate and negotiate the terms of a transaction (as described more fully in the enclosed proxy statement). The Board (other than Clyde B. Anderson and Terrence C. Anderson, who recused themselves from the vote of the Board), based in part on the unanimous recommendation of the Special Committee, has (a) determined unanimously that the Merger Agreement and the Merger are advisable, and in the best interests of, the Company’s stockholders (other than the members of the Purchaser Group or Terrance G. Finley, R. Todd Noden and James F. Turner, each of whom are the officers of the Company pursuant to Rule 16a-1(f) of the Securities Exchange Act of 1934 (the “Exchange Act”)), (b) approved unanimously the Merger Agreement and the Merger, and (c) resolved unanimously to recommend that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) recommends unanimously that you vote “FOR” the adoption of the Merger Agreement.

Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the special meeting on a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as described in the proxy statement. The Board (without Clyde B. Anderson’s or Terrence C. Anderson’s participation) also recommends unanimously that the stockholders of the Company vote “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

The enclosed proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is very important, regardless of the number of shares of Common Stock you own. The affirmative vote of the holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. In addition, the Merger Agreement makes it a non-waivable condition to the parties’ obligations to consummate the Merger that holders of at least a majority of our issued and outstanding shares of Common Stock, excluding all shares beneficially owned by Parent, Sub, the Purchaser Group or any officer of the Company (determined in accordance with Section 16(a) of the Exchange Act), vote in favor of the adoption of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 12 of the enclosed proxy statement.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Call Toll-Free: 855-305-0855

We look forward to seeing you at the meeting.

Sincerely yours,

Terrance G. Finley
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 22, 2015 and, together with the enclosed form of proxy, is first being mailed to Stockholders on October 23, 2015.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of Books-A-Million, Inc. will be held at 9:00 a.m., Central Time, on December 8, 2015, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211 for the following purposes:

(1) to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of July 13, 2015 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Books-A-Million, Inc. (the “Company”), Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”);

(2) to consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger;

(3) to consider and vote on any proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval (as defined below) or obtain the majority of the minority stockholder approval (as defined below); and

(4) to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

The holders of record of our Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on October 20, 2015, are entitled to notice of and to vote at the special meeting and at any adjournment thereof. All stockholders of record are invited to attend the special meeting in person.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the advisory (non-binding) proposal to approve specified compensation that will or may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval.

Your vote is important, regardless of the number of shares of Common Stock you own. The Merger cannot be completed unless holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock approve and adopt the Merger Agreement (which we refer to as the “Company stockholder approval”). In addition, the Merger Agreement makes it a non-waivable condition to the parties’ obligations to consummate the Merger that the holders of a majority of outstanding shares of Common Stock not beneficially owned by Parent, Sub or any party entering into a “Rollover Agreement” with Parent and Terrance G. Finley, R. Todd Noden and James F. Turner each of whom are the officers of the Company determined in accordance with Section 16(a) of the Exchange Act, vote in favor of the adoption of the Merger Agreement (which we refer to as the “majority of the minority” stockholder approval condition). If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

Each of the non-binding, advisory proposals to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement, in favor of the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger, and in favor of the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or the majority of the minority stockholder approval. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement. However, assuming a quorum is present, failure to attend the special meeting or submit your proxy will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger or the vote regarding the adjournment of the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or the majority of the minority stockholder approval.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Appendix A to the accompanying proxy statement.

By order of the Board

Catherine L. Hogewood

Secretary

Dated: October 23, 2015

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement related to the merger of Family Merger Sub, Inc. with and into Books-A-Million, Inc. (which we refer to as the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Books-A-Million”, the “Company”, “we”, “our”, “us” and similar words refer to Books-A-Million, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Family Acquisition Holdings, Inc. as “Parent” and Family Merger Sub, Inc. as “Sub” and throughout this proxy statement we refer to the Agreement and Plan of Merger, dated July 13, 2015, by and among the Company, Parent and Sub, as it may be amended, supplemented or modified from time to time, as the “Merger Agreement.”

In addition, throughout this proxy statement we refer to Clyde B. Anderson, the Executive Chairman of the Company’s Board, Terrence C. Anderson, who is a director of the Company, and the other entities and individual members of the Anderson family identified in “IMPORTANT INFORMATION REGARDING THE PURCHASER GROUP MEMBERS, PARENT AND SUB” on page 100 (excluding Parent and Sub, and Terrance G. Finley, R. Todd Noden and James F. Turner (Finley, Noden and Turner, collectively, the “Management Rollover Stockholders”)) as the “Anderson Family,” and, together with Parent, Sub and the Management Rollover Stockholders as the “Purchaser Group Members,” and Terrance G. Finley, R. Todd Noden and James F. Turner, each of whom are the officers of the Company determined in accordance with Section 16(a) of the Exchange Act, as the “Section 16 officers.”

The Parties to the Merger Agreement

Books-A-Million

Books-A-Million, Inc. is a leading book retailer primarily located in the eastern United States and operates both superstores and traditional bookstores. Superstores, the first of which was opened in 1987, range in size from 8,000 to 39,000 square feet and operate under the names “Books-A-Million,” “BAM!,” “Books and Co.” and “2nd & Charles.” Traditional bookstores are smaller stores operated under the names “Bookland,” “Books-A-Million” and “BAM!.” These stores range in size from 2,000 to 10,300 square feet and are located primarily in enclosed malls. All store formats generally offer an extensive selection of best sellers and other hardcover and paperback books, magazines, toys, games, electronics and gifts. In addition to these retail store formats, we offer our products over the internet at Booksamillion.com. Our retail operations also include the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores. The Company owns a 50.1% ownership interest in Yogurt Mountain Holding, LLC, and we consolidate its results of operations in our results of operations. The remaining 49.9% interest in Yogurt Mountain Holding, LLC is held by Anderson Private Capital Partners I, L.P. We also develop and manage commercial real estate investments through our subsidiary Preferred Growth Properties, LLC. The Company owns a 94.9% ownership interest in Preferred Growth Properties, LLC. The remaining 5.1% ownership interest in Preferred Growth Properties is owned by Terrance G. Finley (Chief Executive Officer and President of the Company), R. Todd Noden (Executive Vice President and Chief Financial Officer of the Company), James F. Turner (Executive Vice President/Real Estate and Business Development) and a non-executive employee of the Company.

We were founded in 1917, originally incorporated under the laws of the State of Alabama in 1964 and reincorporated in Delaware in September 1992. Our principal executive offices are located at 402 Industrial Lane, Birmingham, Alabama 35211, and our telephone number is (205) 942-3737. Unless the context otherwise requires, references to “we,” “our,” “us” or “the Company” include our consolidated subsidiaries, American Wholesale Book Company, Inc. (“American Wholesale”), booksamillion.com, inc., BAM Card Services, LLC, Preferred Growth Properties, LLC (“PGP”), PGP Florence, LLC, PGP Gardendale, LLC, PGP Fayetteville, LLC, PGP Jacksonville, LLC, PGP Jacksonville TC, LLC, Pickering Partners, LLC and Yogurt Mountain Holding, LLC.

Our periodic and current reports filed with the Securities and Exchange Commission (“SEC”) are made available on our website at www.booksamillioninc.com as soon as reasonably practicable. Our code of conduct and key committee charters are also available on our website. These reports are available free of charge to stockholders upon written request. Such requests should be directed to R. Todd Noden, our Executive Vice President and Chief Financial Officer. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http: //www.sec.gov.

Properties

Our bookstores are generally located either in enclosed malls or strip shopping centers. Our Yogurt Mountain stores are typically located in strip shopping centers as well, but some are located within our superstore locations. Substantially all of our stores are leased. Generally, these leases have terms ranging from three to ten years and require that we pay a fixed minimum rental fee and/or a rental fee based on a percentage of net sales together with certain customary costs (such as property taxes, common area maintenance and insurance). The Company owns the land and related property at the location of two of our retail stores.

The Company is a party to various legal proceedings incidental to its business. The Company accrues for costs related to these matters when a loss is probable and the amount of the ultimate liability can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there were no matters that required an accrual as of August 1, 2015, nor were there any asserted or unasserted claims for which material losses were reasonably possible.

From time to time, the Company enters into certain types of agreements that require the Company to indemnify parties against third party claims. Generally, these agreements relate to: (a) agreements with vendors and suppliers, under which the Company may provide customary indemnification to its vendors and suppliers in respect of actions that they take at the Company’s request or otherwise on its behalf, (b) agreements with vendors who publish books or manufacture merchandise specifically for the Company to indemnify the vendors against trademark and copyright infringement claims concerning the books published or merchandise manufactured on behalf of the Company, (c) real estate leases, under which the Company may agree to indemnify the lessors for claims arising from the Company’s use of the property and (d) agreements with the Company’s directors, officers and employees, under which the Company may agree to indemnify such persons for liabilities arising out of their relationship with the Company. The Company has Directors and Officers Liability Insurance, which, subject to the policy’s conditions, provides coverage for indemnification amounts payable by the Company with respect to its directors and officers up to specified limits and subject to certain deductibles.

The nature and terms of these types of indemnities vary. The events or circumstances that would require the Company to perform under these indemnities are transaction and circumstance specific. The overall maximum amount of obligations cannot be reasonably estimated. Historically, the Company has not incurred significant costs related to performance under these types of indemnities. No liabilities were recorded for these obligations on the Company’s balance sheet at each of January 31, 2015 and February 1, 2014, as such liabilities were not probable at such dates.

Family Acquisition Holdings, Inc.

Parent is a newly formed Delaware corporation organized in connection with the Merger. Parent was formed by the Anderson Family. As of the date hereof, Clyde B. Anderson is the sole director and officer of Parent. Parent has not engaged in any business other than in connection with the Merger and other related transactions.

Family Merger Sub, Inc.

Sub is a newly formed Delaware corporation. Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. As of the date hereof, Clyde B. Anderson is the sole director and sole officer of Sub. Sub has not engaged in any business other than in connection with the Merger and other related transactions.

The Merger Proposal

You are being asked to consider and vote upon a proposal to adopt the Merger Agreement which provides that at the closing of the Merger, Sub will be merged with and into the Company, and each outstanding share of Common Stock, par value $0.01 per share (the “Common Stock”), other than shares owned by the Company, Parent and Sub, including the Rollover Shares (as defined in “Special Factors-Certain Effects of the Merger”), and by holders of Common Stock who have properly demanded and not withdrawn appraisal rights under Delaware law (which shares of Common Stock we refer to as “dissenting shares”), will be converted into the right to receive $3.25 in cash per share, without interest (the “Merger Consideration”).

If the Merger is consummated, the Company will become a privately held company, wholly-owned by Parent. All of the Common Stock of Parent will be owned by the Purchaser Group Members.

Conditions to the Merger

The obligations of the Company, Parent and Sub to effect the Merger are subject to the fulfillment or waiver, at or before the effective time, of certain conditions including, among others, that:

•	the non-waivable majority of the minority stockholder approval has been obtained;

•	the Company stockholder approval has been obtained;

•	prior to the mailing of this proxy statement, the Board shall have received a favorable solvency opinion (the Board received such solvency opinion on August 27, 2015) from an independent appraisal or valuation firm, and at the closing of the Merger, the Board shall have received a bring-down as to the continued effectiveness of such solvency opinion from such valuation firm;

•	the Company shall have received the funding from the Company’s existing credit facility, in an amount sufficient to fund the aggregate Merger Consideration and the other payments to be made by the Company at the closing in connection with the Merger and related transactions (the “Contemplated Transactions”); and

•	with respect to the obligations of Parent and Sub to effect the Merger, the total number of dissenting shares does not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the certificate of merger.

Additional conditions to the Merger are listed in the section entitled “The Merger Agreement – Conditions to the Merger” beginning on page 73.

When the Merger Becomes Effective

We anticipate completing the Merger in the fourth quarter of 2015, subject to adoption of the Merger Agreement by the Company’s stockholders as specified herein, and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Based in part on the unanimous recommendation of the members of the Special Committee of independent directors that was established to evaluate and negotiate a potential transaction (which we refer to as the “Special Committee”), the Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) determined unanimously that the Merger Agreement and the Merger are advisable and are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders (other than Purchaser Group Members or Section 16 officers), including the unaffiliated stockholders. The Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) recommends unanimously that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 24. For descriptions of the fairness determinations made by the Special Committee, the Board and the Purchaser Group, see “Special Factors – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 24 and “Special Factors – Position of the Purchaser Group as to Fairness of the Merger” beginning on page 41.

The purpose of the Merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the $3.25 per share Merger Consideration (the “Merger Consideration”) in cash, representing a premium of 93% over the trading price for Common Stock on January 29, 2015, the date on which the Anderson Family initially proposed to acquire the Company, and a premium of 23% over the closing trading price on July 13, 2015, the last trading day before the public announcement of the signing of the Merger Agreement.

Opinion of Financial Advisor to the Special Committee

On July 13, 2015, Houlihan Lokey Capital, Inc. (which we refer to as “Houlihan Lokey”), the Special Committee’s financial advisor, orally rendered its opinion to the Special Committee (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated July 13, 2015, to the Special Committee) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement. For purposes of the opinion, (i) “Anderson Group” refers to the Anderson Family, Parent and Sub, (ii) “purchaser group” refers collectively to the Purchaser Group Members and (iii) “Company unaffiliated shares” refers to shares of Company common stock not held or beneficially owned by (A) the Company or (B) the purchaser group.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such), addressed only the fairness, from a financial point of view and as of July 13, 2015, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “Special Factors – Opinion of Financial Advisor to the Special Committee.”

Purposes and Reasons of Parent and Sub and the Purchaser Group Members for the Merger

The Purchaser Group Members believe that as a private company the Company will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

Position of the Purchaser Group as to Fairness of the Merger

Each of the Purchaser Group Members believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. Their belief is based on the factors described in “Special Factors – Position of the Purchaser Group as to Fairness of the Merger” beginning on page 41.

Certain Effects of the Merger

If the conditions to the closing of the Merger are either satisfied or waived, Sub will be merged with and into the Company, the separate corporate existence of Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, Common Stock, other than shares owned by the Company, Parent (including the Rollover Shares), Sub or holders of dissenting shares, will be converted into the right to receive $3.25 per share, without interest. Following the completion of the Merger, the Common Stock will no longer be publicly traded, and stockholders (other than the stockholders of Parent through their interest in Parent) will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards

Restricted Common Stock

Each share of Common Stock subject to restricted stock awards granted under the Company’s 2005 Incentive Award Plan, as amended on May 30, 2014 (the “Company Equity Plan”, which shares are also referred to as “restricted shares”) and outstanding immediately prior to the effective time will vest and become free of restrictions and be eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock, except that the Merger Consideration paid to such holders will be subject to any required withholding taxes, and will be paid by the surviving corporation.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and of the Board with respect to the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. In particular, the officers and directors who are Purchaser Group Members, together with the other Anderson Family members, will control the Company following the Merger. Interests of executive officers and directors other than the Anderson Family that may be different from or in addition to the interests of the Company’s stockholders include:

•	The vesting of their restricted Common Stock will be accelerated pursuant to the terms of the Merger Agreement, and (other than for shares subject to rollover agreements) they may receive cash payments in exchange for their restricted Common Stock pursuant to the Merger Agreement.

•	Certain executive officers may receive benefits under employment plans or employment agreements that could result from the Merger.

•	The Company’s executive officers as of the effective time of the Merger will become the initial executive officers of the surviving corporation.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52. The Special Committee and the Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the Merger.

No Solicitation

Pursuant to the Merger Agreement, the Company agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, the Company and its subsidiaries have agreed not to solicit or take any action to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal. However, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Board or an independent committee of the Board (including the Special Committee) determines in good faith that such proposals are or could be reasonably expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under such non-solicitation provisions of the Merger Agreement (other than any such breach caused by Parent, Sub, Clyde B. Anderson or Terrence C. Anderson) and, if the Board or Special Committee determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law.

The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement – Other Covenants and Agreements – No Solicitation” beginning on page 68.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of the Company stockholder approval and the majority of the minority stockholder approval. In addition, either the Company or Parent may terminate the Merger Agreement if, among other situations:

•	prior to the effective time, the Board or an independent committee of the Board (including the Special Committee) shall have effected a change-in-recommendation or publicly announced its intention to do so (provided that the right to terminate the Merger Agreement in this instance shall not be available to the Company unless the Company shall have paid, or concurrently reimburses Parent for certain expenses related to the Merger);

•	the Merger has not been completed by 11:59 p.m., Central Time, on December 15, 2015 (the “Termination Date”), provided that this termination right is not available to a party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Termination Date; or

•	the Company stockholder approval and the majority of the minority stockholder approval were not obtained at the special meeting of the Company’s stockholders (after taking into account any adjournment, postponement or recess of such special meeting), subject to certain exceptions.

Additional situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement – Termination.”

Expense Reimbursement Provisions

In the event that the Company or Parent terminates the Merger Agreement following a Board or Special Committee change-in-recommendation, or in the event that Parent terminates the Merger Agreement following a breach of any representation, warranty, covenant or agreement on the part of the Company, then the Company must pay the reasonable expenses of Parent incurred in connection with the Merger and the Contemplated Transactions, not to exceed $1 million. In the event that the Company or Parent terminates the Merger Agreement because the Company stockholder approval or the majority of the minority stockholder approval is not obtained, then the Company must pay up to $500,000 of such expenses to Parent. In the event that the Company terminates the Merger Agreement following a breach of any representation, warranty, covenant or agreement on the part of the Parent, then Parent must pay the reasonable expenses of the Company incurred in connection with the Merger and the Contemplated Transactions, not to exceed $1 million.

Specific Performance

Under certain circumstances, the Company and Parent are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Financing

The Company and Parent estimate that the total amount of funds (including rollover equity) required to complete the Merger and related transactions and pay related fees and expenses will be approximately $50 million. Parent expects this amount to be provided by a combination of proceeds from:

•	the rollover of the Common Stock held by the Purchaser Group Members;

•	drawdown of approximately $18 million from the Company’s existing credit facility;

The financing described above (each as described in “Special Factors – Financing”), as applicable, will provide Parent and Sub with sufficient proceeds to consummate the Merger.

Voting Agreement

In connection with the Merger, the Parent and the Anderson Family have entered into a Voting Agreement with the Company, through which the members of the Anderson Family have agreed to vote (or cause to be voted) all shares of Common Stock over which they have voting power (representing approximately 57.6% of the Company’s total outstanding voting power as of July 13, 2015) in favor of the adoption of the Merger Agreement. See “Agreements Involving Common Stock – Voting Agreement” beginning on page 76.

Rollover Agreements

In connection with the execution of the Merger Agreement, the Anderson Family entered into a Rollover Letter, dated as of the date of the Merger Agreement, with Parent (the “Rollover Letter”). Pursuant to the Rollover Letter, the Anderson Family will, immediately prior to the effective time of the Merger, contribute of all their shares of Common Stock to Parent in exchange for equity interests in Parent. Subsequent to the execution of the Merger Agreement, the Management Rollover Stockholders entered into rollover agreements with Parent (each, a “Management Rollover Agreement”). Pursuant to each Management Rollover Agreement, each Management Rollover Stockholder will, immediately prior to the effective time of the Merger, contribute all of his shares of Common Stock (including restricted shares) to Parent in exchange for equity interests in Parent.

Material U.S. Federal Income Tax Consequences of the Merger

If you are a U.S. holder, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Special Meeting

9:00 a.m., Central Time, on December 8, 2015, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211.

Record Date and Quorum

The holders of record of the Common Stock as of the close of business on October 20, 2015 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Votes

Merger Agreement

The affirmative vote of the holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. In addition, the Merger Agreement contains the non-waivable majority of the minority approval condition. A failure to vote your shares of Common Stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Compensation Payable to Named Executive Officers in Connection with the Merger; Adjournment

The compensation proposal and the adjournment proposal each requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Litigation

On July 28, 2015, a purported stockholder of ours filed a putative class action lawsuit in the Delaware Court of Chancery against us, our directors, Parent, and Sub. The lawsuit, which we refer to as the Vance Complaint, is captioned: Susan Vance, Individually and on behalf of all others similarly situated, v. Books-A-Million, Inc., Clyde B. Anderson, Ronald G. Bruno, Ronald J. Domanico, Edward W. Wilhelm, Terrence C. Anderson, Family Acquisition Holdings, Inc., and Family Merger Sub, Inc., Civil Action No. 111343-VCL. The Vance Complaint asserts that our board of directors breached their fiduciary duties in agreeing to the Merger, and that the Company, Parent, and Sub aided and abetted in the alleged breaches of fiduciary duties. The Vance Complaint seeks to enjoin the Merger and an award of money damages. Although it is not possible to predict the outcome of litigation matters with certainty, we and our directors believe that the claims raised by the purported stockholder are without merit, and we intend to defend the case vigorously.

On October 1, 2015, a purported stockholder of ours filed a putative class action lawsuit in the Delaware Court of Chancery against our directors, certain of our officers, Parent, and Sub. The lawsuit, which we refer to as the Rousset Complaint, is captioned: Jean-Marc Rousset, On Behalf of Himself and All Others Similarly Situated, v. Clyde B. Anderson, Terrence C. Anderson, Ronald G. Bruno, Ronald J. Domanico, Edward W. Wilhelm, Terrance G. Finley, R. Todd Noden, James F. Turner, Family Acquisition Holdings, Inc., and Family Merger Sub, Inc., Civil Action No. 11559-VCL. The Rousset Complaint asserts that Clyde B. Anderson and Terrence C. Anderson, both as directors and purported controlling stockholders, the rest of our board of directors, and certain of our officers breached their fiduciary duties in agreeing to the Merger, and that the Parent and Sub aided and abetted in the alleged breaches of fiduciary duties. The Rousset Complaint seeks an award of money damages. Although it is not possible to predict the outcome of litigation matters with certainty, we and our directors believe that the claims raised by the purported stockholder are without merit, and we intend to defend the case vigorously.

Rights of Appraisal

Under Delaware law, holders of our Common Stock who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to as the “DGCL,” will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the Merger Consideration if the Merger is completed. This value could be more than, the same as, or less than the Merger Consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to the Company prior to the vote on the proposal to approve and adopt the Merger Agreement, must not vote in favor of the proposal to approve and adopt the Merger Agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What will I receive in the Merger?

A:	If the Merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $3.25 in cash, without interest, for each share of Common Stock that you own. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger;

•	to approve the adjournment of the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Board recommend that I vote?

A:	Based in part on the unanimous recommendation of the Special Committee, the Board (other than Clyde B. Anderson and Terrence C. Anderson, who recused themselves from the vote of the Board) recommends unanimously that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger; and]

•	“FOR” the proposal regarding adjournment from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval.

You should read “Special Factors – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 24 for a discussion of the factors that the Special Committee and the Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52.

Q:	What effects will the Merger have on Books-A-Million?

A:	The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “BAMM.” As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly-owned by Parent.

Following the consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the Securities and Exchange Commission (“SEC”). In addition, upon the consummation of the Merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What will happen if the Merger is not consummated?

A:	If the Merger is not consummated for any reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company and the Company’s Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay Parent and Sub certain expenses, up to a maximum of $1 million, if the Merger Agreement is terminated.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger?

A:	The approval of this proposal is not a condition to the completion of the Merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that will or may be made to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the Internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the per share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?

A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at 402 Industrial Lane, Birmingham, Alabama 35211, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?

A:	If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of Common Stock after the record date but before the special meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the special meeting.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Okapi Partners LLC, which is acting as the proxy solicitation agent and information agent in connection with the Merger.

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Call Toll-Free: 855-305-0855

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among the Special Committee, members of our management or the Special Committee’s representatives and other parties with respect to the Merger.

The members of the Anderson family are descendants of Clyde Anderson, who started the Company in 1917. Since the completion of the initial public offering of our Common Stock in 1992, members of the Anderson family have beneficially owned shares of our Common Stock representing a majority of the outstanding voting power.

As part of the continuous evaluation of our businesses and plans, our Board and senior management regularly consider a variety of potential strategic options and transactions, all in a continued effort to enhance stockholder value. Over the past four years, in view of industry and market conditions, our business and financial performance and the relatively limited trading volume of our stock, our Board focused on and considered potential strategic alternatives presented or available to us, as well as the opportunities and risks associated with our continuing to operate as an independent company.

On June 6, 2011, at the direction of our Board, our financial advisor at that time began contacting 17 potential strategic and financial buyers regarding a prospective transaction involving the Company, including a merger, a sale or other disposition of all or a material portion of the Company’s assets, or a restructuring, recapitalization or similar transaction. The Board’s interest in exploring a prospective transaction at that time was motivated by (i) recent mergers and acquisition activity in the retail sector and (ii) uncertainty about the future of the retail book selling business in light of the emergence of disruptive technologies in the publishing space. In connection with these preliminary discussions, Clyde B. Anderson informed the Board that he believed the Anderson Family was open to different structures, which might include a complete sale of the Company. Of the 17 potential buyers, only one, Party X, submitted a preliminary non-binding indication of interest. Party X ultimately declined to pursue that potential transaction.

On April 28, 2012, our Board received a proposal from the Anderson Family, to pursue a potential negotiated acquisition of the shares of Company common stock not already owned by them for $3.05 per share in cash. The Anderson Family arrived at its initial bid proposal of $3.05 per share in 2012 to reflect a premium of approximately 20% over the closing price of the Company’s common stock on the trading day prior to such bid and 13% over the average closing price of the Company’s common stock for the past 90 trading days prior to the date of such bid. A special committee of our Board, appointed to negotiate the terms of the potential acquisition, rejected this proposal because that special committee belived that the Anderson Family’s offer undervalued the Company. Following negotiations during which that special committee requested that the Anderson Family increase their proposed price, the Anderson Family withdrew their proposal on July 17, 2012 and ceased further communications with that special committee.

During the summer of 2013, Party Y approached the Company to discuss potentially pursuing a transaction involving the Company. A confidentiality agreement was entered into between the Company and Party Y and related entities on August 22, 2013. Party Y visited the Company and its facilities on September 23, 2013. On September 24, 2013, after discussions with Clyde B. Anderson, Party Y submitted a non-binding indication of interest to Clyde B. Anderson to acquire only the shares of the Company held by the Anderson Family for $3.30 per share in cash, subject to various conditions, including that Company shares held by the Company’s management be rolled over into equity of the acquiring entity. Party Y indicated that it might be willing to consider an acquisition of all of the Company’s outstanding shares and also noted that it intended to cause the Company to sell its real estate holdings following the closing of a transaction. On October 4, 2013, Clyde B. Anderson informed our Board of the status of discussions between the Anderson Family and Party Y concerning Party Y’s interest in acquiring the Anderson Family’s shares of Common Stock.

On October 22, 2013, Clyde B. Anderson informed the Board that Party Y reaffirmed its interest in potentially acquiring 100% of the shares of the Company, and the Board subsequently directed the Company’s management to engage in discussions with Party Y. Clyde B. Anderson also participated in those discussions and Clyde B. Anderson and the Company’s General Counsel kept our Board informed on the progress of these discussions. The Company began to question the seriousness of the discussions when Party Y did not retain an investment banking firm, and its advisors did not engage in discussions with the Company’s advisors, and Party Y made no visible efforts to conduct diligence. Based on this, on December 3, 2013, Clyde B. Anderson informed the Board that discussions with Party Y would be discontinued.

Discussions with Party Y commenced again in early 2014 and Party Y indicated that it was now proposing $4.15 per share for all outstanding shares of the Company, not just the shares held by the Anderson Family, but only for the retail trade and electronic commerce trade segments. The proposal indicated that the buyer did not have sufficient capital to acquire the whole business. This was reported to the Board on February 14, 2014. On March 24, 2014, Party Y (under a new fund name) submitted another non-binding indication of interest to Clyde B. Anderson to acquire 100% of the shares of the Company for $4.15 per share in cash, subject to various conditions, including that the Anderson Family agree to provide a backstop commitment to acquire the Company’s real estate holdings for at least $19 million and to acquire certain other assets of the Company for approximately $2.8 million. In response, Clyde B. Anderson informed Party Y that he would submit the proposal to the Board, but he was putting the Board on notice that the Anderson Family, as stockholders, would not support this proposal which relied on a backstop from the Anderson Family. On April 1, 2014, Clyde B. Anderson informed the Board of the proposal and the Anderson Family’s position as stockholders.

On April 16, 2014, Party Y, the Company’s General Counsel and members of the Anderson Family met in person in New York, New York. Following that meeting, on April 18, 2014, Party Y submitted a final non-binding indication of interest to acquire 100% of the Company for $4.21 per share in cash, subject to the conditions listed above. Clyde B. Anderson presented the terms of this final non-binding indication of interest to our Board on April 28, 2014. Following discussion, our Board unanimously resolved to terminate discussions with Party Y given, among other things, Party Y’s lack of substantial assets of its own, and its apparent inability to identify any source to finance the transaction in full, the Anderson Family’s unwillingness to sell their shares of the Company, Party Y’s reliance on the Anderson Family committing to acquire the Company’s real estate holdings for at least $19 million and the Anderson Family’s unwillingness to do so.

On January 29, 2015, our Board received a proposal from the Anderson Family to pursue a potential negotiated acquisition of the shares of Company common stock not already owned by them for $2.75 per share in cash. The Anderson Family’s initial bid proposal of $2.75 per share in 2015 was lower than the 2012 initial bid due to the decline in the trading price of the Company’s common stock. The $2.75 proposal reflected a premium of approximately 64% over the closing price of the Company’s common stock on the date of the 2015 bid and 65% over the average closing price of the Company’s common stock for the past 90 trading days prior to the date of the 2015 bid. The proposal stated, among other things, that the Anderson Family would not move forward with the proposal unless it was approved by a special committee of independent directors and approved by a non-waivable majority-of-the-minority vote of the Company’s stockholders. In addition, the proposal stated that the Anderson Family was interested only in acquiring the outstanding shares of Company common stock that they did not already own, and that they were not interested in selling their shares of Company common stock to a third party or in any merger or other strategic transaction involving any third party. The Company publicly disclosed this proposal on a Current Report on Form 8-K filed on January 30, 2015. In this section, this proposal from the Anderson Family is sometimes referred to as the “proposal” and the transaction resulting from such proposal is sometimes referred to as the “potential transaction”.

On January 30, 2015, our Board met telephonically to discuss the proposal. Following discussion, our Board concluded that it was in the best interests of the Company and the Company’s stockholders, and specifically, the Company’s stockholders not affiliated with the Anderson Family, to form a special committee of independent directors to review, evaluate and negotiate the potential transaction. Our Board then created the Special

Committee consisting of Edward W. Wilhelm, Ronald Bruno and Ronald J. Domanico. The Special Committee was authorized to retain independent legal advisors and independent advisors, establish such rules and procedures as it may deem appropriate to the conduct of the meetings of the Special Committee and to do all such acts and things, execute such documents and instruments as may be necessary to carry out its mandate, and take all such other actions as the special committee shall consider necessary or appropriate to carry out its mandate. The Board noted that it was designating the Special Committee so that it could begin functioning immediately, with the understanding that the members of the Special Committee would work with independent legal counsel of their choosing to propose superseding resolutions setting out the Special Committee’s mandate in more detail.

On January 30, 2015, the Special Committee met telephonically and discussed, among other things, its process for the selection of independent legal advisors. Following discussion, the Special Committee decided to invite two law firms to make written proposals to present to the Special Committee.

On February 2, 2015, the Special Committee met telephonically and reviewed, among other things, written proposals from each of the law firms invited to make such proposals. The Special Committee then telephonically interviewed each of the law firms.

On February 3, 2015, after King & Spalding confirmed that it had no actual or potential conflicts of interest with respect to the engagement, the Special Committee selected King & Spalding LLP to serve as its independent legal advisor.

On February 5, 2015, the Special Committee, along with representatives from King & Spalding, met telephonically to discuss the process by which the Special Committee would evaluate the proposal, including the engagement of a financial advisor. The Special Committee also elected Mr. Wilhelm as chair of the Special Committee.

On February 6, 2015, the Special Committee (with Mr. Bruno not in attendance), along with representatives from King & Spalding, met telephonically to discuss the results of a conversation among Mr. Bruno and representatives from King & Spalding regarding the standards of independence for members of a special committee. After discussion, the Special Committee (with Mr. Bruno not in attendance) determined that, even though Mr. Bruno had been determined to be independent under the rules of NASDAQ and is a member of the audit committee of our Board, given that Mr. Bruno has social and civic relationships with the Anderson Family, it would be preferable for the independence of the Special Committee if Mr. Bruno did not serve on the Special Committee. Mr. Bruno concurred with the determination of the other members of the Special Committee and resigned from the Special Committee effective February 6, 2015.

On February 10, 2015, the Special Committee, along with representatives from King & Spalding, met telephonically to discuss, among other things, the process for the selection of an independent financial advisor and interest from certain third parties (other than the Anderson Family) in potentially exploring a negotiated transaction with the Company, including the continued interest of Party Y as well as interest from Party Z, whose counsel had contacted King & Spalding following public disclosure of the proposal.

On February 16, 2015, the Special Committee formally engaged Morris, Nichols, Arsht & Tunnell LLP to serve as its independent legal counsel with respect to Delaware law issues after Morris Nichols confirmed that it had no actual or potential conflicts of interest with respect to the engagement.

Throughout the week of February 16, 2015, the Special Committee, along with representatives from King & Spalding, met telephonically and interviewed three potential financial advisors. Following the conclusion of all of the interviews, the Special Committee met telephonically on February 23, 2015 to discuss the proposals from each of the three investment banks. After discussion, the Special Committee selected Houlihan Lokey as its independent financial advisor after considering, among other things, Houlihan Lokey’s qualifications. The Special Committee also considered Houlihan Lokey’s past transaction advisory services to an entity affiliated with the Anderson Family (other than the Company) in 2012 and 2013 for which services Houlihan Lokey and certain of its affiliates received aggregate fees of approximately $260,000. In view of the immateriality of the amount of these fees to Houlihan Lokey, as well as the considerable amount of time that had elapsed since Houlihan Lokey’s past transaction advisory services to such entity, the Special Committee determined that these past services would not present an actual or potential conflict of interest with respect to Houlihan Lokey’s engagement as the Special Committee’s financial advisor.

On February 24, 2015, representatives from King & Spalding, on behalf of the Special Committee, forwarded to our general counsel resolutions setting out in detail the Special Committee’s mandate. Pursuant to those resolutions, the Special Committee was authorized to conduct the evaluation and negotiation of the potential transaction, evaluate and negotiate the terms of any proposed definitive or other documents in respect of the proposal (subject to the approval of our Board), report its recommendations and conclusions to our Board, including a determination and recommendation as to whether the proposal was fair, advisable and in the best interest of the Company and the Company’s stockholders, and specifically the Company’s stockholders not affiliated with the Anderson Family, investigate the Company and the proposal, review, evaluate and, if necessary, negotiate other strategic options available to the Company, determine, in its sole discretion, to elect not to pursue the proposal and to retain its own independent legal and financial advisors at the Company’s expense. The resolutions also authorized the Special Committee to review, evaluate and negotiate other strategic options available to the Company. In addition, the resolutions stated that the Board would not approve the proposal without a favorable recommendation from the Special Committee. The full board subsequently adopted such resolutions by written consent.

On March 4, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the process by which Houlihan Lokey would gather information from the Company and to discuss a preliminary timeline for evaluating the proposal.

During the weeks of March 9, 2015 and March 16, 2015, financial and business information was provided to the Special Committee’s financial advisor, Houlihan Lokey, including certain third-party prepared real estate appraisals relating to the Company’s properties (which appraisals had been prepared by an independent valuation firm during 2013 and 2014 in connection with third-party financing being provided to the Company with respect to those properties), and the Special Committee evaluated the potential strategic benefits of the potential transaction.

On March 9, 2015, the Special Committee met telephonically with representatives from King & Spalding and Houlihan Lokey to discuss the process and next steps with respect to evaluating the proposal. At this meeting, representatives from Houlihan Lokey also updated the Special Committee regarding a telephone conversation among representatives of Houlihan Lokey and advisors to Party Z, during which such advisors reiterated Party Z’s interest in exploring a potential strategic transaction with respect to the Company.

On March 16, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically for an update from Houlihan Lokey with respect to its ongoing financial review of the Company. The Special Committee also discussed Party Y’s previous interest in 2013 and 2014 in acquiring shares of the Company. As noted above, one of the conditions of Party Y’s proposal in 2013 and 2014 was that the Anderson Family sell all of the shares owned by them and commit to acquire the Company’s real estate holdings for at least $19 million, both of which the Anderson Family was unwilling to do. Representatives from Houlihan Lokey also informed the Special Committee that Houlihan Lokey had received a call from Party X in which Party X expressed general interest in the Special Committee’s current process.

On March 23, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to receive an update regarding the status of Houlihan Lokey’s financial review of the Company. The Special Committee also discussed the strategic rationale for the potential transaction and the ability of the Anderson Family to finance the potential transaction through the use of the Company’s credit facility.

On March 31, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss Houlihan Lokey’s continued financial review of the proposal. The Special Committee noted that our Board had discussed projections prepared by the Company’s management in the ordinary course and provided to Houlihan Lokey. The Special Committee confirmed for Houlihan Lokey that the projections provided to Houlihan Lokey remained unchanged after review and discussion by our Board and that such projections were appropriate for Houlihan Lokey’s use and reliance in connection with its analyses. The Special Committee and its advisors also discussed the process by which Houlihan Lokey should contact certain third parties, other than the Anderson Family, which previously had expressed interest in exploring a transaction with the Company, including Party X, Party Y and Party Z, in order to confirm if such parties expected to submit a formal proposal with respect to a transaction with the Company.

During the weeks of March 30, 2015 and April 6, 2015, Houlihan Lokey continued to conduct a financial review of the Company and the proposal and contacted, in accordance with the directives of the Special Committee, Party X, Party Y and Party Z to confirm if such parties planned on submitting formal proposals with respect to a transaction with the Company.

On April 15, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically. Houlihan Lokey provided the Special Committee with a preliminary financial analysis of the Company, including the various methodologies used, and an overview of recent trading prices of Company common stock and the Company’s historical and projected financial data. Houlihan Lokey also discussed with the Special Committee the Anderson Family’s proposed financing for the Merger using the Company’s existing credit facility. Houlihan Lokey and the Special Committee reviewed several alternatives to the potential transaction, including the issuance by the Company of a special dividend pro rata to all of the Company’s stockholders through additional borrowings under the Company’s credit facility, a leveraged buyout and a transaction with a third party other than the Anderson Family. At this meeting, the Special Committee also received an update regarding the contacts made to third parties other than the Anderson Family. Representatives from Houlihan Lokey noted that Party Y indicated that it had planned to submit an indication of interest as early as the beginning of the week of April 19, 2015, Party Z had not submitted a proposal regarding a transaction, and Party X informed Houlihan Lokey that it was unlikely to pursue a transaction with the Company. Following this discussion, the Special Committee and its advisors discussed the strategy for responding to the proposal following the receipt of indications of interest (if any) from third parties other than the Anderson Family.

On April 22, 2015, King & Spalding called Munger, Tolles & Olson LLP, legal counsel to the Anderson Family, to inform them of other potential interest in the Company.

Also on April 22, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically so that Houlihan Lokey could provide the Special Committee with an update regarding its contacts, at the Special Committee’s direction, with third parties other than the Anderson Family. Representatives from Houlihan Lokey noted that while Party Z had reiterated its interest in exploring a strategic transaction with the Company, Party Z had not yet responded to repeated inquiries about whether it planned to submit a written proposal. Representatives from Houlihan Lokey also informed the Special Committee that Party Y had submitted a draft non-binding indication of interest to Houlihan Lokey (which was subsequently provided to the Special Committee) proposing to acquire 100% of the Company for $4.21 per share in cash conditioned on, among other things, Party Y’s completion of due diligence on the Company, the transaction being financed using the Company’s existing credit facility and the Company agreeing to include a “no-shop” provision in the definitive documentation for the transaction with Party Y that would prohibit the Company from, among other things, soliciting additional offers to acquire the Company. Representatives from Houlihan Lokey also indicated that Houlihan Lokey had received an inbound call from an employee of the family office of the Anderson Family (the “Anderson Family Representative”) in which the Anderson Family Representative reiterated that the Anderson Family was only interested in acquiring all of the shares of the Company not already owned by them and was not interested in selling any of their shares of the Company. The Special Committee discussed Party Y’s draft non-binding indication of interest and the call from the Anderson Family Representative and directed representatives from Houlihan Lokey to provide Party Y’s draft non-binding indication of interest to the Anderson Family Representative.

On April 24, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss, among other things, the potential proposal from Party Y, including the draft non-binding indication of interest, and the fact that the Special Committee and its advisors had been informed that the Anderson Family continued to remain uninterested in selling their shares of the Company to any third party. Representatives from Houlihan Lokey noted that Party Z had not submitted a written proposal regarding a strategic transaction with the Company and had not indicated that it planned to submit any such proposal. The Special Committee considered, among other things, the absence of written proposals from third parties other than the Anderson Family and Party Y, and directed its advisors to continue analyzing the proposal. The Special Committee also directed Houlihan Lokey to contact Party Y to inquire whether Party Y would consider making a minority investment in the Company.

On April 28, 2015, in accordance with the directives of the Special Committee, representatives from Houlihan Lokey contacted Party Y to inquire whether Party Y would consider a minority position in the Company (which could be effected by purchasing all of the publicly held shares of the Company through a tender offer). Party Y indicated that it was only interested in acquiring a controlling stake in the Company.

On April 29, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss a potential response to the proposal. The Special Committee and its advisors discussed various preliminary financial analyses performed by Houlihan Lokey, including the assumptions underlying those methodologies and the results of such analyses in comparison to the proposal. The Special Committee considered, among other things, how the proposal compared to the current and historical trading price of the Company common stock and the fact that the Anderson Family repeatedly had confirmed that they were not interested in selling any shares of the Company owned by them. After weighing the advantages and disadvantages of various approaches to formulating a response (or no response) to the proposal, the Special Committee unanimously agreed to reject the proposal and instead make a counterproposal that the Anderson Family acquire the shares of the Company not already owned by them for $3.36 per share in cash. In weighing these advantages and disadvantages, the Special Committee considered making no response to the Anderson Family’s proposal, but concluded, after taking into account, among other factors, the limited trading volume of the Company common stock, the Special Committee’s familiarity and understanding of the Company’s business and competitive dynamics impacting the Company, and the Company’s financial performance and prospects as projected by the Company’s management, that responding with a counterproposal would be in the best interests of the Company and the Company’s stockholders not affiliated with the Anderson Family to provide the Company’s stockholders with certainty of value and liquidity. In light of the foregoing, the Special Committee determined to present a counterproposal that the Anderson Family acquire the shares of the Company not already owned by them for $3.36 per share in cash. The Special Committee’s determination of the price of $3.36 per share in cash took into account, among other factors, the financial performance and prospects of the Company based on the projections provided by the Company’s management, the Special Committee’s evaluation of Houlihan Lokey’s preliminary financial analyses, the premium relative to the Company’s historical stock prices and the likelihood, subject to expected negotiations, of acceptance by the Anderson Family.

On April 30, 2015, in accordance with directives of the Special Committee, representatives from Houlihan Lokey conveyed the principal terms of the Special Committee’s counterproposal to the Anderson Family Representative.

On May 4, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically. The Special Committee’s advisors informed the Special Committee that they had not received any further communication from the Anderson Family or any other third parties with respect to a transaction with the Company.

Later that day, the Anderson Family Representative contacted Houlihan Lokey to convey the principal terms of the Anderson Family’s response to the Special Committee’s counterproposal, which were that the Anderson Family would be willing to offer $3.10 per share in cash, but only if the Anderson Family had the right (but not the obligation) not to close the potential transaction in the event that the holders of 5% or more of the outstanding shares of Company common stock exercised appraisal rights.

On May 5, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the Anderson Family’s revised offer. Representatives from Houlihan Lokey updated the Special Committee regarding their telephone conversation with the Anderson Family Representative on May 4, 2015, including the principal terms of the Anderson Family’s response. The Special Committee discussed the advantages and disadvantages of the Anderson Family’s revised proposal, the importance of transaction certainty and the potential impact of the appraisal rights condition requested by the Anderson Family. The Special Committee considered, among other things, how the revised proposal compared to the current and historical trading price of the Company common stock and the fact that the Anderson Family repeatedly had confirmed that they were not interested in selling any shares of the Company owned by them. The Special Committee also considered that any definitive documentation for the proposal would need to be approved by the holders of the majority of outstanding shares of Company common stock not beneficially owned by any Purchaser Group Members or Section 16 officers. After extensive discussion, the Special Committee unanimously agreed to reject the Anderson Family’s revised proposal and instead make a counterproposal that the Anderson Family acquire the shares of the Company not already owned by them for $3.25 per share without an appraisal rights condition. Later that day, in accordance with the directives of the Special Committee, representatives from Houlihan Lokey conveyed the principal terms of the Special Committee’s counterproposal to the Anderson Family Representative.

On May 7, 2015, the Anderson Family Representative contacted Houlihan Lokey to convey the principal terms of the Anderson Family’s response to the Special Committee’s counterproposal, which was that the Anderson Family would be willing to offer $3.25 per share in cash, but only if the Anderson Family had the right (but not the obligation) not to close the potential transaction in the event that the holders of 5% or more of the outstanding shares of Company common stock exercised appraisal rights. During this conversation, the Anderson Family Representative reiterated that the appraisal rights condition was very important to the Anderson Family to provide greater deal certainty and to limit the distraction and burden posed by potential appraisal rights proceedings.

Later that day, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the response from the Anderson Family to the Special Committee’s May 5, 2015 counterproposal. Representatives from Houlihan Lokey updated the Special Committee regarding their telephone conversation with the Anderson Family Representative on May 7, 2015, including the principal terms of the Anderson Family’s response. After discussing the advantages and disadvantages of the counterproposal, the Special Committee directed its advisors to contact the Anderson Family Representative to request that the Anderson Family remove the appraisal rights condition from their proposal. Later that day, in accordance with the directives of the Special Committee, representatives from Houlihan Lokey and King & Spalding conveyed this message to the Anderson Family Representative and Munger Tolles.

On May 11, 2015, the Anderson Family’s representatives contacted Houlihan Lokey to reiterate that the appraisal rights condition was very important to the Anderson Family and state that the Anderson Family interpreted the communications from the Special Committee’s advisors as rejecting the Anderson Family’s proposal.

Later that day, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the response from the Anderson Family Representative. The Special Committee and its advisors discussed the Anderson Family’s proposal as a whole, the appraisal rights process in Delaware and the importance of transaction certainty. The Special Committee unanimously agreed that its advisors should negotiate for an increase to the number of shares demanding appraisal to trigger the appraisal rights condition in order to reach an agreement, with such negotiation subject to the Special Committee’s final review and approval.

On May 12, 2015, representatives from King & Spalding and Houlihan Lokey discussed the appraisal rights condition, in accordance with the directives of the Special Committee, with representatives from Munger Tolles and the Anderson Family Representative. The Special Committee’s advisors relayed the Special Committee’s request that the threshold for the appraisal rights condition be increased from 5% to 10%. The Anderson Family Representative indicated that they would relay that proposal to the Anderson Family.

On May 13, 2015, the Anderson Family Representative confirmed that the Anderson Family would be willing to revise the proposal such that they would offer $3.25 per share in cash provided that the Anderson Family had the right (but not the obligation) not to close the potential transaction in the event that the holders of 10% or more of the outstanding shares of Company common stock exercised appraisal rights. Later that day, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the revised proposal. The Special Committee considered, among other things, the revised proposal in comparison to the current and historical trading price of Company common stock and the fact that the Anderson Family repeatedly had confirmed that they were not interested in selling any shares of the Company owned by them. The Special Committee and its advisors also discussed the revised proposal and the mechanics of the appraisal rights condition. Following this discussion, the Special Committee then unanimously approved proceeding with negotiations on the basis of the revised proposal and directed King & Spalding to contact Munger Tolles to discuss process and next steps.

On May 14, 2015, King & Spalding discussed the process for preparing a draft merger agreement with Munger Tolles. Munger Tolles and King & Spalding agreed that Munger Tolles would prepare and send to King & Spalding an initial draft merger agreement, as well as a draft of a rollover letter whereby the members of the Anderson Family would roll over all of their shares of Common Stock into a special purpose entity formed by the Anderson Family.

On May 21, 2015, Munger Tolles delivered an initial draft of the Merger Agreement to King & Spalding, which included, among other things, a “no-shop” covenant and a termination fee payable by the Company to the Anderson Family if the Merger Agreement were terminated under certain circumstances. Continuing into the week of May 25, 2015, representatives of King & Spalding and Morris Nichols revised the draft merger agreement.

On May 28, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically. Representatives from Houlihan Lokey provided the Special Committee with a general update regarding its contact with third parties other than the Anderson Family and noted that Party Y indicated that it remained interested in exploring a strategic transaction with the Company and that Houlihan Lokey had not received any further communication from Party Z. Representatives from King & Spalding then reviewed with the Special Committee a proposed revised draft of the Merger Agreement, noting that the Merger Agreement would include as a closing condition a requirement that the Merger Agreement be approved by the holders of the majority of outstanding shares of Company common stock not beneficially owned by any Purchaser Group Members or Section 16 officers. The Special Committee asked questions of King & Spalding throughout the presentation and suggested revisions to the Merger Agreement. The presentation summarized the provisions of the Merger Agreement. The Special Committee’s questions included inquiries regarding the mechanics of the Merger Agreement and how the draft from Munger Tolles compared to merger agreements in comparable transactions. The Special Committee suggested revisions to increase closing certainty of the transaction, including revisions to the representations and warranties, interim operating covenants and termination provisions of the Merger Agreement. The Special Committee directed that King & Spalding send the revised Merger Agreement to Munger Tolles as soon as King & Spalding incorporated the Special Committee’s revisions to the Merger Agreement.

On May 29, 2015, representatives from King & Spalding sent the revised Merger Agreement to Munger Tolles. Later that day, Party Y sent a letter to Houlihan Lokey reaffirming Party Y’s interest in acquiring 100% of the shares of the Company at $4.21 per share in cash, subject to the conditions contained in its draft non-binding letter of intent discussed at the April 22, 2015 meeting of the Special Committee.

On June 2, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to update the Special Committee regarding the process. Representatives of Houlihan Lokey noted that Party Y placed an in-bound telephone call to Houlihan Lokey during which Party Y reiterated the message in its May 29, 2015 letter. The Special Committee noted that the Anderson Family continuously had noted that they were not interested in selling any shares of the Company owned by them. Representatives of King & Spalding also informed the Special Committee that there had been no further communication between King & Spalding and Munger Tolles since the distribution of the Merger Agreement on May 29, 2015.

On June 4, 2015, representatives from King & Spalding discussed certain provisions of the revised Merger Agreement with Munger Tolles. As a result of certain agreements reached during that call, on June 5, 2015, representatives from King & Spalding sent a revised Merger Agreement to representatives from Munger Tolles.

Throughout the weeks of June 8, 2015 and June 15, 2015, King & Spalding and Morris Nichols, as counsel to the Special Committee, and Munger Tolles continued to negotiate the terms of the Merger Agreement and the ancillary documentation to the Merger Agreement, including the voting agreement, which the Special Committee had requested in order to increase certainty of closing assuming the majority-of-the-minority vote condition is satisfied, and the rollover letter. Included in these negotiations were negotiations regarding the terms of the “no-shop” provision, the Company’s ability to consider alternative proposals, a potential termination fee payable by the Company to the Anderson Family if the Merger Agreement were terminated in certain circumstances and the conditions to closing.

On June 17, 2015, the Special Committee, along with representatives from King & Spalding, met telephonically to discuss the open points in the Merger Agreement and ancillary documentation to the Merger Agreement, including the voting agreement and the rollover letter, including certain proposals from Munger Tolles to resolve these points. The Special Committee and King & Spalding discussed replacing the termination fee payable by the Company to the Anderson Family with an expense reimbursement provision, requiring that the Anderson Family reimburse Company expenses under certain circumstances, certain compromises with respect to the “no-shop” provision and the inclusion of certain conditions to closing. The Special Committee directed its legal advisors to complete negotiations generally on those terms. Following this discussion, and continuing throughout the rest of the month of June, King & Spalding, Morris Nichols and Munger Tolles continued to negotiate the terms of the Merger Agreement and ancillary documentation to the Merger Agreement, including the voting agreement and the rollover letter.

Representatives from King & Spalding and Munger Tolles negotiated certain provisions and proposals with respect to the Merger Agreement between June 4, 2015 and June 17, 2015, which involved negotiations regarding the non-solicitation section, representations and warranties, interim operating covenants and termination provisions of the Merger Agreement.

On June 30, 2015, the Special Committee, along with representatives from King & Spalding and Houlihan Lokey, met telephonically to discuss the status of the negotiations. After providing the Special Committee with an update, representatives from King & Spalding reviewed with the Special Committee its fiduciary duties, certain corporate governance considerations and Delaware law matters, including certain solvency tests that may need to be satisfied in connection with the potential transaction given that the potential transaction would be financed through the use of the Company’s credit facility. Following this discussion, the Special Committee directed representatives from King & Spalding to discuss the potential cost of a third-party solvency opinion with the Company’s general counsel.

During the first week of July, representatives from King & Spalding and our general counsel discussed several alternatives with respect to a certification as to the Company’s solvency following consummation of the potential transaction. Following these discussions, the Company interviewed three independent financial firms to provide a third-party solvency opinion. Following these interviews, the Company solicited engagement paperwork from the Cappello Group, Inc. for review and approval by the Special Committee.

During the week of July 6, 2015 and over the weekend of July 11, 2015 and July 12, 2015, King & Spalding and Morris Nichols, as counsel to the Special Committee, and Munger Tolles and Richards Layton & Finger PA (whom the Anderson Family had retained to serve as its independent legal counsel with respect to Delaware law issues on June 22, 2015), as counsel to the Anderson Family, completed the negotiation of the terms of the Merger Agreement, including completing negotiations with respect to expense reimbursement by each party under certain circumstances (as opposed to a termination fee payable by the Company to the Anderson Family), the “no-shop” provision, the ability of the Company to consider alternative proposals, and certain closing conditions tied to the receipt of a third-party solvency opinion. During the weekend of July 11, 2015 and July 12, 2015, the Special Committee and the Board were provided copies of the final form of the Merger Agreement and the ancillary documentation to the Merger Agreement for their review. The Special Committee and its legal advisors also completed the negotiation of the terms of the ancillary documentation to the Merger Agreement, including the voting agreement and the rollover letter. The Special Committee subsequently approved the terms of the Merger Agreement and the ancillary documentation to the Merger Agreement. For a detailed summary of the Merger Agreement, please see “The Merger Agreement” on page 63 and for a detailed summary of the ancillary documentation, including the voting agreement and the rollover letter, please see “Agreements Involving Common Stock” on page 76.

On July 13, 2015, the Special Committee, along with its legal and financial advisors, met in person in Birmingham, Alabama and discussed, among other things, the status of negotiations with the Anderson Family. Representatives from King & Spalding reviewed with the Special Committee members their fiduciary duties in connection with the potential transaction, including, among other things, certain corporate governance considerations and Delaware law matters. The Special Committee then invited Mr. Bruno, as a member of our Board determined to be independent under the rules of NASDAQ and a member of the audit committee, to join the meeting to listen to presentations by, and discussions with, King & Spalding and Houlihan Lokey. Representatives from King & Spalding reviewed the principal terms of the Merger Agreement and the ancillary documentation to the Merger Agreement with the Special Committee and Mr. Bruno. The Special Committee, Mr. Bruno and representatives from King & Spalding also discussed that the Merger Agreement included a closing condition requiring that the Merger Agreement be approved by the holders of the majority of outstanding shares of Company common stock not beneficially owned by Purchaser Group Members or Section 16 officers. Throughout that presentation, the Special Committee, Mr. Bruno and representatives from King & Spalding discussed various aspects of the potential transaction and various provisions of the Merger Agreement and ancillary documentation to the Merger Agreement. Representatives from Houlihan Lokey noted that Party Z had not submitted a proposal with respect to a strategic transaction involving the Company and that, other than Party Y, no other party had contacted or submitted to Houlihan Lokey an alternative proposal to purchase the publicly held shares of the Company. The Special Committee concluded that the proposal from Party Y was not viable for various reasons, including the conditions imposed and the fact that the Anderson Family would be required to sell their ownership interest in the Company under Party Y’s proposal (which the Anderson Family had confirmed that they were unwilling to do). Also at this meeting, at the Special Committee’s request, Houlihan Lokey reviewed with the Special Committee its financial analysis of the Merger Consideration and delivered an oral opinion, confirmed by delivery of a written opinion dated July 13, 2015, to the Special Committee to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement was fair to such holders from a financial point of view.

The Special Committee then invited our chief financial officer to join the meeting to discuss the proposed engagement of Cappello Group, Inc. as a valuation firm in order to render a solvency opinion in accordance with the Merger Agreement. The Special Committee and our chief financial officer discussed the proposed terms of the Cappello Group, Inc. engagement letter and the rationale for our chief financial officer’s recommendation to engage the Cappello Group, Inc. as the valuation firm and reviewed the proposals made by two other valuation firms. Mr. Bruno, representatives from Houlihan Lokey and our chief financial officer were then excused.

Following a review of the negotiations and discussions regarding the potential transaction, the Special Committee expressed its unanimous view that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were in the best interest of the Company and its stockholders (other than Purchaser Group Members and Section 16 officers) and thus that it would recommend approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company’s Board. For the basis of the Special Committee’s determination in this regard, please see “Special Factors – Reasons for the Merger; Recommendation of the Special Committee – Special Committee” on page 24.

Later on July 13, 2015, our Board met in person in Birmingham, Alabama to receive and discuss the Special Committee’s recommendation concerning the potential transaction. At this meeting, the Special Committee recommended to our Board that it approve the Merger Agreement and the transactions contemplated by the Merger Agreement. Following the Special Committee recommendation and its own deliberations, our Board determined (with Clyde B. Anderson and Terrence C. Anderson abstaining from the vote) the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interest of the Company’s stockholders (other than Purchaser Group Members and Section 16 officers) and thus resolved to recommend to the Company’s stockholders that they approve the adoption of the Merger Agreement and the Merger. For the basis of our Board’s determination in this regard, please see “Special Factors – Recommendation of the Board” beginning on page 28. Later that day on July 13, 2015, the Merger Agreement was executed by the Company and the special purpose entities formed by the Anderson Family, and the voting agreement was executed by the Company and the members of the Anderson Family. In addition, Family Acquisition Holdings, LLC and the members of the Anderson Family entered into the rollover letter on July 13, 2015.

On July 13, 2015, following the close of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and our Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders.

The Special Committee

The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated the Merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately five months, the Special Committee held 33 meetings and led negotiations with the Anderson Family. At a meeting held on July 13, 2015, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company’s stockholders (other than Purchaser Group Members or Section 16 officers). The Special Committee also unanimously recommended that our Board (i) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company’s stockholders (other than Purchaser Group Members and Section 16 officers); (ii) approve the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) resolve to recommend that the stockholders of the Company approve the adoption of the Merger Agreement and the Merger; (iv) approve the transactions contemplated by the Merger Agreement, including the Merger, for purposes of Section 203 of the Delaware General Corporation Law, and any and all similar applicable state statutes; (v) approve the execution, delivery and performance of the Merger Agreement and the ancillary documentation to the Merger Agreement by the parties thereto for purposes of Section 203 of the DGCL and any and all “control share acquisition” anti-takeover, “interested stockholder” or other similar applicable state statutes; and (vi) determine that the Company should retain Cappello Group, Inc. to serve as the valuation firm for purposes of delivering a solvency opinion.

In evaluating the Merger, the Merger Agreement, and the other transactions and agreements contemplated thereby, the Special Committee consulted with the Special Committee’s independent legal and financial advisors, consulted with our management and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•	the fact that, as a condition to the closing of the Merger, the Merger Agreement must be adopted by our stockholders, including the holders of the majority of outstanding shares of Common Stock not beneficially owned by Purchaser Group Members or Section 16 officers, which allows for an informed vote by the stockholders on the merits of the Merger;

•	the fact that the Merger Consideration consists solely of cash, providing our stockholders with certainty of value and liquidity upon consummation of the Merger, particularly in light of the relatively limited trading volume of our stock;

•	recent and historical market prices for our Common Stock, as compared to the Merger Consideration, including the fact that the Merger Consideration of $3.25 per share represents an approximate premium of:

•	93% over the trading price for our Common Stock on January 29, 2015, the date on which certain Purchaser Group Members initially proposed to acquire the Company;

•	23.1% to the $2.64 closing price per share of our Common Stock on July 13, 2015, the last trading day before public announcement of the Merger Agreement;

•	15.2% to the $2.82 volume weighted average price per share of our Common Stock for the 30-day period ended July 13, 2015;

•	15.7% to the $2.81 volume weighted average price per share of our Common Stock for the 90-day period ended July 13, 2015; and

•	38.3% to the $2.35 volume weighted average price per share of our Common Stock for the 180-day period ended July 13, 2015.

•	the fact that the Special Committee negotiated an increase in the Merger Consideration to $3.25 per share in cash from the Anderson Family’s initial proposal of $2.75 per share in cash on January 29, 2015, as described above under “Background of the Merger”;

•	the Special Committee’s belief, based on negotiations with the Anderson Family and their advisors, that the Anderson Family’s offer of $3.25 per share in cash was the highest per share consideration that the Anderson Family would be willing to offer;

•	the financial analysis reviewed by Houlihan Lokey with the Special Committee as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on July 13, 2015 (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated July 13, 2015, to the Special Committee) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which financial analysis and conclusion the Special Committee adopts as its own. See “ – Opinion of Financial Advisor to the Special Committee”;

•	The Special Committee’s independent legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly;

•	the Special Committee’s review of the structure of the Merger Agreement and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

•	the limited and customary conditions to the parties’ obligations to complete the Merger, the commitment by Parent and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the Merger and the transactions contemplated thereby, including all actions necessary to obtain applicable regulatory approvals, and their agreement to reimburse the Company’s expenses in an amount up to $1,000,000 in certain circumstances;

•	subject to compliance with the Merger Agreement and prior to the time our stockholders approve the proposal to adopt the Merger Agreement, the ability of our Board or an independent committee (or the Special Committee) to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if our Board or an independent committee (or the Special Committee) determines, after consultation with outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal;

•	the ability of our Board or an independent committee (or the Special Committee), subject to certain conditions, to change its recommendation that our stockholders adopt the Merger Agreement;

•	our ability to specifically enforce Parent’s and Sub’s obligations under the Merger Agreement in certain circumstances, including their obligation to consummate the Merger, subject to certain conditions being met; and

•	the customary nature of the representations, warranties and covenants of Parent and Sub in the Merger Agreement.

•	the availability of appraisal rights under Delaware law to our stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger. The Special Committee believes the following factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company’s minority stockholders:

Process of the Special Committee.

The Special Committee consisted solely of independent directors not affiliated with the Anderson Family. The Special Committee was provided a clear mandate to retain independent legal and financial advisors and to determine whether to proceed with a transaction with the Anderson Family and, if a decision was made to so proceed, to review and negotiate any such transaction. The Anderson Family required in its January 2015 offer approval of the Merger by the Special Committee before moving forward with the Merger. Moreover, our Board resolved that it would not approve or authorize a potential transaction involving the Company and the Anderson Family without the prior favorable recommendation of the Special Committee. The Special Committee met 33 times to evaluate the Anderson Family proposal, the Merger and related matters. During these meetings, the Special Committee extensively deliberated and discussed the advantages and disadvantages of the Merger.

Opinion of Financial Advisor to the Special Committee

The receipt by the Special Committee of Houlihan Lokey’s opinion, dated July 13, 2015, to the Special Committee as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which opinion was based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as further described in the section entitled “Special Factors – Opinion of Financial Advisor to the Special Committee” beginning on page 29.

Terms of the Merger Agreement

The terms and conditions of the Merger Agreement, including that the Company’s ability to terminate after December 15, 2015 if the Merger Agreement has not occurred prior to such date allows the Company to ensure that the Merger is consummated as negotiated by the Special Committee.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

•	the fact that, subsequent to completion of the Merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our stockholders (other than Purchaser Group Members) from participating in any value creation the business could generate, as well as any future appreciation in our value;

•	the fact that we would be obligated to reimburse Parent’s and Sub’s expenses in an amount up to $1,000,000 under certain circumstances and expenses in an amount up to $500,000 under other circumstances, including the impact of such expense reimbursement on the willingness of other potential acquirers to propose alternative transactions, although our Special Committee believed that such expense reimbursement was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire the Company following the announcement of the Merger;

•	the fact that we will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, we will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if our Board or an independent committee of the Board (including the Special Committee) determines in good faith that such proposals would reasonably be expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement (other than any such breach caused by Parent, Sub, Clyde B. Anderson or Terrence C. Anderson) and, if the Board or Special Committee determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

•	the fact that Parent’s and Sub’s obligations to consummate the Merger are subject to certain conditions, including that the total number of dissenting shares does not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the certificate of merger, and the possibility that such conditions may not be satisfied, including as a result of events outside our control;

•	the fact that if the Merger is not consummated:

•	our directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of our continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

•	the trading price of our Common Stock would likely materially decrease;

•	the potential negative effect of the pendency of the Merger on our business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of our management might choose not to remain employed with the Company prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•	the fact that under the terms of the Merger Agreement, we have agreed that we will conduct our business in the ordinary course consistent with past practices and use our reasonable best efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our current officers and key employees, and that subject to Parent’s consent, we will not take a number of specific actions related to the conduct of our business and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

•	the fact that our directors and officers may receive certain benefits that are different from, and in addition to, those of our other stockholders, as described in “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52;

•	the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

•	the fact that the Merger Consideration will be taxable to our taxpaying stockholders.

The Special Committee concluded that the potential benefits that it expected the Company stockholders (other than Purchaser Group Members and Section 16 officers) would achieve as a result of the Merger outweighed the risks and potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Special Committee based its recommendation on the totality of the information presented. Accordingly, the Special Committee has decided that it is in the best interest of the Company and the Company’s stockholders (other than Purchaser Group Members and Section 16 officers) to undertake the going private transaction at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Special Committee is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 57.

Recommendation of the Board

The Board consists of five directors. On July 13, 2015, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) on behalf of the Company:

•	determined unanimously that the Merger Agreement and the Merger are advisable and are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders (other than Purchaser Group Members or Section 16 officers), including the unaffiliated stockholders;

•	approved unanimously the Merger Agreement and the Merger; and

•	resolved unanimously to recommend that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

The Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) recommends unanimously that you vote “FOR” the adoption of the Merger Agreement.

Our Board believes, based on their considerations of the factors described above, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders. In adopting the Special Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders (other than Purchaser Group Members and Section 16 Officers), our Board consulted with outside financial and legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee’s ~~analysis in its~~ analyses and conclusions in their entirety.

The Company entered into the Merger Agreement at this time because it believes that, in light of the ongoing decline and continuing challenges facing the retail book-selling business, it will be challenging for the Company to compete as a public company. The Company believes that, as a private Company it will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Additionally, the consideration offered under the Merger Agreement represents a significant premium to the historical trading prices for Common Stock and is payable in cash, providing the Company’s stockholders (other than the Purchaser Group Members) an opportunity to receive a defined value for their shares of Common Stock. The Company believes that providing such liquidity to its stockholders at such a premium at this time is also in the best interests of its unaffiliated stockholders ~~(other than the Purchaser Group Members)~~.

Opinion of Financial Advisor to the Special Committee

On July 13, 2015, Houlihan Lokey orally rendered its opinion to the Special Committee (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated July 13, 2015, to the Special Committee) to the effect that, as of such date, the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such), addressed only the fairness, from a financial point of view and as of July 13, 2015, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed an execution version, provided to Houlihan Lokey on July 13, 2015, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections and other estimates (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company for the fiscal years ended January 31, 2016 through January 31, 2020;

•	reviewed certain third-party prepared real estate appraisals relating to the Company’s properties provided to Houlihan Lokey by the management of the Company;

•	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed relevant;

•	reviewed the current and historical market prices and trading volumes for Company common stock and the current and historical market prices and trading volumes of publicly traded securities of certain other companies that Houlihan Lokey deemed relevant;

•	reviewed a certificate addressed to Houlihan Lokey from the senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

For purposes of Houlihan Lokey’s analyses and opinion, Houlihan Lokey did not rely upon a comparison of the financial terms of the Merger to the financial terms of other transactions given, in the view of Houlihan Lokey, the lack of sufficient information or comparability with respect to other transactions with the Merger. Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, at the direction of the Special Committee, that the financial projections and other estimates (and adjustments thereto) utilized in Houlihan Lokey’s analyses were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. Houlihan Lokey also assumed, at the direction of the Special Committee, that the third-party prepared real estate appraisals relating to the Company’s properties that were provided to Houlihan Lokey and utilized in its analyses were reasonably prepared in good faith on bases reflecting the best currently available estimated and judgments of the preparer thereof with respect to the matters covered thereby. Houlihan Lokey expressed no opinion with respect to any such projections, estimates or appraisals utilized in its analyses or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there were no changes in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications. Houlihan

Lokey also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have had an effect on the Company or the Merger that otherwise would have been meaningful in any respect to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final executed Merger Agreement would not differ in any respect from the execution version of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the Company or any other party nor, except for certain third-party prepared real estate appraisals relating to the Company’s properties referred to above, was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of the Company or any other entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or any other entity was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any other entity was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey also did not express any opinion as to the price or range of prices at which shares of Company Common Stock will trade, or any other securities of the Company may be transferrable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion of a copy of its written opinion to the Special Committee as Annex B to this proxy statement. Under the terms of its engagement, Houlihan Lokey has acted as an independent contractor, not as an agent or fiduciary. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey’s opinion related to the fairness, from a financial point of view and as of the date of its opinion, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, without regard to any control, voting, liquidity or other rights or aspects which may distinguish such holders relative to the purchaser group or otherwise. Houlihan Lokey was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger (other than the consideration to the extent expressly specified in Houlihan Lokey’s opinion) or otherwise, including, without limitation, any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the Merger, any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last paragraph of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party or whether any alternative transaction might produce consideration for Company unaffiliated shares in an amount in excess of that contemplated by the Merger, including, without limitation, any alternative transaction or consideration contemplated by a third-party written indication of interest received by the Company following public announcement of the Anderson Group’s proposal to acquire the remaining shares of Company common stock it does not currently beneficially own, which indication of interest the Special Committee determined, after discussion with the Anderson Group, would not result in a transaction that could be consummated by the Company given the Anderson Group’s stated position that it was not willing to pursue alternative transactions, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments of the Special Committee, the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Merger or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses or otherwise reviewed for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the

Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee, the Board, management or any other party with respect to the Merger or the Merger Consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the Merger or that any given consideration constituted the only appropriate consideration for the Merger. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and the Anderson Group, and the decision for the Company to enter into the Merger Agreement was solely that of the Special Committee and the Board.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on July 13, 2015. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Introduction

In evaluating the Company from a financial perspective, Houlihan Lokey performed various financial analyses as more fully described below utilizing certain financial and operating metrics, as applicable, including:

•	Enterprise value – generally, the value as of a specified date of the relevant company’s equity market value plus debt outstanding and preferred stock and less cash and cash equivalents.

•	EBITDA – generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization.

•	Adjusted EBITDA – generally, the relevant company’s EBITDA, adjusted for certain non-recurring items.

In connection with its financial analyses, Houlihan Lokey considered certain publicly available information and information provided by the Company’s management relating to (a) the Company’s retail trade and electronic commerce trade businesses (collectively referred to as the “Retail Business”), taking into account the estimated present value of state-level net operating losses of the Company that the Company’s management expects to be utilized by the Company (collectively, the “Company NOLs”), and (b) the Company’s 94.9% ownership interest in Preferred Growth Properties, LLC (referred to as the “PGP Business”).

As part of its financial analyses relating to the Retail Business, Houlihan Lokey performed a selected companies analysis and discounted cash flow analysis utilizing internal financial forecasts and other estimates of the Company’s management. Such internal financial forecasts and other estimates provided by the Company’s management and utilized by Houlihan Lokey for purposes of these analyses reflected adjusted EBITDA and free cash flows for the Retail Business, excluding EBITDA and free cash flows from the PGP Business (based on financial information provided by the Company’s management), in order to provide a basis for a comparative analysis of the Company’s primary business operations. An estimated present value (as of July 10, 2015 and based on a discount rate of 15.5%), in the amount of approximately $1.0 million, of the Company NOLs that the Company’s management expects to be utilized by the Company was calculated based on internal financial forecasts and other estimates of the Company’s management, including an overall weighted average applicable state-level income tax rate of 6.6% as estimated by the Company’s management.

As part of its financial analyses relating to the PGP Business, Houlihan Lokey derived a range of approximate implied after-tax equity values for the Company’s 94.9% ownership interest in the PGP Business of $18.5 million to $24.2 million by utilizing certain third-party prepared real estate appraisals relating to the properties included in the PGP Business provided to Houlihan Lokey by the Company’s management, subtracting property-level debt (as of May 30, 2015) attributable to each property and adding the cash balance reflected on the balance sheet (as of May 30, 2015) of Preferred Growth Properties, LLC, as adjusted for after-tax gains, if any, with respect to such properties, based on internal estimates of the Company’s management. In the case of the Company’s Florence, Alabama, Fayetteville, North Carolina and Jacksonville, Florida properties, Houlihan Lokey utilized in its analyses selected reference ranges of approximately $16.7 million to $17.3 million, $4.0 million to $4.6 million and $5.4 million to $6.0 million, respectively. In the case of the Company’s Gardendale, Alabama property, which was under development at the time of the third-party appraisal for such property, Houlihan Lokey utilized in its analyses a selected reference range of approximately $18.8 million to $23.3 million, the high-end of which represented the appraised value for such property as reflected in the third-party prepared real estate appraisal for such property and the low-end of which represented an as-completed value, based on internal estimates of the Company’s management and utilizing the assumptions reflected in such third-party prepared real estate appraisal, taking into account a normalized fiscal year 2016 estimated net operating income for such property given that the as-completed square footage of such property was less than the projected square footage at the time of such appraisal.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of Company common stock and the common stock of the selected companies listed below as of July 10, 2015. Estimates of the future financial and operating performance of the Company relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on the Company’s public filings, internal financial forecasts and other estimates of the Company’s management and certain third-party prepared real estate appraisals as noted above. Estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available research analyst estimates, public filings and other publicly available information for those companies.

July 13, 2015 Financial Analyses

The financial analyses provided to the Special Committee on July 13, 2015, referred to as the July 13, 2015 financial analyses, included the following:

Selected Companies Analysis. Houlihan Lokey performed a selected companies analysis of the Company by reviewing selected financial and stock market data of the Company and the following five selected publicly traded companies in the entertainment products retail industry, referred to as the selected companies:

•	Barnes & Noble, Inc.

•	GameStop Corp.

•	Indigo Books & Music Inc.

•	Outerwall Inc.

•	Trans World Entertainment Corporation

The financial and stock market data reviewed, to the extent publicly available, included:

•	Enterprise value as a multiple of estimated latest 12 months (as of May 30, 2015) adjusted EBITDA; and

•	Enterprise value as a multiple of estimated next fiscal year 2016 adjusted EBITDA, as may have been calendarized to the Company’s fiscal year-end of January 31.

The overall low to high implied enterprise values observed for the selected companies were approximately $12.7 million to $5.022 billion and the overall low to high latest 12 months (as of May 30, 2015) adjusted

EBITDA and next fiscal year 2016 estimated adjusted EBITDA multiples observed for the selected companies were 1.4x to 6.2x (with a mean of 4.2x and a median of 4.5x) and 2.8x to 5.7x (with a mean of 4.6x and a median of 5.0x), respectively, as indicated below (data that was not publicly available has been designated as “NA”):

		Enterprise Value as a Multiple of Adjusted EBITDA
	Enterprise Value ($ in millions)	Latest 12 Months	Next Fiscal Year
Barnes & Noble, Inc.	$1,842.2	5.7x	5.7x
GameStop Corp.	$5,022.0	6.2x	5.7x
Indigo Books & Music Inc.	$12.7	1.4x	NA
Outerwall Inc.	$51.7	3.0x	2.8x
Trans World Entertainment Corporation	$2,171.8	4.5x	4.3x

Houlihan Lokey then applied selected ranges of latest 12 months (as of May 30, 2015) and next fiscal year 2016 estimated adjusted EBITDA multiples of 3.0x to 4.0x derived from the selected companies to corresponding data of the Retail Business. Implied per share equity values for the Company derived from such selected adjusted EBITDA multiples were calculated as total implied enterprise value plus the Company’s excess cash and cash equivalents as of May 30, 2015 (assuming, at the direction of the Company’s management, that all cash and cash equivalents consisted of operating cash) less total debt and other obligations as of May 30, 2015 (except outstanding debt under the Company’s revolving credit facility which was as of June 3, 2015), divided by the total number of fully diluted shares of Company common stock outstanding as of May 30, 2015, in each case based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated, after taking into account the approximate implied after-tax equity value range for the Company’s 94.9% ownership interest in the PGP Business and the estimated present value of the Company NOLs, the following approximate implied per share equity value reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range Based On Latest 12 Months Adjusted EBITDA	Merger Consideration
$2.64 - $4.15	$3.25

Implied Per Share Equity Value Reference Range Based On Next Fiscal Year 2016 Adjusted EBITDA	Merger Consideration
$2.69 - $4.21	$3.25

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the 205-day period ending January 31, 2016 through the full fiscal year ending January 31, 2020 based on internal estimates of the management of the Company as summarized by the Company under “—Projected Financial Information.” The implied terminal value of the Company was derived by applying to the Company’s terminal year unlevered free cash flows a selected range of perpetuity growth rates of 0% to 3.0% derived based on Houlihan Lokey’s professional judgment and taking into account, among other factors, internal financial forecasts and other estimates of the Company’s management, the Company’s historical financial performance, prospects for certain retail bookstore industry participants, the industry outlook for book retailers and trends in the general economy. Present values (as of July 10, 2015) of cash flows and terminal values were calculated using a discount rate range of 8.0% to 9.0% derived from a weighted average cost of capital calculation. Implied per share equity values for the Company derived from such selected adjusted EBITDA multiples were calculated as total implied enterprise value plus the Company’s excess cash and cash equivalents as of May 30, 2015 (assuming, at the direction of the Company’s management, that all cash and cash equivalents consisted of operating cash) less total debt and other obligations as of May 30, 2015 (except outstanding debt under the Company’s revolving credit facility which was as of July 3, 2015), divided by the total number of fully diluted shares of Company common stock outstanding as of May 30, 2015, in each case based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated, after taking into account the approximate implied after-tax equity value range for the Company’s 94.9% ownership interest in the PGP Business and the estimated present value of the Company NOLs, the following approximate implied per share equity value reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$1.67 - $3.35	$3.25

Other Factors. Houlihan Lokey also observed certain additional factors that were not considered part of Houlihan Lokey’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	the implied premium of the Merger Consideration over the unaffected average closing stock prices per share of Company common stock over the one-day, five-day, ten-day, one-month, three-month, six-month and one-year periods ending on January 29, 2015 (the last trading day prior to the announcement of the Anderson Group’s non-binding proposal to acquire certain shares of Company common stock for $2.75 per share in cash), which indicated a range of premiums of approximately 62.2% to 94.4%, and the implied premium of the Merger Consideration over the unaffected high and low closing stock prices per share of Company common stock during the 52-week period ending on January 29, 2015, which indicated premiums of 31.6% and 132.1%, respectively;

•	the trading prices and volume of shares of Company common stock during the latest 12 months (as of July 10, 2015), which indicated that during such period, approximately 85% of the shares of Company common stock traded under $2.75 per share;

•	the historical trading performance of Company common stock relative to the historical trading performance of an index comprised of the selected companies and the Standard & Poor’s 500 index during the period from January 30, 2014 to January 29, 2015, which indicated that, during such period, the stock price of Company common stock decreased by approximately 26.7%, the index comprised of the selected companies decreased by approximately 3.8% and the Standard & Poor’s 500 index increased by approximately 12.7%;

•	transaction values (calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement to the extent publicly available), as a multiple of latest 12 months EBITDA in three transactions (Follett Corporation’s announced acquisition in June 2015 of Nebraska Book Company, Inc.’s retail store division, Draw Another Circle, LLC’s announced acquisition in July 2014 of Hastings Entertainment Inc. and Barnes & Noble, Inc.’s announced acquisition in September 2009 of Barnes & Noble College Bookstores, Inc.) involving target companies or divisions with, but not limited to, retail bookstore operations, which transactions indicated overall low to high latest 12 months EBITDA multiples for the target companies in such transactions of 4.9x to 26.5x; Houlihan Lokey noted that the Nebraska Book Company, Inc. transaction lacked sufficient publicly available information and, in its view, the Hastings Entertainment Inc. and Barnes & Noble College Bookstores, Inc. transactions lacked sufficient comparability with the Company and the Merger given, in the case of the Hastings Entertainment Inc. transaction, differences in the business and financial profiles of Hastings Entertainment Inc. and the Company and, in the case of the Barnes & Noble College Bookstores, Inc. transaction, the date of such acquisition;

•	a comparative review of the Company and Barnes & Nobles, Inc., one of the selected companies which Houlihan Lokey considered noteworthy relative to the Company given the focus of the two companies’ respective business operations on retail bookstores, notwithstanding the enhanced size and financial performance of Barnes & Nobles, Inc. relative to that of the Company, including:

•	the historical median enterprise values of the Company and Barnes & Noble, Inc., as a multiple of their respective EBITDA over the six-month, one-year, two-year, three-year, four-year, five-year, six-year, seven-year, eight-year, nine-year and ten-year periods ending January 29, 2015, which indicated a discount in the Company’s historical EBITDA multiples relative to Barnes & Noble, Inc.’s historical EBITDA multiples over such periods of approximately (20.3%) to (39.8%); and

•	in order to compare the the Retail Business with Barnes & Noble, Inc.’s retail stores business segment, a sum-of-the parts overview of Barnes & Noble, Inc.’s retail stores, college bookstores and NOOK business segments utilizing publicly available research analysts’ EBITDA multiple targets, which indicated an illustrative implied enterprise value for Barnes & Noble, Inc.’s retail stores business segment as a multiple of fiscal year 2015 estimated EBITDA of 3.5x to 4.4x;

•	certain liquidity statistics of the Company and the selected companies, including liquidity statistics based on the number of shares outstanding owned by investors other than strategic 5% investors and insiders, institutional holdings, average three-month trading activity and short interests, which indicated that each such liquidity static of the Company was less than both the mean and median of the corresponding liquidity statistic for the selected companies;

•	a comparative review of certain size, growth, profitability, free cash flow, investment, return and balance sheet statistics of the Company and the selected companies, including total revenue and enterprise value, number of stores, historical and projected revenue, comparable same store sales, revenue per retail square foot, adjusted EBITDA and earnings per share growth, adjusted EBITDA and free cash flow margins, free cash flow conversion, depreciation to adjusted EBITDA, capital expenditures to revenue, return on assets and equity and inventory turnover and debt to enterprise value, which indicated that, on the whole, the Company’s statistics were generally below both the mean and median of corresponding statistics for the selected companies; and

•	a review of the capitalization rates of 7.00% to 9.00% reflected in the Company’s third-party prepared real estate appraisals for the properties included in the PGP Business, noting that capitalization rates reflected in selected publicly available real estate survey data for strip shopping centers during the period from January 1, 2013 to June 30, 2015 (the period encompassing the dates of the Company’s third-party prepared real estate appraisals) of 6.91% to 7.05% indicated a variance in capitalization rates since the applicable dates of such third-party prepared real estate appraisals of less than approximately 0.15%.

April 15, 2015 and April 29, 2015 Preliminary Discussion Materials

In addition to the July 13, 2015 financial analyses summarized above, Houlihan Lokey also delivered preliminary discussion materials to the Special Committee on April 15, 2015, referred to as the April 15, 2015 preliminary discussion materials, and on April 29, 2015, referred to as the April 29, 2015 preliminary discussion materials. The preliminary financial considerations and other information in the April 15, 2015 preliminary discussion materials and April 29, 2015 preliminary discussion materials were based on market, economic and other conditions as of their respective dates in addition to other information that was available to Houlihan Lokey at such times. Accordingly, the results of such preliminary observations and other information differed from the July 13, 2015 financial analyses as a result of, among other things, changes in such market, economic and other conditions and information. Houlihan Lokey also continued to refine various aspects of such preliminary financial considerations and other information over time.

The April 15, 2015 preliminary discussion materials and April 29, 2015 preliminary discussion materials did not constitute an opinion of, or recommendation by, Houlihan Lokey with respect to a possible transaction or otherwise. These preliminary discussion materials focused on illustrative latest 12 months and next fiscal year estimated adjusted EBITDA multiples of the selected companies (other than Indigo Books & Music Inc. for which meaningful adjusted EBITDA multiples were not available at such time) and a discounted cash flow analysis of the Company utilizing procedures that were generally similar to those contained in the July 13, 2015 financial analyses summarized above. The July 13, 2015 financial analyses were provided in connection with Houlihan Lokey’s opinion to the Special Committee and superseded these prior preliminary discussion materials.

April 15, 2015 Preliminary Discussion Materials

The April 15, 2015 preliminary discussion materials contained a preliminary overview of, to the extent publicly available, adjusted enterprise values of the selected companies, calculated using the closing price of Company common stock and the common stock of the selected companies (other than Indigo Books & Music Inc. for which meaningful adjusted EBITDA multiples were not available at such time) as of April 14, 2015 and taking into account average annual debt outstanding, as a multiple of latest 12 months (as of March 31, 2015) estimated adjusted EBITDA and next fiscal year 2016 estimated adjusted EBITDA, as such next fiscal year 2016 estimated adjusted EBITDA may have been calendarized to the Company’s fiscal year-end of January 31. The overall low, mean, median and high observed latest 12 months adjusted EBITDA multiples for such selected companies were 4.0x, 4.7x, 4.6x and 5.7x, respectively, and next fiscal year adjusted EBITDA multiples were 4.1x, 4.6x, 4.6x and 5.1x, respectively. The April 15, 2015 preliminary discussion materials also contained a sensitivities overview of the potential impact on the Company’s implied per share equity value assuming implied after-tax equity values for the Company’s 94.9% ownership interest in the PGP Business ranging from $18 million to $24 million and illustrative latest 12 months and next fiscal year estimated EBITDA multiples ranging from 2.5x to 4.5x, which indicated, after taking into account the estimated present value of the Company NOLs, illustrative approximate implied per share equity value reference ranges for the Company of $1.78 to $4.69 and $1.42 to $4.06, respectively.

The April 15, 2015 preliminary discussion materials further contained a preliminary discounted cash flow analysis of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the 292-day period ending January 31, 2016 through the full fiscal year ending January 31, 2020 based on internal estimates of the management of the Company. Applying the same discount rates and perpetuity growth rates as described under “– Discounted Cash Flow Analysis” above, with present values of cash flows and terminal values calculated as of April 15, 2015, indicated, after taking into account the approximate implied after-tax equity value range for the Company’s 94.9% ownership interest in the PGP Business and the estimated present value of the Company NOLs, an illustrative approximate implied per share equity value reference range for the Company of $1.09 to $2.35.

The April 15, 2015 preliminary discussion materials noted that such illustrative implied per share equity values for the Company reflected average debt amounts for the Company’s fiscal year ended January 31, 2015 (less adjustments to exclude borrowings related to the PGP Business) for illustrative purposes as a proxy for actual debt amounts, which may vary based on seasonality, and that the results shown therein may vary depending on actual debt amounts.

The April 15, 2015 preliminary discussion materials also referenced for informational purposes additional financial considerations and other information, including (i) transaction values as a multiple of latest 12 months EBITDA in the transactions identified under “– Other Matters” above (other than Follett Corporation’s acquisition Nebraska Book Company, Inc.’s retail store division which was subsequently announced in June 2015), which transactions indicated overall latest 12 months EBITDA multiples for the target companies in such transactions of 4.9x to 26.5x, (ii) certain financial considerations regarding the Anderson Group’s ability to fund the Merger, (iii) certain financial considerations regarding an illustrative dividend recapitalization as an alternative to the Merger and (iv) certain financial considerations and other information regarding potential acquirors of the Company.

April 29, 2015 Preliminary Discussion Materials

The April 29, 2015 preliminary discussion materials contained an update to the sensitivities overview of the potential impact on the Company’s implied per share equity value contained in the April 15, 2015 preliminary discussion materials assuming the same ranges of implied after-tax equity values for the Company’s 94.9% ownership interest in the PGP Business and illustrative latest 12 months and next fiscal year estimated EBITDA multiples, which indicated, after taking into account the estimated present value of the Company NOLs, illustrative approximate implied per share equity value reference ranges for the Company of $1.81 to $4.78 and $1.45 to $4.13, respectively.

The April 29, 2015 preliminary discussion materials also contained a preliminary discounted cash flow analysis of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the 282-day period ending January 31, 2016 through the full fiscal year ending January 31, 2020 based on internal estimates of the management of the Company. Applying the same discount rates and perpetuity growth rates as described under “– Discounted Cash Flow Analysis” above, with present values of cash flows and terminal values calculated as of April 24, 2015, indicated, after taking into account the approximate implied after-tax equity value range for the Company’s 94.9% ownership interest in the PGP Business and the estimated present value of the Company NOLs, an illustrative approximate implied per share equity value reference range for the Company of $1.05 to $2.34. Based on adjusted illustrative unlevered free cash flows reflecting a hypothetical constant EBITDA margin and reduced capital expenditures over the forecast period with the corresponding adjustment in tax expenses per the management of the Company, such preliminary discounted cash flow analysis indicated, after taking into account the approximate implied after-tax equity value range for the Company’s 94.9% ownership interest in the PGP Business and the estimated present value of the Company NOLs, an approximate implied per share equity value reference range for the Company of $3.18 to $5.90.

The April 29, 2015 preliminary discussion materials noted that such illustrative implied per share equity value for the Company reflected average debt amounts for the Company’s fiscal year ended January 31, 2015 (less adjustments to exclude borrowings related to the PGP Business).

Other Matters

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to the Special Committee as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to an aggregate fee of $650,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a portion of which was payable during the course of its engagement and $350,000 of which was payable upon delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Merger. The Company also has agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates in the past have provided investment banking, financial advisory and/or other financial or consulting services to the Company and certain affiliated entities, for which services Houlihan Lokey and such affiliates received compensation, including, among other things, (i) acting as a financial advisor to a Special Committee of the Board with respect to a potential sale of the Company to the

Anderson Group in 2012 and (ii) providing transaction advisory services to an entity affiliated with the Anderson Group (other than the Company) in connection with certain potential acquisition transactions in 2012 and 2013. Houlihan Lokey and certain of its affiliates received aggregate fees for the services described in clauses (i) and (ii) above of $100,000 and approximately $260,000, respectively. Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and/or other financial or consulting services to the Company, other participants in the Merger and their respective affiliates, for which services Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates in the past may have acted, currently may be acting and in the future may act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Merger and/or their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Purchaser Group Members’ Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member is required to express his, her or its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Purchaser Group Member should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

For the Purchaser Group Members, a primary purpose for the Merger is to permit the Purchaser Group Members to acquire, through Parent, all shares of Common Stock not owned by them so that the Company can be operated as a privately held company. The Purchaser Group Members believe that in light of the ongoing decline and continuing challenges facing the retail book-selling business, it will be challenging for the Company to compete as a public company. The Purchaser Group Members believe that as a private company the Company will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

An additional purpose of the Merger is to enable stockholders other than the Purchaser Group Members to immediately realize the value of their investment in the Company through their receipt of the Merger Consideration of $3.25 in cash, representing a premium of approximately 93% over the trading price for Common Stock on January 29, 2015, the date on which certain Purchaser Group Members initially proposed to acquire the Company, and a premium of 23% over the closing trading price on July 13, 2015, the date of the announcement of the Merger Agreement.

Accordingly, the Purchaser Group Members have decided to undertake the going private transaction at this time for the reasons described above.

The Purchaser Group Members did not consider any other form of transaction because the Purchaser Group Members believed that structuring the transaction as a merger was the most direct and effective way for Parent to acquire all of the outstanding shares of the Company held by stockholders other than the Purchaser Group Members for cash.

Position of the Purchaser Group as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member is required to express his, her or its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Purchaser Group Member should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

The Purchaser Group Members did not participate in the deliberations of the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Company’s unaffiliated stockholders, nor did the Purchaser Group Members undertake any independent evaluation of the fairness of the Merger to the Company’s unaffiliated stockholders, or engage a financial advisor for such purposes. The Purchaser Group Members believe, however, that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on the following factors, among others:

•	the Merger Consideration of $3.25 per share represents a premium of approximately 93% over the trading price for the Common Stock on January 29, 2015, the date on which certain Purchaser Group Members initially proposed to acquire the Company, and a premium of 23% over the closing trading price on July 13, 2015, the date of the announcement of the Merger Agreement;

•	the belief that the value to unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the Merger Consideration, due to the public market’s emphasis on short term results, and the potential risks and uncertainties associated with the near-term prospects of the Company in light of the ongoing decline and continuing challenges facing the retail book-selling business;

•	the Merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration and allowing the Company’s stockholders to immediately realize a certain value for all of their shares of Common Stock, as a result of which the Company’s stockholders will no longer be exposed to the various risks and uncertainties related to continued ownership of the Common Stock, and will have the ability to pursue other investment alternatives;

•	the Merger will provide the unaffiliated stockholders with a source of liquidity for a relatively illiquid security, as, with an average daily trading volume over the 50 days prior to the announcement of the Merger of approximately 13,794 shares per day, the market for the Common Stock has been limited and relatively illiquid and the Purchaser Group Members believe there is little likelihood that a more active market will develop in the foreseeable future;

•	the Merger Agreement allows the Board or an independent committee of the Board (including the Special Committee) to withdraw or change its recommendation of the Merger Agreement in certain circumstances, and to terminate the Merger Agreement in certain circumstances, subject, in certain cases, to the Company reimbursing Parent for up to $1 million, and up to $500,000 in other cases, of Merger-related expenses;

•	the Board established a Special Committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and are not affiliated with the Purchaser Group Members, to evaluate the Purchaser Group Members’ proposal and negotiate with the Purchaser Group Members;

•	the Special Committee was deliberative in its process, taking over five months to determine whether the Merger was in the best interests of the Company’s unaffiliated stockholders and to analyze, evaluate and negotiate the terms of the Merger;

•	neither the Purchaser Group Members, nor their affiliates, participated in or had any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee retained independent, nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the Merger;

•	the $3.25 per share Merger Consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors and the Purchaser Group Members and their advisors;

•	the Special Committee unanimously determined that the Merger Agreement and the Merger are advisable, substantively and procedurally fair to, and in the best interests of the Company’s unaffiliated stockholders;

•	the Board (with Clyde B. Anderson and Terrence C. Anderson recusing themselves) unanimously (i) approved and adopted the Merger Agreement, (ii) determined that the Merger is advisable, fair to and in the best interest of the Company’s unaffiliated stockholders and (iii) resolved to recommend that the stockholders of the Company approve the Merger Agreement;

•	the fact that the Special Committee received an opinion, dated July 13, 2015, from its financial advisor as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken;

•	the Merger is conditioned upon the affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock not held by any Purchaser Group Members or Section 16 officers; and

•	stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Delaware law.

In the course of reaching their determination as to the fairness of the Merger to the Company’s unaffiliated stockholders, the Purchaser Group Members also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

•	the fact that the Company’s unaffiliated stockholders will have no ongoing equity participation in the Company following the Merger and that those unaffiliated stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Common Stock;

•	the risk that the Merger might not be completed in a timely manner or at all;

•	the risk, if the Merger is not consummated, that the pendency of the Merger could affect adversely the relationship of the Company and its subsidiaries with their respective customers, employers, suppliers, agents and others with whom they have business dealings;

•

the fact that the Company will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Company’s Board or an independent committee of the Board (including the Special Committee) determines in good faith that such proposals would reasonably be expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement (other than any such breach caused by Parent, Sub, Clyde B. Anderson or Terrence C. Anderson) and,

if the Board or Special Committee determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

•	the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

•	the fact that the Merger Consideration will be taxable to the Company’s taxpaying stockholders.

The Purchaser Group Members did not conduct a going concern valuation of the Common Stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated stockholders because the Purchaser Group Members believe that the trading price of the Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, the Purchaser Group Members did not consider the net book value of the Common Stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the Company’s market value, but rather is an indicator of historical costs.

Moreover, the Purchaser Group Members did not consider liquidation value in determining the fairness of the Merger Consideration to the unaffiliated stockholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company is expected to continue to operate its business following the Merger.

In making their determination as to the substantive fairness of the Merger to the unaffiliated stockholders, the Purchaser Group Members did not consider the prices paid by the Company or certain members of the Anderson Family for past purchases of the Common Stock since such purchases were made at then-current trading prices of the Common Stock and do not reflect the Company’s present market value.

In making their determination as to the substantive fairness of the Merger to the unaffiliated stockholders, the Purchaser Group Members were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company, except the offer by Party Y described in “– Background of the Merger.”

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group Members in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the Purchaser Group Members. The Purchaser Group Members did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Plans for the Company After the Merger

It is expected that the Company’s operations will be conducted after the Merger substantially as they currently are being conducted. In addition, the Purchaser Group Members have advised the Company that they expect to continue the Company’s real estate development and management activities, including by moving forward with the Company’s plans to develop the Jacksonville Property, if the purchase of such property is consummated. For purposes of this section, “Jacksonville Property” refers to those certain parcels of undeveloped land in Jacksonville, Florida, to be purchased pursuant to that certain Purchase and Sale Agreement for Unimproved Land entered into by and among PGP Jacksonville TC, LLC, a subsidiary of the Company, and certain sellers named therein on December 15, 2014 and subsequently amended on March 16, 2015, May 15, 2015, May 22, 2015 and September 3, 2015, as disclosed in the Company’s Current Reports on Form 8-K filed on July 17, 2015 and September 9, 2015.

The directors of Sub will be the directors of the Company immediately following the Merger. The Purchaser Group Members intend that, upon consummation of the Merger, the officers of the Company will remain in their positions.

The Purchaser Group Members have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the Merger such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business or the composition of its management.

Nevertheless, following consummation of the Merger, the management of the Company and/or Board may initiate a review of the Company and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the Company and may cause the Company to engage in the types of transactions set forth above if the management and/or Board decides that such transactions are in the best interest of the Company upon such review. The Purchaser Group Members expressly reserve the right to make any changes to the Company’s operations after consummation of the Merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is approved by the required vote of the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Sub will be merged with and into the Company, the separate corporate existence of Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Immediately prior to the effective time of the Merger, 9,834,800 shares of Common Stock (the “Rollover Shares”) held by the Purchaser Group Members will be contributed to Parent in exchange for equity interests in Parent (see “Agreements Involving Common Stock – Rollover Agreements” beginning on page 76).

Upon consummation of the Merger:

•	each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent and Sub (including Rollover Shares), shares owned by the Company as treasury stock and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes; and

•	except as set forth in the Rollover Letter or any Management Rollover Agreement (see “Agreements Involving Common Stock – Rollover Agreements” beginning on page 76), each share of Common Stock subject to restricted stock awards granted under the Company Equity Plan and outstanding immediately prior to the effective time of the Merger shall vest and become free of restrictions and be eligible to receive the Merger Consideration without interest and less any applicable withholding taxes.

Following the Merger, the entire equity in the surviving corporation will ultimately be owned by the Purchaser Group Members. If the Merger is completed, the Purchaser Group Members will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, the Purchaser Group Members will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger and the operational and other risks related to the incurrence by the surviving corporation of additional debt as described below under “Special Factors – Financing” on page 50.

If the Merger is completed, the Company’s unaffiliated stockholders will have no interest in the Company’s net book value or net earnings. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the Purchaser Group Members prior to and immediately after the Merger, based upon the net book value of the Company at January 31, 2015, and the net income of the Company for the year ended January 31, 2015.

	Ownership of Company Prior to the Merger			Ownership of Company After the Merger
	(in thousands except % ownership)
	% Ownership	Net book value at January 31, 2015	Net income for the year ended January 31, 2015	% Ownership	Net book value at January 31, 2015	Net income for the year ended January 31, 2015
Purchaser Group Members	63.8%	$70,756	$2,258	100%	$110,860	$3,538

A primary benefit of the Merger to the Company’s stockholders (other than Purchaser Group Members) will be the right of such stockholders to receive the Merger Consideration as described above, representing a premium of approximately 93% over the trading price for Common Stock on January 29, 2015, the date on which certain Purchaser Group Members initially proposed to acquire the Company, and a premium of 23% over the closing trading price on July 13, 2015, the date of the announcement of the Merger Agreement. Additionally, such stockholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value, and the risks related to the Company’s additional leverage.

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of the Common Stock in the Merger.

In connection with the Merger, the Purchaser Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s stockholders generally. The primary benefits of the Merger to the Purchaser Group Members, based on their ownership of all the equity interests in Parent, include their indirect interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, the Company will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. It is estimated that the Company will save approximately $800,000 per year as a result of no longer being a public company. Additionally, following the Merger, Clyde B. Anderson and each of the Management Rollover Stockholders will retain their respective positions within the surviving corporation, and Clyde B. Anderson, Terrence C. Anderson, Terrance G. Finley and Joel R. Anderson will be directors of the surviving corporation. Additional anticipated benefits to the Purchaser Group Members include receiving tax-deferred treatment with respect to the contribution of shares of the Common Stock in the transaction pursuant to the Rollover Letter discussed under “Agreements Involving Common Stock – Rollover Agreements” beginning on page 76.

The primary detriments of the Merger to the Purchaser Group Members include the fact that all of the risk of any possible decrease in the Company’s earnings, growth or value, and all of the risks related to the Company’s additional leverage, following the Merger will be borne by Parent. Additionally, the investment by the Purchaser Group Members in Parent and the Company will not be liquid, with no public trading market for such securities, and the equity securities of Parent will be subject to contractual restrictions on transfer.

In connection with the Merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s stockholders generally, as described in more detail under “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

The shares of Common Stock are currently registered under the Exchange Act and are quoted on the NASDAQ Global Select Market under the symbol “BAMM.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its shares. After the Merger, the shares of Common Stock will cease to be quoted on the NASDAQ Global Select Market and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated.

At the effective time of the Merger, the certificate of incorporation and by-laws of the Company will be amended and restated to read as set forth in Exhibits B and C, respectively, to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation and by-laws of the Company following the Merger until thereafter amended in accordance with their respective terms and the DGCL.

Projected Financial Information

Financial projections prepared by management were made available to the Board, the Special Committee, and the Special Committee’s advisors. The Special Committee directed the Special Committee’s financial advisor to use and rely on the financial projections and other financial and business information summarized below for purposes of its financial analyses and opinion summarized under “—Opinion of Financial Advisor to the Special Committee.” Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but because these financial projections and forecasts were made available to the Board, the Special Committee and the Special Committee’s advisors. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts.

These financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 57, many of which are difficult to predict, are subject to economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected.

The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of

Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Grant Thornton, LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither Grant Thornton, LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company considers such financial projections or forecasts to be necessarily predictive of actual future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any stockholder of the Company regarding the information included in the financial projections and forecasts discussed below.

	Fiscal Year
	Actual	Projected
($’s in millions)	FY 2015	FY 2016		FY 2017	FY 2018	FY 2019	FY 2020
Net Retail Revenue (1)	$473,799	$483,420		$487,484	$494,284	$501,138	$507,820
Adjusted Gross Profit*	$138,753	$141,848		$143,361	$145,168	$147,171	$148,820
Adjusted Retail Operating Profit*	$19,813	$16,228		$18,369	$18,232	$18,365	$17,665
Real Estate Income* (2)	$1,667	$2,736		$4,808	$6,261	$6,238	$6,214
Net Income Attributable to the Company	$3,538	$691		$1,976	$3,396	$5,099	$4,826
Operating Cash Flow	$24,655	$17,203		$17,377	$20,060	$19,108	$17,526
Capital Expenditures (3)	$10,395	$13,428		$12,007	$13,033	$12,944	$11,944
Depreciation (4)	$16,861	$15,453		$16,527	$15,257	$12,580	$12,279
Adjusted EBITDA* (5)	$19,962	$17,727		$17,339	$17,146	$17,229	$16,530
Unlevered Free Cash Flow (6)		$1,000	(7)	$8,700	$4,300	$2,500	$1,900

*	Non-GAAP financial measure
(1)	Net retail revenue excludes real estate rental revenue
(2)	Real estate income is net of eliminations and includes rental revenue less expenses for the commercial property segment
(3)	Capital Expenditures excludes capital expenditures related to the PGP Business
(4)	Depreciation excludes amortization and de minimis amounts on capital leases
(5)	Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items and removal of income related to the PGP Business
(6)	Calculated by the Special Committee’s financial advisor for purposes of its discounted cash flow analysis based on internal financial forecasts and other estimates provided by the Company’s management
(7)	Represents a 205-day stub period

In preparing the foregoing financial projections, the Company made a number of assumptions including, among other things, a modest net increase in store count, a shift in the mix of stores toward “Mall Store” and “2nd & Charles” store types, flat to moderate growth in its comparable store sales, and that the ratios of gross profit as a percentage of sales and net operating expenses as a percentage of sales will remain consistent with historical levels.

Supplemental Disclosures Regarding Non-GAAP Financial Information

Certain information in the financial projections are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered with, and not as an alternative to, GAAP basis financial measures.

As required by the SEC in accordance with Regulation G, we provide in the tables below a reconciliation of the most closely comparable GAAP financial measure to each of the above noted non-GAAP financial measures. The non-GAAP financial measures reflect adjustments to separate the Company’s retail and real estate business for evaluative purposes. In addition, Adjusted EBITDA reflects adjustments made to exclude one-time items such as impairments, projected costs related to the going-private transaction, costs related to public company reporting and compliance, and adjustments made to include the cash impact of the company’s minority interest investment and non-controlling interests.

	Fiscal Year
	Actual	Projected
GAAP Reconciliations	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020
Gross Profit (GAAP)	$140,420	$144,584	$148,170	$151,429	$153,409	$155,035
Less: Real Estate Revenue	$2,685	$3,908	$6,290.000	$8,135	$8,135	$8,135
Plus: Real Estate Expenses	$1,018	$1,172	$1,481.0000	$1,873	$1,897	$1,920

Adj. Gross Profit (Non-GAAP)	$138,753	$141,848	$143,361	$145,168	$147,171	$148,820

Other Revenue (GAAP)	$3,113	$4,264	$6,598	$8,451	$8,463	$8,463
Less Franchise Revenue	$428	$356	$308	$317	$328	$328

Real Estate Revenue	$2,685	$3,908	$6,290	$8,135	$8,135	$8,135
Less Real Estate Expenses	$1,018	$1,172	$1,481	$1,873	$1,897	$1,920
Real Estate Income (Non-GAAP)	$1,667	$2,736	$4,808	$6,261	$6,238	$6,214

Gross Profit (GAAP)	$140,420	$144,584	$148,170	$151,429	$153,409	$155,035
Operating, Selling & Administrative Expenses	$118,940	$125,620	$124,991	$126,935	$128,806	$131,155
Less: Real Estate Revenue	$2,685	$3,908	$6,290	$8,135	$8,135	$8,135
Plus: Real Estate Expenses	$1,018	$1,172	$1,481	$1,873	$1,897	$1,920

Adj Retail Operating Profit (Non-GAAP)	$19,813	$16,228	$18,370	$18,232	$18,365	$17,665

Gross Profit (GAAP)	$140,420	$144,584	$148,170	$151,429	$153,409	$155,035
Less: Operating, Selling & Administrative Expenses	$118,940	$125,620	$124,991	$126,935	$128,806	$131,155
Plus: Impairment Charges	$—	$—	$—	$—	$—	$—
Plus: Loss/(Gain) on Sale of Assets	$(346)	$—	$—	$—	$—	$—
Add: Buyout Costs	$—	$1,500	$—	$—	$—	$—
Less: Public Company Expenses		$—	$900	$900	$900	$900.00
Less: Real Estate Revenue	$2,685	$3,908	$6,290	$8,135	$8,135	$8,135
Plus: Real Estate Expenses	$1,018	$1,172	$1,481	$1,873	$1,897	$1,920
Plus: Equity Income/(Loss) From Equity Method Investments	$241	$113	$113	$113	$113	$113
Less/(Add): Income From Non- Controlling Interests	$(254)	$114	$244	$299	$349	$348

Adjusted EBITDA (Non-GAAP)	$19,962	$17,727	$17,339	$17,146	$17,229	16,529

Because of the forward-looking nature of the projections, actual quantification of the amounts needed to reconcile the non-GAAP financial measures to the associated GAAP financial measures involved substantial hypothetical and unverifiable assumptions. The reconciliation above was not provided to, reviewed by or relied on by the Company, the Special Committee, the Anderson Family or any of their representatives or advisors and is only being provided in this proxy statement to comply with SEC disclosure requirements.

Preferred Growth Properties, LLC

The Company owns a 94.9% ownership interest in Preferred Growth Properties. The remaining 5.1% ownership interest in Preferred Growth Properties is owned by Terrance G. Finley (Chief Executive Officer and President of the Company), R. Todd Noden (Executive Vice President and Chief Financial Officer of the Company), James F. Turner (Executive Vice President/Real Estate and Business Development) and a non-executive employee of the Company. Preferred Growth Properties owns shopping center properties, which were appraised in 2013 and 2014 by an independent valuation firm in connection with third-party financing provided to the Company with respect to those properties.

The following is a summary of certain financial and business information which was provided by the Company’s management to the Special Committee’s financial advisor with respect to the properties owned by Preferred Growth Properties.

Property Location	Year Acquired	Appraisal Date	Date of Appraisal Value
Florence, Alabama	2013	5/15/2013	5/15/2013
Gardendale, Alabama	2014	2/20/2014	2/1/2015
Fayetteville, North Carolina	2014	8/15/2014	8/15/2014
Jacksonville, Florida	2014	9/9/2014	9/9/2014

Aggregate Purchase Price	Aggregate Capital Expenditures Since Acquisition	Aggregate BAMM Investment	Total Appraised Value	Appraisal Cap Rate Range	Total Debt Balance	Cash Balance as of May 30, 2015	Total Tax Basis
(in millions except cap rate %)
$29.2	$11.6	$40.8	$50.3	7.00% to 9.00%	$29.9	$4.5	$37.7

Net Operating Losses

The Company’s management expects to utilize certain net operating losses. The following is a summary of certain financial and business information which was provided by the Company’s management to the Special Committee’s financial advisor with respect to the Company NOLs.

	For 6.7 Months Ending 1/31/2016E	For Fiscal Year Ending January 31,
		2017E	2018E	2019E	2020E
	(in millions)
EBT	$0.9	$3.1	$5.7	$8.5	$8.1
Beginning Balance	$21.3	$20.4	$17.3	$11.6	$3.1
NOLs Utilized	0.9	3.1	5.7	8.5	3.1

Ending Balance	$20.4	$17.3	$11.6	$3.1	$0.0
NOLs Utilized	$0.9	$3.1	$5.7	$8.5	$3.1

Financing

The Company and Parent estimate that the total amount of funds (including rollover equity) required to complete the Merger and related transactions and pay related fees and expenses will be approximately $50 million. Parent expects this amount to be provided through a combination of the proceeds of:

•	the rollover of the shares of Common Stock held by the Purchaser Group Members immediately prior to the Merger, representing approximately 9,834,800 shares of Common Stock, the equivalent of an investment of approximately $32.0 million based upon the $3.25 Merger Consideration, which is described in the “Rollover Agreements” section beginning on page 76; and

•	borrowings of approximately $18 million under the Company’s existing credit facilities.

On March 21, 2011, the Company entered into a credit agreement (the “Credit Agreement”) for a revolving credit facility (the “Credit Facility”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and Issuing Bank, and a group of participating financial institutions under which the Company may borrow up to the maximum principal amount of $150.0 million, which may be increased to $200.0 million under certain circumstances, and which was originally scheduled to mature on March 21, 2016. On June 28, 2013, the Company entered into an Amended and Restated Credit Agreement with Bank of America whereby the parties agreed, among other things, (i) to extend the maturity date of the Credit Agreement to June 27, 2018, (ii) to lower the applicable margin to 1.50% - 2.00% for LIBOR loans and 0.50% - 1.00% on prime rate loans, and (iii) to lower the fee imposed on the unused portion of the loan to 0.25%. As of August 1, 2015, the maximum principal amount available under the Credit Facility was $115.5 million, based on the calculated borrowing base availability at that time. Interest on borrowings under the Credit Facility is determined based upon the LIBOR rate plus an applicable margin (as specified in the Amended and Restated Credit Agreement). Pursuant to the Amended and Restated Credit Agreement, the participating financial institutions have agreed to make revolving loans to the Company and to issue, up to a $35.0 million sublimit, letters of credit for the Company. Under the Amended and Restated Credit Agreement, Bank of America, in its capacity as Swing Line Lender, has also agreed to make same day advances to the Company in the form of swing line loans up to a $15.0 million sublimit. The obligations of the Company under the Amended and Restated Credit Agreement are secured by the inventories, accounts receivable and certain other personal property of the Company, pursuant to the terms of a security agreement with Bank of America and the other lenders. Additionally, the Amended and Restated Credit Agreement contains certain non-financial covenants. The Company was in compliance with these covenants as of August 1, 2015.

As of August 1, 2015, there were outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) of $20.1 million, which bear interest at variable rates (with a weighted average of 1.65% as of August 1, 2015 based on the 7-day LIBOR rate plus the applicable margin as of such date). The Company had $9.8 million in borrowings outstanding under the Credit Facility (excluding the face amount of letters of credit issued thereunder) as of January 31, 2015. The face amount of letters of credit issued under the Credit Facility as of both August 1, 2015 and January 31, 2015 was $5.6 million. The maximum and average outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) during the twenty-six weeks ended August 1, 2015 were $40.0 million and $48.5 million, respectively.

During fiscal 1996 and fiscal 1995, the Company acquired and constructed certain warehouse and distribution facilities with the proceeds of loans made pursuant to an industrial development revenue bond (the “Bond”). As of both August 1, 2015 and January 31, 2015, there was $3.7 million outstanding under the Bond, which bears interest at a variable rate. The interest rate on the Bond was 1.25% at both August 1, 2015 and January 31, 2015. The Bond is held by Wells Fargo Bank, National Association (“Wells Fargo”). Pursuant to an Amended and Restated Bond Agreement dated June 30, 2011, the Company’s subsidiary, American Wholesale Book Company, Inc. (“American Wholesale”), and Wells Fargo agreed, among other things, (i) to extend the period during which Wells Fargo will hold the Bond until March 13, 2016, (ii) to replace the original guaranty with a new Continuing Guaranty executed by the Company and certain of its subsidiaries, including booksamillion.com, inc. and BAM Card Services, LLC, which obligation provides a maximum liability of $5,880,000 for the Company and its affiliates, jointly and severally, and (iii) that American Wholesale will maintain a standby letter of credit equal at all times to at least the outstanding principal amount of the Bond, which was $3.7 million and included in the aggregate letters of credit mentioned above as of August 1, 2015, for the benefit of Wells Fargo. The Company is obligated to repurchase the Bond on March 13, 2016, unless Wells Fargo exercises the option to extend the Bond’s maturity date up to December 1, 2019.

On July 18, 2013, the Company, through its subsidiary PGP Florence, LLC (“PGP Florence”), entered into a $12.6 million loan agreement for the purpose of financing PGP Florence’s real estate development and leasing operations. The loan matures on August 1, 2033 and bears a fixed interest rate of 4.0%. The Company is required to make periodic payments of principal and interest over the term of the loan. The loan is secured by PGP Florence’s real estate property, the Renaissance City Center located in Florence, Alabama. The loan agreement contains certain non-financial covenants. The Company was in compliance with these covenants at August 1, 2015. As of August 1, 2015, the outstanding balance of the loan was $11.7 million, of which $0.5 million was classified as short-term borrowings.

On May 30, 2014, PGP Gardendale, LLC, a subsidiary of the Company (“PGP Gardendale”), entered into a $17.3 million loan agreement for the purpose of financing PGP Gardendale’s real estate development and leasing operations. The loan is funded in increments with a first funding, as of May 30, 2014, in the principal amount of $5.0 million. The loan included a Holdback Agreement that provided for additional funding up to $12.3 million based on the scope of the project. During the quarter ended November 1, 2014, the scope of the project was revised to qualify for the Reduced Holdback Amount of $10.0 million. The second funding from the Holdback Agreement was funded on May 19, 2015 increasing the total principal amount by $10.0 million to $15.0 million. The loan matures on June 1, 2034 and bears a fixed interest rate of 5.0%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on July 1, 2015. The loan is secured by PGP Gardendale’s real estate property, the Magnolia City Place located in Gardendale, Alabama. As of August 1, 2015, the outstanding balance of the loan was $14.9 million, of which $0.5 million was classified as short-term borrowings.

On August 18, 2014, PGP Fayetteville, LLC (“PGP Fayetteville”), a wholly owned subsidiary of the Company, entered into a $3.2 million loan agreement for the purpose of financing PGP Fayetteville’s real estate development and leasing operations. The loan matures on September 1, 2029 and bears a fixed interest rate of 4.625%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on October 1, 2014. The loan is secured by PGP Fayetteville’s real estate property, the La Fayette City Place located in Fayetteville, North Carolina. As of August 1, 2015, the outstanding balance of the loan was $3.1 million, of which $0.2 million was classified as short-term borrowings.

Rollover Financing

On July 13, 2015, the Anderson Family entered into the rollover agreement with Parent (the “Rollover Agreement”), pursuant to which the Anderson Family collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 8,879,940 shares of Common Stock to Parent (the equivalent of a $28.9 million investment based on the $3.25 per share Merger Consideration) in exchange for certain equity securities of Parent. Terrance Finley, R. Todd Noden and James Turner (the “Management Rollover Stockholders”) have entered into a Rollover Agreement with Parent (the “Management Rollover Agreement”). Pursuant to each Management Rollover Agreement, the Management Rollover Stockholders would, immediately prior to the effective time of the Merger, contribute all or a portion of their shares of Common Stock (including restricted shares), representing approximately 954,860 shares of Common Stock, the equivalent of an investment of approximately $3.1 million based upon the $3.25 Merger Consideration, to Parent in exchange for equity interests in Parent. The Company is not a party to the Rollover Agreement and will not be a party to any Management Rollover Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of the Company that the Merger Agreement be adopted. See “Special Factors – Background of the Merger” beginning on page 14, and “Special Factors –Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 24.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Clyde B. Anderson and Terrence C. Anderson

As of the closing of the Merger, the Company will be owned by Parent. Clyde B. Anderson, the executive chairman and a director of the Company, and Terrence C. Anderson, a director of the Company, along with the other Purchaser Group Members, will own all of the Common Stock of Parent. For a description of the treatment of the Common Stock beneficially owned by Clyde B. Anderson, Terrence C. Anderson and the other Purchaser Group Members in the Merger and a discussion of their continuing interest in the Company, see “Special Factors – Certain Effects of the Merger” beginning on page 44.

Management Rollover Stockholders

Subsequent to the execution of the Merger Agreement, Terrance G. Finley, R. Todd Noden and James F. Turner each entered into a Management Rollover Agreement, pursuant to which, each will, immediately prior to the effective time of the Merger, contribute all of his shares of Common Stock (including restricted shares) to Parent in exchange for equity interests in Parent. For a description of the treatment of the Common Stock beneficially owned by Messrs. Finley, Noden and Turner and the other Purchaser Group Members, see “Special Factors – Certain Effects of the Merger” beginning on page 44.

Restricted Common Stock

If the Merger is completed, each share of Common Stock subject to restricted stock awards granted under the Company’s Equity Plan and outstanding immediately prior to the effective time will vest and become free of restrictions and be eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock, except that the Merger Consideration paid to such holders will be subject to any required withholding taxes, and will be paid by the surviving corporation.

We estimate the aggregate amount that would be payable to the Company’s directors and executive officers (other than Clyde B. Anderson, Terrence C. Anderson and Terrance G. Finley, R. Todd Noden and James F. Turner) as a result of the full vesting and settlement of outstanding restricted shares is approximately $211,767.

For additional information about beneficial ownership of Common Stock by directors and executive officers, see “Important Information Regarding Books-A-Million – Security Ownership of Management and Certain Beneficial Owners” beginning on page 89.

Indemnification/ Insurance

The Company’s bylaws provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement – Other Covenants and Agreements – Indemnification; Directors’ and Officers’ Insurance” on page 68.

Compensation of the Special Committee

The Special Committee consists of two independent members of the Board, Edward W. Wilhelm and Ronald J. Domanico. At a meeting of the Board held on February 25, 2015, the Board adopted resolutions providing for the following compensation structure for each member of the Special Committee:

•	A one-time fee of $35,000, paid in cash.

In recommending and approving the compensation structure, the Board considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed. The Board considered the nature and scope of the proposed transaction and the time expected to be required by the Special Committee member and chair. The Board also considered the advantages and disadvantages of alternative arrangements, including retainers and per-meeting fees, and determined that the fee structure chosen was consistent with the precedent for comparable transactions that it reviewed with counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their Common Stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisor.

Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash in exchange for Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares.

If a U.S. holder’s holding period in the Common Stock surrendered in the Merger is greater than one year as of the effective date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders that are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.

Fees and Expenses

Except as described under “The Merger Agreement – Fees and Expenses – Expense Reimbursement Provisions,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$—
Legal, accounting and other professional fees	$—
SEC filing fees	$5,819.26
Proxy solicitation, printing and mailing costs	$—
Transfer agent and paying agent fees and expenses	$—
Total	$—

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles. The Company is currently researching whether the Merger constitutes a change of control under U.S. generally accepted accounting principles, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

Litigation

On July 28, 2015, a purported stockholder of ours filed a putative class action lawsuit in the Delaware Court of Chancery against us, our directors, Parent, and Sub. The lawsuit, which we refer to as the Vance Complaint, is captioned: Susan Vance, Individually and on behalf of all others similarly situated, v. Books-A-Million, Inc., Clyde B. Anderson, Ronald G. Bruno, Ronald J. Domanico, Edward W. Wilhelm, Terrence C. Anderson, Family Acquisition Holdings, Inc., and Family Merger Sub, Inc., Civil Action No. 111343-VCL . The Vance Complaint asserts that our board of directors breached their fiduciary duties in agreeing to the merger, and that the Company, Parent, and Sub aided and abetted in the alleged breaches of fiduciary duties. The Vance Complaint seeks to enjoin the Merger and an award of money damages. Although it is not possible to predict the outcome of litigation matters with certainty, we and our directors believe that the claims raised by the purported stockholder are without merit, and we intend to defend the case vigorously.

On October 1, 2015, a purported stockholder of ours filed a putative class action lawsuit in the Delaware Court of Chancery against our directors, certain of our officers, Parent, and Sub. The lawsuit, which we refer to as the Rousset Complaint, is captioned: Jean-Marc Rousset, On Behalf of Himself and All Others Similarly Situated, v. Clyde B. Anderson, Terrence C. Anderson, Ronald G. Bruno, Ronald J. Domanico, Edward W. Wilhelm, Terrance G. Finley, R. Todd Noden, James F. Turner, Family Acquisition Holdings, Inc., and Family Merger Sub, Inc., Civil Action No. 11559-VCL. The Rousset Complaint asserts that Clyde B. Anderson and Terrence C. Anderson, both as directors and purported controlling stockholders, the rest of our board of directors, and certain of our officers breached their fiduciary duties in agreeing to the Merger, and that the Parent and Sub aided and abetted in the alleged breaches of fiduciary duties. The Rousset Complaint seeks an award of money damages. Although it is not possible to predict the outcome of litigation matters with certainty, we and our directors believe that the claims raised by the purported stockholder are without merit, and we intend to defend the case vigorously.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding Books-A-Million,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement;

•	the inability to complete the Merger because of the failure to obtain the Company stockholder approval or the majority of the minority approval, failure of the Company to draw funds from the Company’s existing credit facility required to fund the Merger Consideration or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 105. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Books-A-Million, Inc.

For information about the Company, see “Important Information Regarding Books-A-Million – Company Background” beginning on page 78 and “Where You Can Find Additional Information” beginning on page 105.

Family Acquisition Holdings, Inc.

Family Acquisition Holdings, Inc. (or “Parent”) is a newly formed Delaware corporation organized in connection with the Merger. Parent was formed by the Anderson Family. As of the date hereof, Clyde B. Anderson is the sole director and officer of Parent. Parent has not engaged in any business other than in connection with the Merger and other related transactions.

Family Merger Sub, Inc.

Family Merger Sub, Inc. (or “Sub”) is a newly formed Delaware corporation. Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. As of the date hereof, Clyde B. Anderson is the sole director and sole officer of Sub. Sub has not engaged in any business other than in connection with the Merger and other related transactions.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on December 8, 2015, starting at 9:00 a.m., Central Time, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211, or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement. Both the Company stockholder approval and the majority of the minority stockholder approval must be obtained for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on October 23, 2015.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Advisory Vote on Merger Related Compensation” beginning on page 97. The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation if the Merger is approved, the compensation will become payable if the Merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on October 20, 2015, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 15,409,112 shares of Common Stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under “The Special Meeting – Required Vote – Broker Non-Votes,” will not be considered to be present for purposes of determining whether a quorum exists.

Required Vote

The Merger cannot be completed unless holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock approve and adopt the Merger Agreement (which we refer to as the “Company stockholder approval”). In addition, the Merger Agreement makes it a non-waivable condition to the parties’ obligations to consummate the Merger that the holders of a majority of outstanding shares of Common Stock not beneficially owned by any Purchaser Group Members or any Section 16 officers, vote in favor of the adoption of the Merger Agreement (which we refer to as the “majority of the minority” stockholder approval condition). If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

The non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval, requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Broker Non-Votes

In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the adoption of the Merger Agreement, the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger, or the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting (this is known as a “broker non-vote”). As a result, if you hold your Common Stock in “street name” and you do not provide voting instructions, your Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Assuming a quorum is present, however, “broker non-votes” will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger or the adjournment proposal.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, the advisory (non-binding) vote on the compensation that may be payable to the named executive officers in connection with the Merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval.

Voting; Proxies; Revocation

Attendance

All holders of Common Stock as of the close of business on October 20, 2015, the record date for voting at the special meeting, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement, the proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger, and the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval. If you fail to return your proxy and voting instruction card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the vote regarding the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger or the vote regarding the adjournment of the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

•	attending the special meeting and voting in person; or

•	giving written notice of revocation to the Secretary of the Company at 402 Industrial Lane, Birmingham, Alabama 35211 or by giving notice of revocation in open meeting.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval or obtain the majority of the minority stockholder approval, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the adjournment proposal will be voted in favor of adjournment, if the proposal is introduced.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. The Company has retained Okapi Partners LLC (“Okapi Partners”), a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Okapi Partners a fee not to exceed $30,000, plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify Okapi Partners against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements Involving Common Stock” beginning on page 76, which summarizes the Voting Agreement and Rollover Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Sub to the other parties to the Merger Agreement were qualified and subject to important limitations agreed to by the Company, Parent and Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, July 13, 2015. Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 105.

Structure of the Merger

At the effective time of the Merger, Sub will merge with and into the Company and the separate corporate existence of Sub will cease. The Company will be the surviving corporation in the Merger and will continue to be a Delaware corporation after the Merger. At the closing of the Merger, the certificate of incorporation and the bylaws of the Company, as amended and restated pursuant to the Merger Agreement, will be the certificate of incorporation and bylaws of the surviving corporation.

The directors of Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation and will serve until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the surviving corporation.

When the Merger Becomes Effective

The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), at a place to be agreed by the Company and Parent. The Merger will become effective at the time (which we refer to as the “effective time”) when the parties file a certificate of merger with the Secretary of State of the State of Delaware, to be executed, acknowledged and filed in accordance with the relevant provisions of Delaware law, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the certificate of merger in accordance with Delaware law.

Effect of the Merger on the Common Shares of the Company and Sub

At the effective time, each outstanding common share of the Company (other than any cancelled shares (as described below, including Rollover Shares) and any dissenting shares) will be converted automatically into and will represent the right to receive $3.25 in cash per share, without interest (the “Merger Consideration”).

Each share of Common Stock of the Company that is held by the Company, Parent or Sub immediately prior to the effective time (which we refer to as a “cancelled share”) will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Each share of Common Stock of the Company that is issued and outstanding immediately prior to the effective time that is held by any stockholder who delivers to the Company, in accordance with Delaware law, a written demand for payment of the fair cash value for that dissenting share will not be converted into the right to receive the Merger Consideration, unless and until the stockholder loses its rights as a dissenting stockholder.

At the effective time, each common share of Sub issued and outstanding immediately prior to the effective time will be converted into one common share of the surviving corporation.

Treatment of Company Equity Awards

Each share of Common Stock subject to restricted stock awards granted under the Company Equity Plan, (which shares are also referred to as “restricted shares”) and outstanding immediately prior to the effective time (other than any share that is a Rollover Share) will vest and become free of restrictions and be eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock, except that the Merger Consideration paid to such holders of restricted stock will be subject to any required withholding taxes, and will be paid by the surviving corporation.

Payment for the Common Stock in the Merger

At the effective time, Parent will deposit, or will cause to be deposited, with Wells Fargo Shareowner Services or such other bank or trust company that may be jointly designated by the Company and Parent as the paying agent, in trust for the benefit of holders of Common Stock (other than any cancelled shares, including Rollover Shares, and dissenting shares), sufficient funds for timely payment of the Merger Consideration.

As soon as reasonably practicable and not later than the second business day following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock whose shares of Common Stock were converted into the right to receive Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;

•	the capitalization of the Company, including in particular the number of shares of Common Stock and restricted stock awards outstanding and the existence of any preemptive rights or rights of first refusal with respect to the Common Stock;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the Contemplated Transactions;

•	the accuracy of the Company’s and its subsidiaries’ filings with the SEC and of the financial statements included in the SEC filings;

•	the truth and accuracy of the Company’s proxy statement and Schedule 13E-3 to be filed with the SEC;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	conduct of the Company’s business and the absence of a Company Material Adverse Effect (as defined below) since January 31, 2015;

•	pending or threatened legal proceedings;

•	compliance with laws;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	material contracts of the Company and its subsidiaries;

•	intellectual property owned, licensed or used by the Company or its subsidiaries;

•	title to all real property owned by the Company or its subsidiaries, leasehold interests under enforceable leases in all of the properties leased by the Company or its subsidiaries and other matters pertaining to real property;

•	the existing credit agreement of the Company and the absence of any impediments to the drawdown of approximately $21 million from the Company’s credit facility to fund the Merger Consideration

•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger;

•	receipt of an opinion from the Special Committee’s financial advisor;

•	the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the Merger; and

•	the Company stockholder approval.

The Merger Agreement also contains representations and warranties of Parent and Sub as to, among other things:

•	corporate organization and good standing;

•	power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	the accuracy of the information provided by Parent and Sub to be included in the proxy statement and Schedule 13E-3;

•	Sub’s operations;

•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger;

•	Parent’s and Sub’s share ownership; and

•	Parent’s delivery of the Rollover Agreements and the Voting Agreement, and the lack of other agreements, contracts, arrangements or understandings between Parent, Sub or any of their affiliates on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or stockholders on the other hand, that relate to the Contemplated Transactions.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect,” means any effect, event, fact, development, circumstance, condition or change (a “Effect”) that, considered together with all other Effects, has had or would reasonably be expected to have or result in a material adverse effect on:

•	the business, condition (financial or otherwise, including cash condition), operations, assets or financial performance of the Company and its subsidiaries taken as a whole, other than any such Effect resulting from

•	any decrease in the market price of the Common Stock (but not any effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect);

•	conditions generally affecting the economy or financial markets generally or the industry in which the Company and its subsidiaries operate;

•	any Effect resulting from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the initiation or continuation of litigation by any person with respect to or related to the subject matter of the Merger Agreement (including any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to the Merger Agreement, or violations of securities laws in connection with the proxy statement);

•	changes in law or generally accepted accounting principles, interpretations or enforcement thereof;

•	the occurrence, escalation, outbreak or worsening of any acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks) threatened or underway as of the date of the Merger Agreement;

•	the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, fires or other national disasters;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (however, the Effects underlying any such failure (if not otherwise falling within one of the other listed exceptions) may be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	any action taken or not taken by the Company or any of its subsidiaries, in each case that is required or specifically contemplated by the Merger Agreement; or

•	any action taken or not taken by or at the request of Parent or Clyde B. Anderson or Terrence C. Anderson;

•	provided that any Effect resulting from any of the matters described in the second, fourth, fifth or sixth bullets may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Company and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its subsidiaries operate; or

•	the ability of the Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding eighth and ninth bullets.

For the purpose of the Merger Agreement, a “material adverse effect,” with respect to Parent or Sub, means any Effect that, considered together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the Merger or to consummate the Contemplated Transactions.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the Merger Agreement to the effective time, the Company must, and will cause each of its subsidiaries to, ensure that the business and operations of the Company and each of its subsidiaries be conducted in the ordinary course of business and in accordance with past practice, and in compliance with all applicable laws and the requirements of the Company’s material contracts (including the Company’s credit agreement) . In addition, subject to certain exceptions or Parent’s written consent, the Company must not and shall cause each of its subsidiaries not to:

•	issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of any shares of its capital stock or any other ownership interest of the Company or any subsidiaries or any securities convertible into or exchangeable for any such shares or any other ownership interest, or any rights, warrants or options to acquire any such shares or any other ownership interest or any convertible or exchangeable securities, or any other securities of the Company or any of its subsidiaries in lieu of outstanding Common Stock;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock or other securities of the Company or its subsidiaries, or propose to do so;

•	split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend in respect of any Common Stock, except for dividends by certain subsidiaries in the ordinary course of business and consistent with past practices;

•	acquire, sell, lease, license, or dispose of any assets or right other than in the ordinary course of business and consistent with past practices;

•	(i) incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Company contracts in existence as of the date of the Merger Agreement), other than certain loans and letters of credit under the Company’s credit agreement, subject to certain conditions, (ii) make any loans, advances (other than certain expense advances to employees in the ordinary course) or capital contributions to, or investments in, any other person or entity, other than to the Company or a wholly owned subsidiary, or (iii) sell or transfer, or create, assume or suffer to exist any lien on any accounts receivable (other than in the ordinary course of business and consistent with past practices);

•	modify, amend, supplement or terminate, or waive any provision of, the Company’s credit agreement or any other loan document;

•	establish, adopt or enter into any benefit plan, pay any bonus or increase the salary or other compensation payable to any of its directors or any of its officers, other than as required by law or by written agreement in effect on or prior to the date of the Merger Agreement;

•	enter into or become bound by, or terminate or amend any of the Company’s material contracts, other than in the ordinary course of business and consistent with past practices;

•	change any of our accounting benefits other than as required by law or generally accepted accounting principles;

•	amend our charter or bylaws, or form any subsidiary;

•	acquire any equity interest or other interest in any other entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination stock split, reverse stock split or similar transaction;

•	make any capital expenditure in excess of $9,300,000 in the aggregate;

•	make any pledge of any of its assets or permit any of its assets to become subject to any liens, subject to certain exceptions;

•	promote any employee or change any employee’s title except for employees having a title of Vice President or below, or hire any employee or independent contractor with annual target cash compensation in excess of $200,000;

•	make or change any material tax election, except in the ordinary course of business and consistent with past practices;

•	commence any legal proceeding except with respect to routine collection matters in the ordinary course of business and consistent with past practices, legal proceedings to enforce the Merger Agreement or the Voting Agreement, legal proceedings in connection with the Merger Agreement undertaken in accordance certain agreed-on control of defense procedures or legal proceedings in connection with the Voting Agreement;

•	settle any legal proceeding; or

•	enter into any contract to do any of the above.

Other Covenants and Agreements

Access and Information

During normal business hours throughout the period prior to the effective time, the Company must, and must cause its representatives to, provide Parent and Parent’s representatives reasonable access to the Company’s properties, books, records, tax returns, work papers, documents and such other information as Parent reasonably requests. Prior to the effective time, the Company must provide to Parent and Parent’s representatives all information concerning the business, properties and personnel of the Company and its subsidiaries as Parent reasonably requests, and provide copies of certain material notices sent to the Company or its subsidiaries.

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company and its subsidiaries have agreed not to, and to instruct their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

•	solicit or initiate, or knowingly induce, facilitate or encourage, the making, submission or announcement of any Acquisition Proposal, or take any action that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish any nonpublic information regarding the Company or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal;

•	enter into any letter of intent or contract contemplating or otherwise relating to any Acquisition Transaction; or

•	take any action that would render any of the restrictions of any of the Takeover Statutes inapplicable to any person (other than Parent, Sub or any Purchaser Group Members).

An “Acquisition Proposal” is any inquiry, indication of interest, proposal or offer made by any person (other than Parent or any of its affiliates) contemplating or otherwise relating to any Acquisition Transaction.

An “Acquisition Transaction” is any transaction or series of related transactions involving: (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis); or (ii) in which any of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis) issues securities representing more than 20% of the outstanding securities of any class of the Company’s or such subsidiary’s voting securities; (b) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its subsidiaries taken as a whole; or (c) any liquidation or dissolution of any of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis).

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.

If, prior to the receipt of the Company stockholder approval and the majority of the minority stockholder approval, (i) the Company receives an unsolicited Acquisition Proposal that the Board or an independent committee (including the Special Committee) determines in good faith is or could reasonably be expected to result in a “Superior Proposal,” (ii) the unsolicited Acquisition Proposal did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement (other than any such breach caused by Parent, Sub, Clyde B. Anderson or Terrence C. Anderson) and (iii) after consultation with its counsel, the Board or an independent committee of the Board (including the Special Committee) determines in good faith that failure to take action concerning the unsolicited Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may:

•	furnish nonpublic information to the person making the unsolicited Acquisition Proposal and its representatives provided that such person and its representatives enter into a customary confidentiality containing a standstill and the Company gives notice to Parent setting forth the identity of such person and the Company’s intention to furnish such nonpublic information, or enter into discussion with, such person;

•	waive any standstill provision that would prohibit a person or group from communicating an Acquisition Proposal to the Company, the Board or an independent committee; provided that the

Company concurrently gives notice to Parent of the existence of such standstill provision and the identity of the person or group subject to such standstill provision; and

•	participate in discussions or negotiations with that person and its representatives regarding the unsolicited Acquisition Proposal.

For purposes of this proxy statement, a “Superior Proposal” is an unsolicited bona fide written offer by a third party to acquire, directly or indirectly, by merger or otherwise, a majority of the outstanding shares of Common Stock or businesses or assets that constitute or account for a majority of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its subsidiaries, taken collectively, that: (a) did not result from a breach of the non-solicitation provisions of the Merger Agreement (other than any such breach caused by Parent or Clyde B. Anderson or Terrence C. Anderson); (b) is not subject to a financing contingency and in respect of which any required financing is then committed; and (c) is determined by the Board or an independent committee of the Board (including the Special Committee), in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation and after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, including any conditions, and the identity of the offeror and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the stockholders of the Company (other than Purchaser Group Members) than the Contemplated Transactions.

The Company must promptly provide to Parent any nonpublic information concerning the Company or any of its subsidiaries that is provided to the person making the unsolicited Acquisition Proposal or its representatives that was not previously provided or made available to Parent.

The Company must promptly (and in any event within one business day) advise Parent orally and in writing of any unsolicited Acquisition Proposal, including the identity of the party making such alternative proposal or inquiry and the terms thereof, and must keep Parent promptly informed with respect to the status of such proposal or any modification or proposed modifications thereto.

Except as described below, neither the, Company, the Board nor any committee thereof is permitted to:

•	withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, the Company Recommendation;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend or publicly take a neutral position or no position with respect to an Acquisition Proposal;

•	fail to include the Company Recommendation in the Company’s proxy statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D of the Exchange Act; or

•	following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger within five business days after receipt of any reasonable request by Parent to do so.

For purposes of this proxy statement, “Company Recommendation” means the Board’s determination that the Merger Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company’s stockholders (other than any Purchaser Group Members and the Section 16 officers of the Company); the Board’s approval of the Merger Agreement and the Contemplated Transactions, including the Merger; and the recommendation that the stockholders of the Company approve the adoption of the Merger Agreement and the Merger.

At any time prior to obtaining the required votes of the Company stockholders, the Board or an independent committee of the Board (including the Special Committee) may:

•	make a change-in-recommendation in response to a material event that was not known to the Special Committee on the date of the Merger Agreement (or if known, the consequences of which were not reasonably foreseeable to the Special Committee as of such date), which material event (or the consequences thereof) becomes known to the Special Committee before receipt of the later of the Company stockholder approval or the majority of the minority approval (such event, fact, circumstance, development, occurrence or state of facts an “Intervening Event”), if the Board or an independent committee of the Board (including the Special Committee) determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; or

•	make a change- in-recommendation in response to a Superior Proposal, if the Board or an independent committee of the Board (including the Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

In either of the two instances described directly above, the Board or an independent committee of the Board (including the Special Committee) may only make a change-in-recommendation if the Board or an independent committee of the Board (including the Special Committee) (i) provides Parent with a notice of its intent to take such action, specifying the identity of the person making the Superior Proposal, the material terms of the Superior Proposal and containing a copy of the material documents or agreements providing for the Superior Proposal, or in the event of a change in recommendation as a result of an Intervening Event, containing a reasonably detailed description of the Intervening Event, (ii) for a period of five days, negotiates with Parent and any representative of Parent (if Parent desires to negotiate) to permit Parent to propose amendments to the Merger Agreement, (iii) on the date that is no later than two business days immediately following such five-day negotiation period, and taking into account any further Parent proposals regarding the Merger Agreement, the Board or an independent committee of the Board (including the Special Committee) determines that the Superior Proposal would continue to constitute a Superior Proposal, or, in the case of an Intervening Event, the failure to make a change-in-recommendation with respect to such Intervening Event would continue to be inconsistent with its fiduciary duties under applicable law and (iv) in case of a Superior Proposal, such Superior Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement.

Nothing in the Merger Agreement will prohibit the Company or the Board (or any committee thereof) from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Board to make such disclosure would be reasonably likely to violate U.S. federal or state securities laws or would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that in no event may the board effect a change-in-recommendation except in accordance with the provisions of the Merger Agreement described above.

Stockholder Approval

The Company will take all action necessary in accordance with Delaware law and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the Company stockholder approval and the majority of the minority stockholder approval and, subject to certain limitations described in “The Merger Agreement – Other Covenants and Agreements – No Solicitation” beginning on page 68, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement will use its reasonable best efforts (subject to, and in accordance with, applicable law) to do or cause to be done promptly all things reasonably necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:

•	obtaining from governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained;

•	making all registrations, filings, notifications or submissions required under any applicable state or federal securities laws or other applicable law;

•	furnishing all information required for any application or other filing to be made pursuant to any applicable law;

•	keeping the other party promptly informed of any material communication received by such party from, or given by such party to, any governmental entity;

•	permitting the other party to review any material communication (and considering the other party’s reasonable comments to) delivered to, any consulting with the other party in advance of any meeting or conference with any governmental entity (including allowing the other party the opportunity to participate in any such meeting or conference);

•	avoiding the entry of, or having vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Merger and the Contemplated Transactions; and

•	executing and delivering any additional instruments necessary to consummate the Merger and the Contemplated Transactions.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries (each of whom we refer to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of the Company or any of its subsidiaries, to the fullest extent permitted by the DGCL or provided under the certificate of incorporation, bylaws and any indemnification agreements and any other governing documents of the Company and its subsidiaries in effect on the date of the Merger Agreement.

Parent will purchase a “tail policy” for a period from after the effective time until six years from the effective time with the same coverage, scope, amounts and terms of the current directors’ and officers’ liability insurance maintained by the Company as are in effect as of the date of the Merger Agreement (subject to a maximum aggregate premium of 250% of the cost of the current directors’ and officers’ liability insurance).

Drawdown

The Company is required to take all necessary action and execute and deliver all necessary documents and certificates, to borrow sufficient funds under the Company’s existing credit agreement and to distribute such funds to the Company to fund the aggregate Merger Consideration and make other payments required to be made by the surviving corporation at the closing in connection with the Merger and the Contemplated Transactions.

Stockholder Litigation

Each party will give the other the opportunity to participate in the defense or settlement of any stockholder litigation against the any party or its directors relating to the Merger or any other transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement, and the Company will not settle any such litigation without Parent’s prior written consent.

Other Covenants

The Merger Agreement contains additional agreements between the Company, Parent and Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	the coordination of press releases and other public announcements or filings relating to the Contemplated Transactions;

•	antitakeover statues or regulations that become applicable to the Contemplated Transactions;

•	certain matters relating to Section 16 of the Exchange Act;

•	certain restrictions on additional holders of shares of Common Stock that rollover over such shares in exchange for equity interests in Parent;

•	the de-listing of the Common Stock from NASDAQ and the deregistration under the Exchange Act; and

•	obtaining a solvency opinion (which was obtained on August 27, 2015) from an independent appraisal or valuation firm before the mailing of this proxy statement and a bring-down of such opinion from the valuation firm at the closing of the Merger.

Conditions to the Merger

The obligations of the Company, Parent and Sub to effect the Merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	that the Company stockholder approval has been obtained;

•	that the non-waivable majority of the minority stockholder approval has been obtained;

•	that no governmental entity in the United States having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by the Merger Agreement that continues to be in effect at the closing of the Merger;

•	prior to the mailing of this proxy statement, the Board shall have received a favorable solvency opinion (the Board received such solvency opinion on August 27, 2015) from an independent appraisal or valuation firm, and at the closing of the Merger, the Board shall have received a bring-down as to the continued effectiveness of such solvency opinion from such valuation firm; and

•	that the Company shall have received the funding from the Company’s existing credit facility, in an amount sufficient to fund the aggregate Merger Consideration and the other payments to be made by the Company at the closing in connection with the Merger and the Contemplated Transactions.

The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	the continued accuracy of the representations and warranties of Parent and Sub in the Merger Agreement, except where the failure of such representations and warranties to be true and accurate would not have a material adverse effect on the ability of Parent to consummate the Contemplated Transactions;

•	that each of Parent and Sub has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing of the Merger; and

•	that Parent shall have delivered a certificate confirming the accuracy of its representations and warranties and performance of its obligations.

The obligation of Parent and Sub to effect the Merger is subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	the continued accuracy of the representations and warranties of the Company in the Merger Agreement, except where the failure of such representations and warranties to be true and accurate would not have a Company Material Adverse Effect;

•	that the Company has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the effective time;

•	that the Company shall have delivered a certificate confirming the accuracy of its representations and warranties and performance of its obligations;

•	that the total number of dissenting shares does not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the certificate of merger; and

•	that after giving effect to the consummation of the Merger, no default under the Company’s existing credit agreement shall be continuing.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of the Company stockholder approval and the majority of the minority stockholder approval. In addition, either the Company or Parent may terminate the Merger Agreement if:

•	any governmental entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order is final and nonappealable, subject to certain exceptions;

•	prior to the effective time, the Board or an independent committee of the Board (including the Special Committee) shall have effected a change-in-recommendation or publicly announced its intention to do so (provided that the right to terminate the Merger Agreement in this instance shall not be available to the Company unless the Company shall have paid, or concurrently with such termination, reimburses Parent for certain expenses (as described in greater detail below));

•	the Merger has not been completed by the Termination Date, provided that this termination right is not available to a party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Termination Date; or

•	if the Company stockholder approval and the majority of the minority approval were not obtained at the special meeting of the Company’s stockholders (after taking into account any adjournment, postponement or recess of such special meeting), subject to certain exceptions.

The Company may terminate the Merger Agreement:

•	if there is a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub, such that the conditions to each party’s obligation to effect the Merger or the conditions to the obligation of the Company to effect the Merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, within thirty days following written notice of the breach.

Parent may terminate the Merger Agreement:

•

if there is a breach of any representation, warranty, covenant or agreement on the part of the Company, such that the conditions to each party’s obligation to effect the Merger or the conditions to the obligation of Parent and Sub to effect the Merger would be incapable of fulfillment and the breach or failure is incapable of being cured, or is not cured, within thirty days following written notice of the breach.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, as described in this “The Merger Agreement – Fees and Expenses” section, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur them.

Expense Reimbursement Provisions

In the event that the Company or Parent terminates the Merger Agreement following a Board or Special Committee change-in-recommendation, or in the event that Parent terminates the Merger Agreement following a breach of any representation, warranty, covenant or agreement on the part of the Company, then the Company must pay the reasonable expenses of Parent incurred in connection with the Merger and the Contemplated Transactions, not to exceed $1 million. In the event that the Company or Parent terminates the Merger Agreement because the Company stockholder approval or the majority of the minority approval is not obtained, then the Company must pay up to $500,000 of such expenses to Parent. In the event that the Company terminates the Merger Agreement following a breach of any representation, warranty, covenant or agreement on the part of the Parent, then Parent must pay the reasonable expenses of the Company incurred in connection with the Merger and the Contemplated Transactions, not to exceed $1 million.

Amendments and Modification

The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company at any time prior to the effective time, by written agreement of the Company, Parent and Sub and by action of their respective boards of directors, with the Company acting solely through the Special Committee or a similar independent committee. However, following receipt of the Company stockholder approval and the majority of the minority approval, no amendment may be made to the Merger Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.

Specific Performance

Under certain circumstances, the Company and Parent are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

AGREEMENTS INVOLVING COMMON STOCK

Voting Agreement

In connection with the Merger Agreement, Parent, the Anderson Family and the Company entered into a Voting Agreement, dated as of the date of the Merger Agreement (the “Voting Agreement”). On the terms and conditions set forth in the Voting Agreement, members of the Anderson Family have agreed to vote all of the Common Stock over which they have voting power (representing an aggregate of 63.8% of the Company’s total outstanding voting power as of the record date) for the adoption of the Merger Agreement.

The foregoing description of the Voting Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July  13, 2015 and is incorporated herein by reference.

Rollover Agreements

In connection with the execution of the Merger Agreement, the Anderson Family entered into a Rollover Letter, dated as of the date of the Merger Agreement, with Parent (the “Rollover Letter”). Pursuant to the Rollover Letter, the Anderson Family will, immediately prior to the effective time of the Merger, contribute of all their shares of Common Stock to Parent (including restricted shares held by Clyde B. Anderson and Terrence C. Anderson) in exchange for equity interests in Parent.

The foregoing description of the Rollover Letter is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit 19 to the amended Schedule 13D filed by the Anderson Family on July 13, 2015 and is incorporated herein by reference.

Subsequent to the execution of the Merger Agreement, Terrance Finley, R. Todd Noden and James Turner (the “Management Rollover Stockholders”) entered into rollover agreements with Parent (each, a “Management Rollover Agreement”). Pursuant to each Management Rollover Agreement, each Management Rollover Stockholder will, immediately prior to the effective time of the Merger, contribute all of his shares of Common Stock and restricted stock to Parent in exchange for equity interests in Parent. The form of Management Rollover Agreement is filed as Exhibit 23 to the amended Schedule 13D filed by the Purchaser Group Members on August 18, 2015 and is incorporated herein by reference. The foregoing description of the Management Rollover Agreement does not purport to be complete, and is qualified in its entirety by reference thereto.

Stockholder Agreement

Certain members of the Anderson Family, consisting of Charles C. Anderson, Joel R. Anderson, Charles C. Anderson, Jr., Terrence C. Anderson, Clyde B. Anderson, and Harold M. Anderson, are parties to the Anderson Family Stockholder Agreement, dated as of January 1, 2005 (the “Family Stockholder Agreement”), which by its terms would become effective upon the closing of the Merger and also be binding upon the other Anderson Family at that time. The Family Stockholder Agreement provides, among other things, for restrictions on transferability, ownership requirements, and certain put and call rights. The Anderson Family anticipates replacing the Family Stockholder Agreement before the closing of the Merger with a new stockholder agreement to which each member of the Anderson Family would be a party, although the terms of any such new agreement have not been determined.

The Family Stockholder Agreement is filed as Exhibit 22 to the amended Schedule 13D filed by Anderson BAMM Holdings, LLC on July 13, 2015 and is incorporated herein by reference. The description of the Family Stockholder Agreement does not purport to be complete, and is qualified in its entirety by reference thereto.

Group Administration Agreement

The Purchaser Group Members are parties to a Group Administration Agreement (the “Group Administration Agreement”), dated as of April 9, 2007, with Abroms & Associates, P.C. (the “Group Administrator”), pursuant to which each of the Purchaser Group Members have authorized the Group Administrator to coordinate and administer their transactions in the Common Stock in order to provide for the orderly purchase and disposition of their shares of Common Stock.

Kayrita M. Anderson and the Lauren A. Anderson Irrevocable Trust joined the Group Administration Agreement on September 2, 2008 and April 10, 2014, respectively, and the other Anderson Family entered into the Group Administration Agreement on April 9, 2007.

The Group Administration Agreement is filed as Exhibit 1 to the Schedule 13D filed by Anderson BAMM Holdings, LLC on April 9, 2007 and is incorporated herein by reference. The description of the Group Administration Agreement does not purport to be complete, and is qualified in its entirety by reference thereto.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING BOOKS-A-MILLION

Company Background

General

Books-A-Million, Inc. is a leading book retailer primarily located in the eastern United States and operates both superstores and traditional bookstores. Superstores, the first of which was opened in 1987, range in size from 8,000 to 39,000 square feet and operate under the names “Books-A-Million,” “BAM!,” “Books and Co.” and “2nd & Charles.” Traditional bookstores are smaller stores operated under the names “Bookland,” “Books-A-Million” and “BAM!.” These stores range in size from 2,000 to 10,300 square feet and are located primarily in enclosed malls. All store formats generally offer an extensive selection of best sellers and other hardcover and paperback books, magazines, toys, games, electronics and gifts. In addition to these retail store formats, we offer our products over the internet at Booksamillion.com. Our retail operations also include the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores. The Company owns a 50.1% ownership interest in Yogurt Mountain Holding, LLC, and we consolidate its results of operations in our results of operations. The remaining 49.9% interest in Yogurt Mountain Holding, LLC is held by Anderson Private Capital Partners I, L.P. We also develop and manage commercial real estate investments through our subsidiary Preferred Growth Properties, LLC. The Company owns a 94.9% ownership interest in Preferred Growth Properties, LLC. The remaining 5.1% ownership interest in Preferred Growth Properties is owned by Terrance G. Finley (Chief Executive Officer and President of the Company), R. Todd Noden (Executive Vice President and Chief Financial Officer of the Company), James F. Turner (Executive Vice President/Real Estate and Business Development) and a non-executive employee of the Company.

We were founded in 1917, originally incorporated under the laws of the State of Alabama in 1964 and reincorporated in Delaware in September 1992. Our principal executive offices are located at 402 Industrial Lane, Birmingham, Alabama 35211, and our telephone number is (205) 942-3737. Unless the context otherwise requires, references to “we,” “our,” “us” or “the Company” include our consolidated subsidiaries, American Wholesale Book Company, Inc. (“American Wholesale”), booksamillion.com, inc., BAM Card Services, LLC, Preferred Growth Properties, LLC (“PGP”), PGP Florence, LLC, PGP Gardendale, LLC, PGP Fayetteville, LLC, PGP Jacksonville, LLC, PGP Jacksonville TC, LLC, Pickering Partners, LLC and Yogurt Mountain Holding, LLC.

Our periodic and current reports filed with the Securities and Exchange Commission (“SEC”) are made available on our website at www.booksamillioninc.com as soon as reasonably practicable. Our code of conduct and key committee charters are also available on our website. These reports are available free of charge to stockholders upon written request. Such requests should be directed to R. Todd Noden, our Executive Vice President and Chief Financial Officer. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http: //www.sec.gov.

Business Segments

We have three reportable operating segments: retail trade; electronic commerce trade; and real estate development and management. In the retail trade segment, we are primarily engaged in the retail sale of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories at our retail stores. The retail trade segment includes our distribution center operations, which predominantly supply merchandise to our retail stores, as well as Yogurt Mountain owned stores and franchises. In the electronic commerce trade segment, we are engaged in the retail sale of books and general merchandise over the internet. This segment is managed separately due to divergent technology and marketing requirements. The real estate development and management segment is managed separately from the retail trade and electronic commerce trade segments, with a focus on deriving revenues through developing and leasing commercial retail real estate for purposes of earning rental income.

Properties

Our bookstores are generally located either in enclosed malls or strip shopping centers. Our Yogurt Mountain stores are typically located in strip shopping centers as well, but some are located within our superstore locations. Substantially all of our stores are leased. Generally, these leases have terms ranging from three to ten years and require that we pay a fixed minimum rental fee and/or a rental fee based on a percentage of net sales together with certain customary costs (such as property taxes, common area maintenance and insurance). The Company owns the land and related property at the location of two of our retail stores.

Retail Stores

We developed superstores to capitalize on the growing consumer demand for the convenience, selection and value associated with the superstore retailing format. Each superstore is designed to be a receptive and open environment conducive to browsing, reading and shopping and includes ample space for promotional events open to the public, including book autograph sessions and children’s storytelling. We operated 193 superstores as of August 1, 2015 (and we operated 196 superstores as of January 31, 2015).

Our superstores emphasize selection, value and customer service. Each of our superstores offers an extensive selection of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories. Each superstore has a service center staffed with associates who are knowledgeable about the store’s merchandise and who are trained to answer customers’ questions, assist customers in locating books within the store and placing special orders. The majority of our superstores also include either a Joe Muggs café, serving Joe Muggs coffee and assorted pastries and other edible items, or a Yogurt Mountain, serving frozen yogurt with self-serve toppings.

Our traditional stores are tailored to the size, demographics and competitive conditions of the particular market area. Traditional stores are located primarily in enclosed malls and generally feature a wide selection of books, magazines, gifts and other products. We operated 63 traditional stores as of August 1, 2015 (we operated 60 traditional stores as of January 31, 2015).

Our Yogurt Mountain locations offer self serve frozen yogurt and toppings. Yogurt Mountain stores are typically located in strip shopping centers, although some are located within our superstore locations. Our locations are broken down into owned locations and franchise locations. As of August 1, 2015, there were 25 owned locations, of which 14 were located within our superstores (there were the same number of owned locations as of January 31, 2015). As of August 1, 2015, we manage 17 franchise locations, and we managed the same number of franchise locations as of January 31, 2015.

Merchandising

We employ several value-oriented merchandising strategies. Books on our best-seller list, which list is developed by us based on the sales and customer demand in our stores, are generally sold in our superstores at or below publishers’ suggested retail prices. In addition, customers can join the Millionaire’s Club, which is a loyalty program for our customers, and save a minimum of 10% on almost all purchases in any of our retail stores, including already discounted best-sellers. Our point-of-sale computer system provides data designed to enable us to anticipate consumer demand and customize store inventory selection to reflect local customer interest.

Marketing

We promote our bookstores principally through the use of traditional direct mail, e-mail and online advertising, as well as through point-of-sale materials posted and distributed in our stores. In certain markets, radio and newspaper advertising is also used on a selective basis. We also arrange for special appearances and book autograph sessions with recognized authors to attract customers and to build and reinforce customer awareness of our stores. A substantial portion of our advertising expenses are reimbursed from publishers through their cooperative advertising programs.

Store Operations and Site Selection

In choosing specific store sites within a market area, we apply standardized site selection criteria that take into account numerous factors, including the local demographics, desirability of available leasing arrangements, proximity to our existing stores and stores of our competitors and overall level of retail activity. In general, stores are located on major high-traffic roads convenient to customers and have adequate parking. We generally negotiate short-term leases with renewal options. We also periodically review the profitability trends and prospects of each of our stores and evaluate whether any underperforming stores should be closed, converted to a different format or relocated to more desirable locations.

Internet Operations

On booksamillion.com, we sell a wide selection of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories and other products similar to those sold in our superstores. Our internet operations also include bulk sales to businesses. Our internet business operates in a highly competitive environment. We believe that the principal competitive factors for our internet business include selection, price and convenience, including fast and reliable fulfillment. We therefore continually evaluate these areas of the business to ensure we are remaining competitive within the marketplace.

Real Estate Development and Management Operations

The real estate development and management segment of our business is focused on developing and leasing commercial real estate properties in order to generate rental income. The success of this segment is dependent on our ability to identify undervalued properties for acquisition and successfully develop these properties in order to maximize their value. Additionally, we manage our own properties, which enables us to better control our operating expenses and establish and maintain long-term relationships with our tenants. As of August 1, 2015, we owned four commercial real estate properties (and we owned the same number of commercial real estate properties as of January 31, 2015). At that time, our properties in Florence, Alabama, Fayetteville, North Carolina and Gardendale, Alabama were fully operational and our property in Jacksonville, Florida was partially operational and under development.

Purchasing

Our merchandise purchasing decisions are made by our merchandising department on a centralized basis. Our buyers negotiate terms, discounts and cooperative advertising allowances for all of our bookstores and decide which products to purchase, in what quantity and for which stores. The buyers use current inventory and sales information provided by our in-store point-of-sale computer system to make reorder decisions.

We purchase merchandise from over 3,000 vendors. We purchase the majority of our collectors’ supplies from Anderson Press, Inc. and substantially all of our magazines from Anderson Media Corporation, each of which is a related party. During the fiscal years ended January 31, 2015 and February 1, 2014, our top 5 vendors accounted for approximately 49.1% and 46.6%, respectively, of our overall merchandise purchases, with no one vendor accounting for more than 16.1% in fiscal 2015 or 13.3% in fiscal 2014 of such purchases. As of January 31, 2015 approximately 70.4% of our inventory may be returned to the vendors for credit, which substantially reduces our risk of inventory obsolescence.

Distribution Capabilities

Our subsidiary, American Wholesale, receives a substantial portion of our inventory shipments, including substantially all of our books, at its two facilities located in Florence, Alabama and Tuscumbia, Alabama. Orders from our bookstores are processed by computer and assembled for delivery to our stores on pre-determined weekly schedules. Substantially all deliveries of inventory from American Wholesale facilities are made by a dedicated transportation fleet. At the time at which deliveries are made to each of our stores, returns of slow moving or obsolete products are picked up and returned to the American Wholesale returns processing center. American Wholesale then returns these products to vendors for credit, if credit is available.

Competition

The retail book business is highly competitive, and competition within the industry is fragmented. We face direct competition from other superstores, such as Barnes & Noble, and we also face competition from mass merchandisers, such as Wal-Mart and Costco, and online retailers, such as Amazon.com, Barnes & Noble and Wal-Mart. Our bookstores also compete with specialty retail stores that offer books in particular subject areas, independent single store operators, variety discounters, drug stores, warehouse clubs, mail order clubs and other retailers offering books. In addition, our bookstores face additional competition from the market for electronic books and may face competition from other categories of retailers entering the retail book market. We believe that the key competitive factors in the retail book industry are convenience of location, selection, customer service, price and ease of access to content.

Our internet operations also face competition from online retailers such as Amazon.com, Barnes & Noble and Wal-Mart, as well as online marketplaces. The competition within this segment is largely based on price and availability of products. Many of our current and potential competitors for our internet operations have greater resources, longer histories, more customers and greater brand recognition than we do. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment and marketing. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

Seasonality

Similar to many retailers, our business is seasonal, with the highest retail sales, gross profit and net income historically occurring in our fourth fiscal quarter. This seasonal pattern reflects the increased demand for books and gifts during the year-end holiday selling season. Working capital requirements are generally at their highest during the third fiscal quarter and the early part of the fourth fiscal quarter due to the seasonality of our business. Consequently, our results of operations depend significantly upon net sales generated during the fourth fiscal quarter, and any significant adverse trend in the net sales of such period would likely have a material adverse effect on our results of operations for the full year. In addition to seasonality, our results of operations may fluctuate from quarter to quarter as a result of the amount and timing of sales and profits contributed by new stores, the impact of closed stores, as well as other factors. Accordingly, the addition of a large number of new stores, or closure of stores in a particular fiscal quarter could adversely affect our results of operations for that quarter.

Trademarks

The primary trademarks of the Company are: “Books-A-Million,” “BAM!,” “BAM! Books-A-Million,” “Bookland,” “Books & Co.,” “2nd & Charles,” “Books are Just the Beginning,” “Millionaire’s Club,” “Sweet Water Press,” “Thanks-A-Million,” “Up All Night Reader,” “Read & Save Rebate,” “Readables Accessories for Readers,” “Kids-A-Million,” “Toys-A-Million,” “Teachers First,” “The Write Price,” “Bambeanos,” “Hold That Thought,” “Book$mart,” “BAMM,” “BAMM.com,” “BOOKSAMILLION.com,” “BAM.com”, “BOOKSAMILLION.COM,” “Chillatte,” “Joe Muggs Newsstand,” “Page Pets,” “JOEMUGGS.com,”

“FAITHPOINT,” “Joe Muggs,” “Snow Joe,” “Summer Says,” “On the John University,” “OTJU,” “American Wholesale Book Company,” “AWBC”, “PROTECTIT” and “NetCentral.”

Employees

As of August 1, 2015, we employed approximately 2,191 full-time associates and 2,920 part-time associates. As of January 31, 2015, we employed approximately 2,400 full-time associates and 3,000 part-time associates. The number of part-time associates employed fluctuates based upon seasonal needs. None of our associates is covered by a collective bargaining agreement. We believe that relations with our associates are good.

Directors and Executive Officers

The Board presently consists of five members. The persons listed below are the directors and executive officers of Books-A-Million as of the date of this proxy statement.

Name	Age	Current Position and Office
Clyde B. Anderson	55	Director, Executive Chairman of the Board
Terrence C. Anderson	57	Director
Ronald G. Bruno	63	Director
Ronald J. Domanico	57	Director
Edward W. Wilhelm	56	Director
Terrance G. Finley	62	Chief Executive Officer and President
R. Todd Noden	51	Chief Financial Officer
James F. Turner	52	Executive Vice President/Real Estate and Business Development

Clyde B. Anderson has served as the Executive Chairman of the Board since March 2012. Mr. Anderson served as Chairman and Chief Executive Officer of the Company from May 2009 to March 2012, when Mr. Terrance G. Finley was elected to the position of Chief Executive Officer of the Company. On August 20, 2009, Mr. Anderson was re-elected to the position of President, which position he held until August 23, 2011 when Mr. Finley was promoted to the position of President and Chief Operating Officer of the Company. Mr. Anderson served as the Executive Chairman of the Board from February 2004 to March 2009. He has served as a director of the Company since August 1987. Mr. Anderson has served as the Chairman of the Board since January 2000 and also served as the Chief Executive Officer of the Company from July 1992 until February 2004. Mr. Anderson also served as the President of the Company from November 1987 to August 1999. From November 1987 to March 1994, Mr. Anderson served as the Company’s Chief Operating Officer. Mr. Anderson served on the Board of Hibbett Sports, Inc., a sporting goods retailer, from 1987 to 2008. Mr. Anderson is the brother of Terrence C. Anderson, a member of the Company’s Board. Mr. Anderson is not an independent director under the listing standards of the NASDAQ.

Terrence C. Anderson has served as a director of the Company since April 1998. Mr. Anderson serves as the Chairman and Chief Executive Officer of American Promotional Events, Inc., an importer and wholesaler of pyrotechnics, a position he has held since July 1988. Mr. Anderson is the brother of Clyde B. Anderson, the Executive Chairman of the Board. Mr. Anderson is not an independent director under the NASDAQ listing standards.

Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since 1995 and as the Chairman of Bruno Event Team, LLC, a sports marketing firm, since 1996. He has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno’s Supermarkets, Inc., a supermarket retailing chain. He also served on the Board for Russell Corporation from 1992 to 2006 and on the Board for SouthTrust Bank, N.A. from 1986 to 2004. Mr. Bruno has been determined to be independent by the Board as defined by the NASDAQ listing standards.

Ronald J. Domanico is currently SVP Strategic Initiatives and Capital Markets of Recall Corporation, a global provider of digital and physical information management services, serving in such capacity since March 2015. Mr. Domanico also serves on the board of NanoLumens, a private corporation that designs and manufactures digital LED displays, serving in such capacity since April 2015. Mr. Domanico is recently retired from HD Supply (“HDS”), where he served as Senior Vice President and Chief Financial Officer. While at HDS, Mr. Domanico played a key role in the company’s successful initial public offering in 2013. Prior to HDS, Mr. Domanico was Senior Vice President, Chief Financial Officer, and a member of the Board of Caraustar Industries, Inc. from 2002 to 2009. Prior to Caraustar, Mr. Domanico held various senior financial management positions, most notably Senior Vice President and Chief Financial Officer of Nabisco International. Mr. Domanico has been determined to be independent by the Board as defined by Nasdaq listing standards. Mr. Domanico is a member of the Special Committee.

Edward W. Wilhelm is currently Executive Vice President, Chief Financial Officer of The Finish Line, Inc., a specialty retailer of athletic shoes, apparel, and accessories, serving in such capacity since March 2009. He has served as a director of the Company since May 2013. Previously, Mr. Wilhelm served as Executive Vice President and Chief Financial Officer of Borders Group, Inc. from 2000 to 2009. From 1997 to 2000, Mr. Wilhelm was Vice President of Planning, Reporting, and Treasury for Borders Group, Inc. and served as Vice President of Finance from 1994 through 1997. Mr. Wilhelm is a Certified Public Accountant. Mr. Wilhelm has been determined to be independent by the Board as defined by the NASDAQ listing standards. Mr. Wilhelm is the chair of the Special Committee.

Terrance G. Finley has served as the Chief Executive Officer of the Company since March 13, 2012 and as the Company’s President since August 23, 2011. He served as the Company’s Chief Operating Officer from August 23, 2011 until March 13, 2012. Prior to his promotion to the positions of President and Chief Operating Officer on August 23, 2011, Mr. Finley served as Executive Vice President and Chief Merchandising Officer of the Company beginning in August 2009 and as President, Books-A-Million, Inc. Merchandising Group beginning in October 2005. Mr. Finley served as Executive Vice President of Books-A-Million, Inc. from October 2001 to October 2005. Mr. Finley served in various other capacities in the merchandising department from April 1994 to December 1998. Mr. Finley served as the General Manager of Book$mart from February 1992 to April 1994. Prior to joining the Company, Mr. Finley served as the Vice President-Sales for Smithmark Publishers. Mr. Finley was appointed to the Board of Directors of Hibbett Sports, Inc., a sporting goods retailer, on March 14, 2008.

James F. Turner has served as the Executive Vice President/Real Estate and Business Development since August 23, 2011. He had previously served as the Company’s Vice President/Real Estate beginning in June 2003. Prior to June 2003, Mr. Turner held several positions in the Company’s finance department, including Controller. Before joining the Company, Mr. Turner served as a Division Controller for Belk, Inc.

R. Todd Noden has served as Chief Financial Officer since April 25, 2012 and was promoted to Executive Vice President on March 28, 2014. Prior to joining the Company, Mr. Noden served as Chief Financial Officer and Chief Operating Officer for Dobbs Mills, LLC, a textile manufacturing company (2011-2012), Vice President of Accounting & Financial Analysis of RaceTrac Petroleum, Inc. (2006-2011) and in various management consulting roles for more than 10 years prior to 2006.

The following table presents the number of stores located in each state and the District of Columbia as of January 31, 2015:

State	Number of Superstores as of 1/31/15	Number of Superstores as of 8/1/15	Number of Traditional Book Stores as of 1/31/15	Number of Traditional Book Stores as of 8/1/15	Number of Yogurt Mountain Stores as of 1/31/15	Number of Yogurt Mountain Stores as of 8/1/15
Florida	30	31	1	1	11	11
Alabama	20	19	—	—	9	9
Pennsylvania	6	6	13	12	—	—
Georgia	14	14	3	3	1	1
Tennessee	15	15	1	1	5	5
Virginia	12	11	3	2	—	—
North Carolina	11	10	3	3	2	2
South Carolina	11	11	1	1	5	5
Ohio	7	7	5	6	1	1
Texas	8	8	2	2	1	1
Louisiana	9	9	1	1	1	1
Mississippi	6	6	3	3	1	1
West Virginia	5	5	4	5	1	1
Maryland	4	4	4	5	2	2
Kentucky	3	3	3	3	1	1
Indiana	5	5	1	1	—	—
Illinois	3	3	2	3	—	—
Michigan	3	3	1	1	—	—
New Jersey	1	1	3	3	—	—
Arkansas	3	3	—	—	1	1
Iowa	3	3	—	—	—	—
Missouri	3	3	—	—	—	—
Maine	2	2	1	1	—	—
New Hampshire	2	2	1	1	—	—
Wisconsin	1	1	2	2	—	—
Connecticut	1	1	1	1	—	—
Kansas	1	1	1	2	—	—
Colorado	2	2	—	—	—	—
Washington, DC	1	0	—	—	—	—
Nebraska	1	1	—	—	—	—
Oklahoma	1	1	—	—	—	—
South Dakota	1	1	—	—	—	—
Delaware	1	1	—	—	—	—
Total	196	193	60	63	42	42

American Wholesale owns a wholesale distribution center located in an approximately 308,000 square foot facility in Florence, Alabama. In addition, we lease the tractor fleet operated by American Wholesale, which tractors pull the Company-owned and leased trailers and comprise our transportation fleet.

American Wholesale operates a facility located in Tuscumbia, Alabama that serves as a distribution facility and a facility used to refurbish store fixtures for use in our current stores. The square footage of the distribution facility is 178,000 square feet. The square footage of the fixture facility is 56,600 square feet. The distribution facility is leased on a ten year term ending on February 28, 2017. The fixture facility is leased on a five year term ending on December 31, 2019. Our principal executive offices are located in a 20,550 square-foot building located in Birmingham, Alabama that is leased on a ten year term ending on May 31, 2024. Each of these three leases involves related parties.

In addition, we lease approximately 4,034 square feet of office space in Franklin, Tennessee and an additional 8,320 square-foot building located in Birmingham, Alabama for additional corporate office space. The Franklin, Tennessee space is leased on a five year term ending on October 31, 2016. The Birmingham, Alabama space is leased on an eight year term ending on May 23, 2020. During the 2014 fiscal year, we purchased a 28,300 square-foot building located in Birmingham, Alabama that is used for additional corporate office space.

The Company, through its PGP subsidiary, also owns shopping centers in Florence, Alabama, Gardendale, Alabama, Fayetteville, North Carolina and Jacksonville, Florida that it leases to tenants. The four properties combined encompass approximately 364,000 square feet.

We consider our existing properties to be adequate for our present needs and believe that our existing leases are reasonable and appropriate based on location.

The Company is a party to various legal proceedings incidental to its business. The Company accrues for costs related to these matters when a loss is probable and the amount of the ultimate liability can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there were no matters that required an accrual as of January 31, 2015 or February 1, 2014, nor were there any asserted or unasserted claims for which material losses were reasonably possible.

From time to time, the Company enters into certain types of agreements that require the Company to indemnify parties against third party claims. Generally, these agreements relate to: (a) agreements with vendors and suppliers, under which the Company may provide customary indemnification to its vendors and suppliers in respect of actions that they take at the Company’s request or otherwise on its behalf, (b) agreements with vendors who publish books or manufacture merchandise specifically for the Company to indemnify the vendors against trademark and copyright infringement claims concerning the books published or merchandise manufactured on behalf of the Company, (c) real estate leases, under which the Company may agree to indemnify the lessors for claims arising from the Company’s use of the property and (d) agreements with the Company’s directors, officers and employees, under which the Company may agree to indemnify such persons for liabilities arising out of their relationship with the Company. The Company has Directors and Officers Liability Insurance, which, subject to the policy’s conditions, provides coverage for indemnification amounts payable by the Company with respect to its directors and officers up to specified limits and subject to certain deductibles.

The nature and terms of these types of indemnities vary. The events or circumstances that would require the Company to perform under these indemnities are transaction and circumstance specific. The overall maximum amount of obligations cannot be reasonably estimated. Historically, the Company has not incurred significant costs related to performance under these types of indemnities. No liabilities were recorded for these obligations on the Company’s balance sheet at each of January 31, 2015 and February 1, 2014, as such liabilities were not probable at such dates.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of Common Stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Historical Selected Financial Information

Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the fiscal years ended 2014, 2013, 2012 and 2011 have been derived from the Company’s historical audited consolidated financial statements, and the historical selected financial data as of January 31, 2015, February 1, 2014, February 2, 2013, January 28, 2012 and January 29, 2011 and for the twenty-six weeks ended August 1, 2015 and August 2, 2014 are derived from the Company’s unaudited condensed consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2015 and August 1, 2015. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations. For additional information, see “Where You Can Find Additional Information” beginning on page 105. Historical results are not necessarily indicative of results to be expected in any future period.

	Twenty-six Weeks Ended		Fiscal Year Ended
	August 1, 2015	August 2, 2014	Jan 31, 2015	Feb 1, 2014	Feb 2, 2013	Jan 28, 2012	Jan 29, 2011
	(unaudited)
	(In thousands except per share amounts)
Consolidated Statement Of Operations
Net sales	$207,463	$210,730	$470,971	$468,489	$503,787	$468,521	$494,963
Other revenue	2,267	1,331	3,113	1,881
Total revenue	209,730	212,061	474,084	470,370	503,787	468,521	494,963
Interest expense	1,173	1,126	2,194	2,079	1,725	1,341	556
Net income (loss) Attributable to Books-A-Million	(11,091)	(8,595)	3,538	(7,584)	2,545	(2,494)	8,939
Earnings (loss) per share:
Earnings (loss) per share	(0.78)	(0.59)	0.23	(0.52)	0.16	(0.18)	0.57
Earnings (loss) per share – assuming dilution	(0.78)	(0.59)	0.23	(0.52)	0.16	(0.18)	0.57
Cash dividends declared per share	—	—	—	—	—	0.05	0.20
Period end market price per share	3.23	2.14	2.52	2.31	2.51	2.51	5.59
Average number of share outstanding	14,200	14,517	14,218	14,708	15,246	15,729	15,617

	Twenty-six Weeks Ended		Fiscal Year Ended
	August 1, 2015	August 2, 2014	Jan 31, 2015	Feb 1, 2014	Feb 2, 2013	Jan 28, 2012	Jan 29, 2011
	(unaudited)
	(In thousands except per share amounts)
Consolidated Statement Of Financial Position
Inventories	$189,772	$194,901	$187,960	$199,584	$201,527	$201,283	$196,814
Working Capital	54,313	42,519	54,779	55,486	59,763	58,245	68,226
Total Assets	296,204	300,072	294,251	302,732	286,470	296,152	274,802
Property, plant and equipment additions	6,484	13,940	24,880	27,498	19,081	24,272	16,776
Long-term debt	32,407	21,043	23,143	16,300	4,920	5,445	—
Books-A-Million, Inc. Stockholders’ equity	100,178	98,697	110,860	108,919	116,517	114,588	117,116
Stockholders’ equity per share	7.05	6.80	7.80	7.41	7.64	7.29	7.50
Net return on average stockholders’ equity from continuing operations	-11.1%	-8.7%	3.2%	-7.0%	2.2%	-2.2%	7.6%

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Twenty-six Weeks Ended		Fiscal Year Ended (1)
	August 1, 2015	August 2, 2014	Jan 31, 2015	Feb 1, 2014	Feb 2, 2013	Jan 28, 2012	Jan 29, 2011
Fixed Charges:
Interest Expense & Capitalized Interest	1,173	1,126	2,315	2,079	1,807	1,341	556
Amortized Premiums, Discounts and Capitalized Expenses related to Debt	158	149	306	270	249	203	—
Estimate of Interest within Rental Expense (1/3 of operating lease expense)	7,338	7,377	14,602	14,845	14,632	13,530	12,546
Preference Security Dividend Requirements of Consolidated Subsidiaries	—	—	—	—	—	—	—
Total Fixed Charges	8,669	8,652	17,223	17,194	16,688	15,074	13,102

Earnings:
Income (loss) from continuing operations before provision (benefit) for income taxes	(11,149)	(9,103)	2,425	(3,558)	5,186	(5,338)	13,777
Add:
Fixed Charges	8,669	8,652	17,223	17,194	16,688	15,074	13,102
Amortization of Capitalized Interest			3	2	1	—	—
Distributed Income of Equity Investee	(72)	168	241	157	(782)	(300)	(464)
Less:
Interest Capitalized	1	1	121	—	82	—	—
Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	117	(374)	(630)	(779)	—	—	—
Adjusted Earnings	(2,670)	90	20,401	14,574	21,011	9,436	26,415

Ratio of Earning to Fixed Charges (2)(3)	(0.31)	0.01	1.18	0.85	1.26	0.63	2.02

(1)	The fiscal year ended February 3, 2013 includes 53 weeks. All other fiscal years reported include 52 weeks.
(2)	For the fiscal years ended February 1, 2014 and January 28, 2012, our earnings were insufficient to cover fixed charges by $2.6 million and $5.6 million, respectively.
(3)	For the twenty-six week periods ended August 1, 2015 and August 2, 2014, our earnings were insufficient to cover fixed charges by $11.3 million and $8.6 million, respectively.

Book Value Per Share

Our net book value per share as of May 2, 2015 was approximately $7.46 (calculated based on 14,188,000 shares outstanding as of such date).

Market Price of the Common Stock

The Common Stock is traded on NASDAQ under the symbol “BAMM.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock.

	Market Price
Fiscal Year	High	Low
2016
First Quarter	$2.87	$2.53
Second Quarter	$3.23	$2.59
Third Quarter (through October 16, 2015)	$3.24	$3.10

2015
First Quarter	$2.47	$2.22
Second Quarter	$2.32	$2.02
Third Quarter	$2.15	$1.42
Fourth Quarter	$2.52	$1.40

2014
First Quarter	$2.79	$2.30
Second Quarter	$3.20	$2.39
Third Quarter	$2.52	$2.21
Fourth Quarter	$2.58	$2.19

The closing price of the Company’s common stock on October 16, 2015 was $3.19. As of the record date, the Company had approximately 1,200 stockholders of record.

Dividends

The Company has not paid any dividends during the periods set forth above.

Issuer Purchases of Equity Securities

The Company’s Board of Directors approved a stock repurchase plan on August 21, 2012 (the “2012 Repurchase Program”), under which the Company was authorized to purchase up to $5.0 million of our common stock on the open market or through private transactions from time to time dependent upon market conditions. The 2012 Repurchase Program expired on March 31, 2014. The 2012 Repurchase Program did not obligate the Company to repurchase any specific number of shares. There were no common stock repurchases under the 2012 Repurchase Program during the fifty-two weeks ended January 31, 2015.

On June 5, 2014 and June 6, 2014, the Company entered into agreements to purchase 655,596 and 309,200 shares, respectively, of common stock of the Company, which shares were beneficially owned by a single stockholder, at a price of $2.15 per share. This price represented a $0.03 discount from the closing price of the Company’s common stock on the NASDAQ Stock Market on June 4, 2014. The repurchase was approved by the Company’s Board of Directors and completed as of June 11, 2014.

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

At the close of business on July 4, 2015, our directors, the named executive officers and the directors and executive officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our Common Stock as set forth in the following table:

Name	Title of Class	Amount & Nature of Beneficial Ownership	Percent of Class Outstanding	Deferred Compensation Plan Share Equivalents
Clyde B. Anderson	BAMM Common Stock	3,253,425	21.1%	319,304
Terrence C. Anderson	BAMM Common Stock	719,114	4.7%	19,904
Terrance G. Finley	BAMM Common Stock	463,472	3.0%	212,869
R. Todd Noden	BAMM Common Stock	272,500	1.8%	251,527
James F. Turner	BAMM Common Stock	218,888	1.4%	121,507
Ronald G. Bruno	BAMM Common Stock	117,735	0.8%	19,904
Edward W. Wilhelm	BAMM Common Stock	32,262	0.2%	24,652
Ronald J. Domanico	BAMM Common Stock	24,509	0.2%	24,509

Security Ownership of Certain Beneficial Owners

In addition to Clyde B. Anderson, whose business address is 2801 Highway 280 South, Suite 350, Birmingham, Alabama 35223 and whose share ownership is presented above, the following table presents certain information regarding other stockholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on July 4, 2015:

Name	Title of Class	Amount & Nature of Beneficial Ownership	Percent of Class Outstanding
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	BAMM Common Stock	856,422	5.6%

Anderson BAMM Holdings, LLC 201 South Court Street Suite 610 Florence, Alabama 35630	BAMM Common Stock	1,513,302	9.8%

Joel R. Anderson 202 North Court Street Florence, Alabama 35630	BAMM Common Stock	1,614,874	10.5%

Transactions in Common Stock

Other than the Rollover Letter, the Management Rollover Agreements, as discussed in the section entitled “Agreements Involving Common Stock; Rollover Agreements” and as set forth immediately below, the Purchaser Group Members, including, as applicable, their respective directors and executive officers, have not made any purchases of the Company’s Common Stock during the past two years.

On October 10, 2014, certain members of the Anderson Family purchased shares of Common Stock from Charles C. Anderson, as set forth below:

Name	# of Shares of Common Stock Purchased	Price Per Share
Clyde B. Anderson	1,059,662	$1.56
Terrence C. Anderson	307,138	$1.56
Charles C. Anderson, Jr.	307,138	$1.56
Harold M. Anderson	307,138	$1.56

Transactions Between the Company and the Purchaser Group Members

As described below, the Company has entered into certain transactions in the ordinary course of business with certain entities affiliated with Charles C. Anderson, Terrence C. Anderson, Joel R. Anderson, Harold M. Anderson, Charles C. Anderson, Jr., and Clyde B. Anderson.

The Company purchases a portion of its in-store merchandise from a subsidiary of Anderson Media Corporation (“Anderson Media”). During fiscal 2015 and fiscal 2014, purchases of these items from Anderson Media totaled $19.5 million and $17.5 million, respectively. During fiscal 2016, purchases of these items from Anderson Media have totaled approximately $6.2 million.

The Company purchases certain of its collectibles, gifts and books from Anderson Press, Inc. (“Anderson Press”). During fiscal 2015 and fiscal 2014, such purchases from Anderson Press totaled $0.4 million and $0.5 million, respectively. During fiscal 2016, these purchases have totaled approximately $0.2 million.

The Company utilizes import sourcing and consolidation services from Anco Far East Importers Limited (“Anco Far East”). The total amount paid to Anco Far East was $1.9 million and $1.6 million for fiscal 2015 and fiscal 2014, respectively. During fiscal 2016, the Company has paid approximately $0.8 million to Anco Far East.

The Company leases its principal executive offices from a trust, which was established for the benefit of the grandchildren of Charles C. Anderson. The lease was renewed on June 1, 2014 and will end on May 31, 2024. During fiscal 2015, the Company paid annual rent of approximately $0.1 million to the trust under this lease and paid rent of approximately $0.2 million in fiscal 2014. During fiscal 2016, the Company has paid rent to the trust of approximately $45,000.

Anderson & Anderson LLC (“A&A”) also leases two buildings to the Company. During each of fiscal 2015 and fiscal 2014, the Company paid A&A a total of $0.4 million in connection with such leases. The total of minimum future rental payments under all of these related party leases was $2.0 million at January 31, 2015. During fiscal 2016, the Company has paid A&A a total of approximately $0.2 million in connection with such leases.

The Company also subleases a portion of its leased corporate office space in Birmingham, Alabama to Anderson Growth Partners. During fiscal 2015 and fiscal 2014, the Company received approximately $0.1 million in rental payments from Anderson Growth Partners. Total future minimum rent payments to the Company under this lease were $0.7 million as of January 31, 2015.

Until December 2014 the Company, A&A, American Promotional Events, Inc., Anderson Growth Partners and Anderson Press (collectively the “Co-ownership Group”) co-owned two airplanes that were used by the Company in its business, with the Company owning a 19.7% interest in these airplanes. During the thirteen weeks ended May 3, 2014, the Company was billed $0.1 million by the Co-ownership Group under a cost sharing arrangement for the Company’s use of the airplanes. The expenses that the Company pays for airplane use cover all of the variable costs attributable to the Company’s use of the planes and a portion of the fixed costs.

Additionally, in conjunction with the acquisition of one of the previously mentioned airplanes, on July 31, 2013, the Company, along with other members of the Co-ownership Group, entered into a promissory note with Aircraft SPE 2013, LLC for the purpose of repaying the indebtedness incurred by Aircraft SPE 2013, LLC for the acquisition of the airplane. The original principal amount of the Company’s note was $0.6 million that matures on September 1, 2018, and the outstanding balance as of May 2, 2015 was approximately $560 thousand. The note bears interest equal to the thirty-day LIBOR rate plus 2.75%. The Company is required to make periodic payments of principal and interest over the term of the loan, with interest calculated as if the loan were outstanding over a 15 years term, with a balloon payment for any remaining principal and interest balance at the September 1, 2018 maturity date. In December 2014, the Co-ownership Group determined to sell the two airplanes. One was sold by the Co-ownership Group in December 2014, and the second was sold in March 2015. On January 26, 2015, the Co-ownership Group entered into a reverse 1031 exchange transaction, whereby the Co-ownership Group used the airplane sale proceeds and additional proceeds contributed by A&A to purchase a new airplane. As a result of the completion of the 1031 exchange, the Company now owns a 20.892% interest in the new airplane. During the thirteen weeks ended May 2, 2015, the Company was billed $0.1 million by the Co-ownership Group under a cost sharing arrangement for the Company’s use of the new airplane.

The Company and Anderson Private Capital Partners I, L.P. (“APCP”) each held a 50% ownership interest in Yogurt Mountain as of February 1, 2014. On December 23, 2014, the Company acquired an additional 0.1% of Yogurt Mountain from APCP.

The Company and Anco Far East have equity interests in IF, an established trade gift supplier of innovative gifts and book accessories to retailers in over 70 countries worldwide, of 25% and 45%, respectively. During fiscal 2015 and fiscal 2014, the Company had purchased items from IF in the amount of $1.0 million and $0.5 million, respectively. During the first quarter of 2016, the Company had purchased items from IF in the amount of $315,083.

During the fourth quarter of fiscal 2014, the Company sold units of limited liability company interests (“units”) of its Preferred Growth Properties subsidiary to Terrance G. Finley, R. Todd Noden and James F. Turner. Mr. Finley purchased 40 units for $0.4 million, Mr. Noden purchased 20 units for $0.2 million and Mr. Turner purchased 20 units for $0.2 million. Such units, along with units purchased by a non-executive officer of the Company who is not a Purchaser Group Member, equated to a 5.1% interest in Preferred Growth Properties, with the Company owning the remaining 94.9% of Preferred Growth Properties.

Transactions between the Directors and Executive Officers of the Company and the Purchaser Group Members

As described below, over the past two years, certain members of the Anderson Family have entered into transactions with Clyde B. Anderson, the Company’s Executive Chairman and a director of the Company, and Terrence C. Anderson, a director of the Company.

Transactions between Charles C. Anderson and Clyde B. Anderson

In 2013 and 2014, Charles C. Anderson sold Clyde B. Anderson securities in certain entities affiliated with the Anderson Family, including the Company (as disclosed in more detail in “-Transactions in Common Stock.”), for total consideration of approximately $2.3 million.

On December 26, 2013, Charles C. Anderson received from Clyde B. Anderson approximately $1.6 million for payment of a note receivable that had originated on December 19, 2012.

Transactions between Joel R. Anderson and Clyde B. Anderson

In 2014, Joel R. Anderson sold Clyde B. Anderson securities in certain entities affiliated with the Anderson Family for total consideration of approximately $2.0 million.

Transactions between Charles C. Anderson and Terrence C. Anderson

In 2013 and 2014, Charles C. Anderson sold Terrence C. Anderson securities in certain entities affiliated with the Anderson Family, including the Company (as disclosed in more detail in “-Transactions in Common Stock.”), for total consideration of approximately $0.9 million.

Transactions between Joel R. Anderson and Terrence C. Anderson

In 2014, Joel R. Anderson sold Terrence C. Anderson securities in certain entities affiliated with the Anderson Family for total consideration of approximately $1.7 million.

RIGHTS OF APPRAISAL

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL (which we refer to as Section 262), the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares who have neither voted in favor of, nor consented in writing to, the approval of the adoption of the Merger Agreement, who continuously hold such shares from the date of making a demand for appraisal through the effective time of the Merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $3.25 per share of Common Stock that you are otherwise entitled to receive under the terms of the Merger Agreement. Strict compliance with the statutory procedures in Section 262 is required.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify each stockholder who was a stockholder on the record date set by the Board for notice of such meeting (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. A copy of Section 262 is attached to this document as Annex C.

ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH STOCKHOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES, THE COMPANY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH APPRAISAL RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

If you elect to exercise your appraisal rights, you must deliver to the Company a written demand for appraisal of your shares before the vote is taken to adopt the Merger Agreement. That demand must be executed by or on behalf of the stockholder of record and will be sufficient if it reasonably informs us of the identity of the holder of record of our shares and the intention of such stockholder to demand appraisal of his, her or its shares. Holders of our shares who desire to exercise their appraisal rights must not vote or submit a proxy in favor of adoption of the Merger Agreement, nor consent thereto in writing. Voting against or failing to vote for adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote regarding adoption of the Merger Agreement.

A holder of record of shares wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares. A proxy card that is submitted and does not contain voting instructions and a proxy submitted by telephone or through the Internet that does not contain voting instructions, will, unless revoked, be voted in favor of adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against adoption of the Merger Agreement or abstain from voting. However, neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be sent or delivered to:

Books-A-Million

Attn: Corporate Secretary

121 West Park Drive

Birmingham, Alabama 35211

A demand for appraisal in respect of shares should be executed by or on behalf of the holder of record of such shares, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. The demand for appraisal cannot be made by the beneficial owner if he, she or it does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner, such as a bank, broker or other nominee, submit the required demand for appraisal in respect of those shares. If you hold your shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, such agent is acting as agent for the record holder. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares in the name of the record holder.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give notice of the date that the Merger has become effective to each of our stockholders who did not vote in favor of or consent to the adoption of the Merger Agreement and otherwise complied with Section 262. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and accept the Merger Consideration for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Parent has no present intent to cause the Company to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the stockholders who have complied with the requirements of Section 262 to initiate all necessary action to perfect their appraisal rights, and the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal, who has complied with the requirements for exercise of appraisal rights under Section 262, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Common Stock. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demand for appraisal under Section 262, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request to receive from the surviving corporation such statement.

If a petition for appraisal is duly filed and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after such service, to file in the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the stockholders entitled to appraisal of their shares, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court so determines, to stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares or, in the case of holders of uncertificated shares, forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view of the consideration payable in a sales transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share is less than the Merger Consideration.

In determining the “fair value” of the shares, a Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable under the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment of dividends or distributions payable to stockholders of record as of a date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective date of the Merger into the right to receive the Merger Consideration without interest, pursuant to the Merger Agreement. As indicated above, in certain circumstances a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, the Company’s shares of Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of Common Stock.

ADVISORY VOTE ON MERGER RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

Golden Parachute Compensation

Name	Cash	Equity (1)	Pension/NQDC	Other	Total
Clyde B. Anderson	—	$1,037,738	—	—	—
Terrance G. Finley	—	$691,824	—	—	—
R. Todd Noden	—	$817,463	—	—	—
James F. Turner	—	$394,898	—	—	—

(1)	This column captures the value of the shares of Common Stock subject to restricted stock awards granted under the Company Equity Plan that will vest and become free of restrictions upon consummation of the Merger.

Restricted Common Stock

Each share of Common Stock subject to restricted stock awards granted under the Company Equity Plan and outstanding immediately prior to the effective time will vest and become free of restrictions and be eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock, except that the Merger Consideration paid to such holders will be subject to any required withholding taxes, and will be paid by the surviving corporation.

Advisory Vote

As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Proxies received but marked as abstentions will be considered a vote “AGAINST” this proposal. The Board (without Clyde B. Anderson’s or Terrence C. Anderson’s participation) recommends a vote “FOR” this proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of stockholders in 2016 prior to its completion. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2016 annual meeting will be held. If the 2016 meeting is held prior to the completion of the Merger, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Code of Regulations, as described below.

Any proposal that a stockholder may desire to have included in the Company’s proxy materials for presentation at the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to January 2, 2016. A stockholder must notify the Company before March 17, 2016 of a proposal for the 2016 annual meeting which the stockholder intends to present other than by inclusion in our proxy materials. Any such proposal received after March 17, 2016 will be considered untimely for purposes of the 2016 annual meeting, and proxies delivered for the 2016 annual meeting will confer discretionary authority to vote on any such matters.

IMPORTANT INFORMATION REGARDING THE PURCHASER GROUP MEMBERS, PARENT AND SUB

Set forth below are the names, the current principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each of the Purchaser Group Members, Parent and Sub. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen.

Natural Person Purchaser Group Members

Name	Business Address and Telephone	Employment History
Charles C. Anderson	202 North Court Street, Florence, Alabama 35630 (256) 766-3824	Over the past five years, Charles C. Anderson has been the Managing Partner of Anderson & Anderson, LLC. His principal business is real estate management.

Hilda B. Anderson	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Over the past five years, Hilda B. Anderson has been a homemaker.

Joel R. Anderson	202 North Court Street Florence, Alabama 35630 (256) 766-3824	Over the past five years, Joel R. Anderson has been General Partner of Anderson & Anderson, LLC. His principal business is real estate management.

Terrence C. Anderson	4511 Helton Drive Florence, Alabama 35630 (256) 284-1005	Over the past five years, Terrence C. Anderson has been Chief Executive Officer of American Promotional Events, Inc. His principal business is pyrotechnics retailing.

Clyde B. Anderson	2801 Highway 280 South, Suite 350 Birmingham, Alabama 35223 (205) 909-0951	Over the past five years, Clyde B. Anderson has been Executive Chairman of the Board of Directors of Books-A-Million, Inc. His principal business is book retailing and real estate development and management.

Ashley Ruth Anderson	202 North Court Street Florence, Alabama 35630 (256) 766-3824	Over the past five years, Ashley Ruth Anderson has been Inventory Manager of JRA, LLC. Her principal business is numismatics.

Charles C. Anderson, Jr.	265 Brookview Town Centre Way, Suite 501 Knoxville, Tennessee 37919 (865) 584-9765	Over the past five years, Charles C. Anderson, Jr. has been President and Chief Executive Officer of Anderson Media Corporation. His principal business is the wholesale distribution of periodicals, books and pre-recorded music.

Name	Business Address and Telephone	Employment History
Harold M. Anderson	3101 Clairmont Road, Suite C Atlanta, Georgia 30329 (256) 246-1200	Over the past five years, Harold M. Anderson has been Chief Executive Officer of Anderson Press, Inc. and Chief Executive Officer of CRG Holding, Inc. His principal businesses are specialty publishing and the design, publication, marketing and distribution of picture frames, premium albums, memory products and paper goods for sale to specialty and mass-market retailers.

Kayrita Anderson	3101 Clairmont Road, Suite C Atlanta, Georgia 30329 (256) 246-1200	Over the past five years, Kayrita Anderson has been a homemaker.

Charles C. Anderson, III	5/F Lippon Leighton Tower 103-109 Leighton Road Causeway Bay, Hong Kong +852 28823123	Over the past five years, Charles C. Anderson, III has been a Purchasing Specialist for Anderson Management Services, Inc. His principal business is to perform management services for Anderson Media Corporation and certain of its merchandising and operating companies.

Hayley Anderson Milam	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Over the past five years, Hayley Anderson Milam has been a homemaker.

Terrance G. Finley	402 Industrial Lane Birmingham, Alabama 35211 (205) 942-3737	See “Important Information Regarding Books-A-Million-Directors and Officers” beginning on page 100.

R. Todd Noden	402 Industrial Lane Birmingham, Alabama 35211 (205) 942-3737	See “Important Information Regarding Books-A-Million-Directors and Officers” beginning on page 100.

James F. Turner	402 Industrial Lane Birmingham, Alabama 35211 (205) 942-3737	See “Important Information Regarding Books-A-Million-Directors and Officers” beginning on page 100.

Entity Purchaser Group Members

Entity Name	Business Address and Telephone	Background
Anderson BAMM Holdings, LLC	201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Anderson BAMM Holdings, LLC is a Delaware limited liability company. The directors of Anderson BAMM Holdings, LLC are Charles C. Anderson, Joel R. Anderson, Charles C. Anderson, Jr., Terrence C. Anderson and Clyde B. Anderson.

Entity Name	Business Address and Telephone	Background
The Ashley Anderson Trust	The Ashley Anderson Trust c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	The Ashley Anderson Trust is a trust formed under the laws of the State of Alabama. The trustee of The Ashley Anderson Trust is Cumberland Trust and Investment Company, and the co-trustee of the trust is Ashley Ruth

	Cumberland Trust and Investment Company 40 Burton Hills Boulevard, Suite 300 Nashville, Tennessee 37215 (615) 783-2540	Anderson. The business address of Cumberland Trust and Investment Company is 40 Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215.

Lauren A. Anderson Irrevocable Trust	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	The Lauren A. Anderson Irrevocable Trust is a trust formed under the laws of the State of Delaware. The Trustee is Martin R. Abroms.

Olivia Barbour 1995 Trust	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	The Olivia Barbour 1995 Trust is a trust formed under the laws of the State of Alabama. The Trustee is Terrence C. Anderson.

Alexandra Ruth Anderson Irrevocable Trust	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	The Alexandra Ruth Anderson Irrevocable Trust is a trust formed under the laws of the State of Alabama. The Trustee is Charles C. Anderson.

First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III

First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

First Anderson Grandchildren’s Trust FBO Hayley E. Anderson

First Anderson Grandchildren’s Trust FBO Hayley E. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

First Anderson Grandchildren’s Trust FBO Hayley E. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Entity Name	Business Address and Telephone	Background
First Anderson Grandchildren’s Trust FBO Lauren A. Anderson

First Anderson Grandchildren’s Trust FBO Lauren A. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

First Anderson Grandchildren’s Trust FBO Lauren A. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson

Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson

Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson

Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Entity Name	Business Address and Telephone	Background
Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson

Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson

Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson

c/o Abroms & Associates

201 South Court Street, Suite 610

Florence, Alabama 35630

(256) 767-0740

SunTrust Delaware Trust Company

1101 Centre Road, Suite 108

Wilmington, Delaware 19805

(302) 892-9930

Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson is a trust formed under the laws of the State of Delaware. The Trustee is SunTrust Delaware Trust Company.

The Charles C. Anderson Family Foundation	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Charles C. Anderson is Chairman of the Board of Directors of the Charles C. Anderson Family Foundation.

The Joel R. Anderson Family Foundation	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Joel R. Anderson is the Chairman of the Board of Directors of the Joel R. Anderson Family Foundation.

The Clyde and Summer Anderson Foundation	c/o Abroms & Associates 201 South Court Street, Suite 610 Florence, Alabama 35630 (256) 767-0740	Clyde B. Anderson is the Chairman of the Board of Directors of the Clyde and Summer Anderson Foundation.

Parent	2801 Highway 280 South, Suite 350 Birmingham, Alabama 35223 (205) 909-0951	Clyde B. Anderson is the sole director and officer of Parent.

Sub	2801 Highway 280 South, Suite 350 Birmingham, Alabama 35223 (205) 909-0951	Clyde B. Anderson is the sole director and officer of Sub.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at http://www.booksamillioninc.com/secfilings.html. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the Merger is a “going private” transaction, the Company, Parent, Sub and the Purchaser Group Members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 22, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Audited Financial Statements and Supplementary Data

The following are the financial statements of Books-A-Million, Inc. and its subsidiaries, which have been excerpted from the Company’s fiscal 2014 Annual Report on Form 10-K. The financial statements included below are:

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Books-A-Million, Inc.

We have audited the accompanying consolidated balance sheets of Books-A-Million Inc. and subsidiaries (the “Company”) as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Books-A-Million Inc. and subsidiaries as of January 31, 2015 and February 1, 2014 and the results of their operations and their cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 17, 2015

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

	January 31, 2015	February 1, 2014
Assets
Current Assets:
Cash and cash equivalents	$5,757	$9,926
Accounts receivable, net	3,464	3,656
Related party receivables	31	87
Inventories	187,960	199,584
Prepayments and other	6,390	6,292

Total Current Assets	203,602	219,545

Property and Equipment, net	84,757	77,396
Equity Method Investment	2,194	2,139
Other Assets:
Goodwill	1,224	1,224
Other	2,474	2,428

Total Other Assets	3,698	3,652

Total Assets	$294,251	$302,732

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$74,151	$84,411
Related party accounts payable	6,639	2,131
Accrued expenses	38,858	39,570
Deferred income taxes	18,692	18,807
Short-term borrowings and current portion of long term debt	10,483	19,140

Total Current Liabilities	148,823	164,059

Non-current Liabilities:
Long-term debt	23,143	16,300
Related party note payable	533	567
Deferred rent	6,039	7,444
Deferred income taxes	1,223	406
Long term capital lease obligation	1,120	1,554
Liability for uncertain tax positions	106	412

Total Non-current Liabilities	32,164	26,683

Stockholders’ Equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 30,000,000 shares authorized, 23,006,826 and 22,348,072 shares issued and 14,958,856 and 15,339,007 shares outstanding at January 31, 2015 and February 1, 2014, respectively	230	223
Additional paid-in capital	96,976	96,072
Treasury stock at cost, 8,047,970 and 7,009,065 shares at January 31, 2015 and February 1, 2014, respectively	(55,089)	(52,840)
Retained earnings	68,825	65,360
Accumulated other comprehensive income	(82)	104

Total Books-A-Million Stockholders’ Equity	110,860	108,919

Noncontrolling interest	2,404	3,071

Total Equity	113,264	111,990

Total Liabilities and Stockholders’ Equity	$294,251	$302,732

The accompanying notes are an integral part of these consolidated statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
	52 weeks	52 weeks
Revenue
Net sales	$470,971	$468,489
Other Revenue	3,113	1,881

Total Revenues	474,084	470,370
Cost of products sold, including warehouse distribution and store occupancy costs (excluding depreciation and amortization)	333,664	334,025

Gross profit	140,420	136,345
Operating, selling and administrative expenses	118,940	118,744
Impairment charges	436	729
Depreciation and amortization	16,425	18,351

Operating income (loss) from continuing operations	4,619	(1,479)
Interest expense, net	2,194	2,079

Income (loss) from continuing operations before income taxes	2,425	(3,558)
Income tax (benefit) expense	(242)	4,832

Net income (loss) from continuing operations before equity method investment	2,667	(8,390)
Net income on equity method investment	241	157

Net income (loss) from continuing operations	2,908	(8,233)
Loss from discontinued operations	—	(130)

Net income (loss)	2,908	(8,363)
Less net loss attributable to noncontrolling interest	(630)	(779)

Net income (loss) attributable to Books-A-Million	$3,538	$(7,584)

Net income (loss) per share attributable to Books-A-Million:
Basic
Net income (loss) from continuing operations	$0.23	$(0.51)
Loss from discontinued operations	—	(0.01)

Net income (loss) per common share	$0.23	$(0.52)

Weighted average number of shares outstanding – basic	14,218	14,708

Diluted
Net income (loss) from continuing operations	$0.23	$(0.51)
Loss from discontinued operations	—	(0.01)

Net income (loss) per common share	$0.23	$(0.52)

Weighted average number of shares outstanding – diluted	14,218	14,708

The accompanying notes are an integral part of these consolidated statements.

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
	52 Weeks	52 Weeks
Net income (loss)	$2,908	$(8,363)

Other comprehensive income, net of tax:
Foreign currency translation adjustments	(186)	104

Total other comprehensive income, net of tax	(186)	104

Total comprehensive income (loss)	2,722	(8,259)
Comprehensive loss attributable to noncontrolling interest	(630)	(779)

Comprehensive income (loss) attributable to Books-A-Million	$3,352	$(7,480)

The accompanying notes are an integral part of these consolidated statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Treasury Stock		Retained Earnings	Accumulated other comprehensive income	Non- controlling interest	Total Stockholders’ Equity
	Shares	Amount		Shares	Amount
Balance, February 2, 2013	22,071,507	$221	$95,181	6,625,526	$(51,829)	$72,944	$—	$—	$116,517

Net loss	—	—	—	—	—	(7,584)		(779)	(8,363)
Proceeds from sale of minority interest in PGP	—	—	213	—	—	—	—	787	1,000
Consolidation of noncontrolling interest in Yogurt Mountain Holding, LLC	—	—	—	—	—	—	—	1,941	1,941
Conversion of noncontrolling interest note payable to equity	—	—	—	—	—	—	—	1,122	1,122
Accumulated other comprehensive income	—	—	—	—	—	—	104		104
Purchase of treasury stock, at cost	—	—	—	383,539	(1,011)	—		—	(1,011)
Issuance of restricted stock	282,673	2	808	—	—	—		—	810
Forfeiture of restricted stock	(30,884)	—	(7)	—	—	—		—	(7)
Issuance of stock for employee stock purchase plan	24,776	—	62	—	—	—		—	62
Exercise of stock options	—	—	—	—	—	—		—	—
Tax decrement from stock-based compensation	—	—	(185)	—	—	—		—	(185)

Balance at February 1, 2014	22,348,072	$223	$96,072	7,009,065	$(52,840)	$65,360	$104	$3,071	$111,990

Net income (loss)	—	—	—	—	—	3,538	—	(630)	2,908
Consolidation of noncontrolling interest in Yogurt Mountain Holding, LLC	—	—	(4)	—	—	—	—	—	(4)
Conversion of noncontrolling interest note payable to equity	—	—	37	—	—	(12)	—	(37)	(12)
Accumulated other comprehensive income	—	—	—	—	—	—	(186)	—	(186)
Purchase of treasury stock, at cost	—	—	—	1,038,905	(2,249)	—	—	—	(2,249)
Issuance of restricted stock	669,894	6	879	—	—	—	—	—	885
Forfeiture of restricted stock	(35,267)	—	(27)	—	—	—	—	—	(27)
Issuance of stock for employee stock purchase plan	24,127	1	55	—	—	—	—	—	56
Dividends Paid	—	—	—	—	—	(61)	—	—	(61)
Tax decrement from stock-based compensation	—	—	(36)	—	—	—	—	—	(36)

Balance at January 31, 2015	23,006,826	$230	$96,976	8,047,970	$(55,089)	$68,825	$(82)	$2,404	$113,264

The accompanying notes are an integral part of these consolidated statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
	52 Weeks	52 Weeks
Cash Flows from Operating Activities:
Net income (loss)	$2,908	$(8,363)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,425	18,351
Amortization of debt issuance costs	306	270
Amortization of lease rights	132	170
Stock-based compensation	859	803
Loss on impairment of assets	436	729
Loss (gain) on disposal of property and equipment	446	(108)
Deferred income taxes and valuation allowance	702	5,970
Excess tax decrement of stock-based compensation	36	185
Bad debt expense	24	25
Net (income) in equity method investment	(241)	(157)
(Increase) decrease in assets:
Accounts receivable	168	(694)
Related party receivables	56	311
Inventories	11,624	2,087
Prepayments and other	(98)	(195)
Noncurrent assets (excluding amortization)	1	38
Increase (decrease) in liabilities:
Accounts payable	(10,260)	(11,864)
Related party payables	4,508	(1,742)
Accrued income taxes	194	(682)
Accrued expenses	(3,488)	(691)

Total adjustments	21,830	12,806

Net cash provided by operating activities	24,738	4,443

Cash Flows from Investing Activities:
Capital expenditures	(24,880)	(27,498)
Proceeds from disposal of property and equipment	1,177	861
Acquisition of equity method investment	—	(1,819)
Acquisition of controlling interest in Yogurt Mountain Holding, LLC, net of cash acquired	(5)	(48)

Net cash used in investing activities	(23,708)	(28,504)

Cash Flows from Financing Activities:
Borrowings under credit facilities	196,205	233,869
Repayments under credit facilities	(205,135)	(215,929)
Proceeds from issuance of long term debt	8,220	13,211
Debt issuance costs	(532)	(898)
Dividends paid to PGP investors	(61)	—
Principal payments on debt	(1,138)	(804)
Principal payments on capital lease obligations	(529)	(316)
Proceeds from sale of minority interest in PGP	—	1,000
Proceeds from exercise of stock options and issuance of common stock under employee stock purchase plan	56	62
Purchase of treasury stock	(2,249)	(1,011)
Excess tax decrement from stock-based compensation	(36)	(185)

Net cash provided by (used in) financing activities	(5,199)	28,999

Net Increase (Decrease) in Cash and Cash Equivalents	(4,169)	4,938
Cash and Cash Equivalents at Beginning of Year	9,926	4,988

Cash and Cash Equivalents at End of Year	$5,757	$9,926

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$1,895	$1,564
Net income taxes (refunds)	$(2,569)	$(1,220)
Supplemental Disclosures of Non Cash Investing Activities:
Capital expenditures in accrued expenses	$1,470	$749
Property and equipment additions under capital leases	$202	$1,066

The accompanying notes are an integral part of these consolidated statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Business

Books-A-Million, Inc. and its subsidiaries (the “Company”) are principally engaged in the sale of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories and related items, through a chain of retail bookstores. As of January 31, 2015, the Company operated 256 bookstores in 32 states, which are predominantly located in the eastern United States and the District of Columbia. The Company also operates a retail internet website. The Company presently consists of Books-A-Million, Inc. and its ten consolidated subsidiaries: American Wholesale Book Company, Inc., booksamillion.com, inc., BAM Card Services, LLC, Preferred Growth Properties, LLC (“PGP”), PGP Florence, LLC, PGP Gardendale, LLC, PGP Fayetteville, LLC, PGP Jacksonville, LLC, PGP Jacksonville TC, LLC, Yogurt Mountain and Pickering Partners, LLC. The consolidated financial statements include the accounts of all wholly and majority owned subsidiaries. On December 23, 2014, the Company acquired an additional ownership interest of 0.001% in Yogurt Mountain Holding, LLC (“Yogurt Mountain”), increasing its total ownership to 50.001%. The Company has determined that its interest in Yogurt Mountain represents a controlling interest and, therefore, has consolidated the financial statements of Yogurt Mountain and has presented a noncontrolling interest for the portion not owned by the Company (see Note 14, “Variable Interest Entities”). All inter-company balances and transactions have been eliminated in consolidation. For a discussion of the Company’s business segments, see Note 9, “Business Segments.”

Fiscal Year

The Company operates on a 52-week- or 53-week year, with the fiscal year ending on the Saturday closest to January 31. Both fiscal year 2015 and fiscal year 2014 were 52-week periods.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

Reclassifications

The results for the 52 weeks ended February 1, 2014 contain insignificant reclassifications necessary to conform to the presentation of the 52 weeks ended January 31, 2015.

Revenue Recognition

The Company recognizes revenue from the sale of merchandise at the time at which the merchandise is sold and the customer takes delivery. Returns are recognized at the time the merchandise is returned and processed. At each period end, an estimate of sales returns is recorded. Sales return reserves are based on historical returns as a percentage of sales activity. The historical returns percentage is applied to the sales for which returns are projected to be received after period end. Sales tax collected is recorded net, is not recognized as revenue or cost and is included on the consolidated balance sheets in accrued expenses.

The Company sells (for a non-refundable fee) its Millionaire’s Club Card, which entitles the customer to receive a minimum discount of 10% on all purchases made during the twelve months membership period. The

Company recognizes this revenue over the twelve months membership period, as this represents the expected consumption of benefits based upon historical customer usage patterns. Related deferred revenue is included in accrued expenses.

The Company sells gift cards to its customers in its retail stores. The gift cards do not have an expiration date. Income is recognized from gift cards when: (1) the gift card is redeemed by the customer; or (2) the likelihood of the gift card being redeemed by the customer is remote (gift card breakage), and there is no legal obligation to remit the value of the unredeemed gift cards to the relevant jurisdictions. The gift card breakage rate is determined based upon historical redemption patterns. Based on this historical information, the likelihood of a gift card remaining unredeemed can be determined after 24 months of card inactivity. At that time, breakage income is recognized for those cards for which the likelihood of redemption is deemed to be remote and for which there is no legal obligation to remit the value of such unredeemed gift cards to the relevant jurisdictions. The Company has a gift card subsidiary, BAM Card Services, LLC, to administer the Company’s gift card program. The Company recognized $1.5 million and $1.6 million of gift card breakage income in fiscal 2015 and fiscal 2014, respectively. Gift card breakage income is included in net sales in the consolidated statements of operations.

Vendor Allowances

The Company receives allowances from its vendors from a variety of programs and arrangements, including merchandise placement and co-operative advertising programs. The Company accounts for these allowances under the provisions of Accounting Standards Codification (“ASC”) 605-50, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, which addresses the accounting for vendor allowances. Vendor allowances related to advertising support in excess of incremental direct costs are reflected as a reduction of inventory costs and recognized in cost of products sold upon the sale of the related inventory.

Vendor Concentration

The Company purchases merchandise from over 3,000 vendors. During the fiscal years ended January 31, 2015 and February 1, 2014, our top 5 vendors accounted for approximately 49.1% and 46.6%, respectively, of our overall merchandise purchases, with no one vendor accounting for more than 16.1% in fiscal 2015 or 13.3% in fiscal 2014 of such purchases.

Accounts Payable

The Company classifies its checks written but not yet cleared by the bank in accounts payable since the right to offset does not exist, as described in the provisions of ASC 210-20-05, Offset Amounts Related to Certain Contracts. Checks are only written and cleared by the bank once approved by management.

Inventories

Inventories are valued at the lower of cost or market, primarily using the retail method; select departments are valued using the cost method. Market is determined based on the lower of replacement cost or estimated realizable value. Using the retail method, store and warehouse inventories are valued by applying a calculated cost to retail ratio to the retail value of inventories.

The Company currently utilizes the last-in, first-out (LIFO) method of accounting for inventories. The cumulative difference between replacement and current cost of inventory over stated LIFO value was $4.6 million as of January 31, 2015 and February 1, 2014. The estimated replacement cost of inventory is the current first-in, first-out (FIFO) value of $192.6 million as of January 31, 2015.

Physical inventory counts are taken throughout the course of the fiscal year and reconciled to the Company’s records. Accruals for inventory shortages are estimated based upon historical shortage results. As of January 31, 2015 and February 1, 2014, the accrual was $5.6 million and $5.4 million, respectively.

As of January 31, 2015 and February 1, 2014 inventories were as follows:

(In thousands)	January 31, 2015	February 1, 2014
Inventories (at FIFO)	$192,605	$204,220
LIFO reserve	(4,645)	(4,636)

Net inventories	$187,960	$199,584

Property and Equipment

Property and equipment are recorded at cost. Depreciation of equipment and furniture and fixtures is provided on the straight-line method over the estimated service lives, which range from two to ten years. Amortization of capital lease assets is included in depreciation expense. Depreciation of buildings and amortization of leasehold improvements, including remodels, is provided on the straight-line basis over the lesser of the assets’ estimated useful lives (ranging from 2 to 40 years) or, if applicable, the periods of the leases. Determination of useful asset life is based on several factors requiring judgment by management and adherence to generally accepted accounting principles for depreciable periods. Judgment used by management in the determination of useful asset life could relate to any of the following factors: expected use of the asset; expected useful life of similar assets; any legal, regulatory or contractual provisions that may limit the useful life; and other factors that may impair the economic useful life of the asset. Maintenance and repairs are charged to expense as incurred. Improvement costs, which extend the useful life of an asset, are capitalized to property accounts and depreciated over the asset’s expected remaining life. The cost and accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income. Depreciation expense was $16.4 million and $18.4 million in fiscal 2015 and fiscal 2014, respectively.

The table below lists our property and equipment by class for fiscal 2015 and fiscal 2014:

(In thousands)	January 31, 2015	February 1, 2014
Land	$8,477	$5,688
Buildings	38,647	25,509
Equipment	96,878	97,700
Furniture and fixtures	57,996	59,624
Leasehold improvements	76,693	77,960
Construction in process	3,144	2,048

Gross Property and Equipment	281,835	268,529
Less accumulated depreciation and amortization	197,078	191,133

Property and Equipment, net	$84,757	$77,396

Long-Lived Assets

The Company’s long-lived assets consist of property and equipment, which includes leasehold improvements. At January 31, 2015, the Company had $84.8 million of property and equipment, net of accumulated depreciation, accounting for approximately 28.8% of the Company’s total assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. When evaluating long-lived assets for potential impairment, the Company will first compare the carrying amount of the assets to the individual store’s estimated future undiscounted cash flows. If the estimated future cash flows are less than the carrying amount of the assets, an impairment loss calculation is prepared. The fair values used in the impairment calculation are considered to be level 3 within the fair value hierarchy. The impairment loss calculation compares the carrying amount of the assets to the individual store’s fair value based on its estimated discounted future cash flows. If required, an impairment loss is recorded for that portion of the asset’s carrying value in excess of fair value. Impairment losses totaled $0.4 million and $0.7 million in fiscal 2015 and fiscal 2014, respectively, and were recorded in impairment charges in the consolidated statements of operations. For all years presented, the impairment losses related to the retail trade business segment.

Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. ASC 350, Goodwill and Other Intangible Assets, requires that goodwill and other indefinite life intangible assets be tested for impairment at least annually or earlier if there are impairment indicators. The goodwill impairment analysis first consists of the Company performing a qualitative analysis about the likelihood of goodwill impairment to determine whether a calculation of the fair value of a reporting unit is necessary. If it is determined that, based on the results of the qualitative analysis, goodwill is more likely than not impaired, the Company performs the two-step impairment test of goodwill as required by ASC 350. The first step of this test, used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

The valuation approaches used in the goodwill impairment test are subject to key judgments and assumptions that are sensitive to change, such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital and comparable company market multiples. When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments.

Gross goodwill at January 31, 2015 was $1.2 million and was generated upon the Company’s acquisition of a controlling interest in Yogurt Mountain during fiscal 2014. The Company completed its latest annual impairment test on goodwill during the fourth quarter of fiscal 2015. No goodwill impairment charges were recorded for fiscal 2015.

Deferred Rent

The Company recognizes rent expense by the straight-line method over the lease term, including lease renewal option periods that can be reasonably assured at the inception of the lease. The lease term commences on the date on which the Company takes possession and has the right to control use of the leased premises. Also, funds received from the lessor intended to reimburse the Company for the cost of leasehold improvements are recorded as a deferred credit resulting from a lease incentive and are amortized over the lease term as a reduction of rent expense. As of January 31, 2015, deferred rent, including both long-term and short-term amounts, totaled $7.7 million, compared to $9.2 million as of February 1, 2014.

Discontinued Operations

The Company early adopted Accounting Standards Update (“ASU”) No. 2014-08 for the thirteen weeks ended May 3, 2014 and as such no longer includes closed stores as discontinued operations. See Note 2, “Adoption of New Accounting Standards.” For the fifty-two weeks ended January 31, 2015 and February 1, 2014 presented herein, the Company has presented discontinued operations for four stores previously presented as discontinued operations in the Company’s fiscal 2014 Annual Report on Form 10-K.

Store Opening Costs

Non-capital expenditures incurred in preparation for opening new retail stores are expensed as incurred.

Store Closing Costs

The Company continually evaluates the profitability of its stores. When the Company closes or relocates a store, the Company incurs unrecoverable costs, including net book value of abandoned fixtures and leasehold improvements, lease termination payments, costs to transfer inventory and usable fixtures and other costs of vacating the leased location. Such costs are expensed as incurred and are included in operating, selling and administrative expenses in the consolidated statements of operations. During fiscal 2015 and fiscal 2014, the Company recognized store closing and relocation costs of $0.6 million and $0.5 million, respectively.

Advertising Costs

The costs of advertising are expensed as incurred. Advertising costs, net of applicable vendor reimbursements of $2.5 million and $1.1 million for fiscal 2015 and fiscal 2014, were charged to operating, selling and administrative expenses and totaled $3.2 million and $4.3 million for fiscal 2015 and fiscal 2014, respectively.

Insurance Accruals

The Company is subject to large deductibles under its workers’ compensation and health insurance policies. Amounts are accrued currently for the estimated cost of claims incurred, both reported and unreported.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that result in temporary differences between the amounts recorded in its financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company evaluates the realizability of its deferred tax assets on a quarterly basis. The Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred income tax asset. To the extent that recovery is not more likely than not, a valuation allowance is established against the deferred income tax asset, increasing the Company’s income tax expense in the year in which such determination is made. The Company accounts for the recognition, measurement, presentation and disclosure of uncertain tax positions in accordance with the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. The Company evaluates these unrecognized tax benefits each reporting period.

Accounts Receivable and Allowance for Doubtful Accounts

Receivables represent customer, landlord and other receivables due within one year and are net of any allowance for doubtful accounts. Net receivables, including related party receivables, were $3.5 million and $3.7 million as of January 31, 2015 and February 1, 2014, respectively. Trade accounts receivable are stated at the amount that the Company expects to collect and do not bear interest. The collectability of trade receivable balances is regularly evaluated based on a combination of factors, such as customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment patterns. If it is determined that a customer will be unable to fully meet its financial obligation, such as in the case of a bankruptcy filing or other material events impacting the customer’s business, a specific accrual for doubtful accounts is recorded to reduce the related receivable to the amount expected to be recovered.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company places its cash and cash equivalents in high credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent that the amount recorded on the consolidated balance sheet exceeds Federal Deposit Insurance Corporation (FDIC) deposit limits per institution. Amounts due from third-party credit card processors for the settlement of debit card, credit card and electronic check transactions are included as cash equivalents, as they are generally collected within 3 business days. Cash equivalents related to debit card, credit card and electronic check transactions at January 31, 2015 and February 1, 2014 were $3.0 million and $2.7 million, respectively.

Sales and Use Tax Contingencies

The Company is subject to potential ongoing sales and use tax audits and other tax issues for both its retail and electronic commerce segments. It is the policy of the Company to estimate any potential tax contingency liabilities based on various factors, such as ongoing state audits, historical results of audits at the state level and specific tax issues. Accruals for potential tax contingencies are recorded by the Company when they are deemed to have a probable likelihood of a liability and the liability can be reasonably estimated.

Stockholders’ Equity

Basic net income (loss) per common share (“EPS”) is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. The Company’s unvested restricted stock contains non-forfeitable rights to dividends and are therefore considered participating securities for purposes of computing EPS pursuant to the two-class method. Net income allocated to participating securities was $0.2 million in fiscal 2015. Net losses are not allocated to participating securities in periods in which the Company incurs a net loss. Diluted EPS has been computed based on the average number of shares outstanding, including the effect of non-participating outstanding stock options, if dilutive, in each respective year. A reconciliation of the weighted average shares for basic and diluted EPS is as follows:

	January 31, 2015	February 1, 2014
Weighted average shares outstanding:
Basic	14,218	14,708
Dilutive effect of stock options outstanding	—	—

Diluted	14,218	14,708

The Board of Directors of Books-A-Million, Inc. (the “Board”) approved a stock repurchase plan on August 21, 2012 (the “2012 Repurchase Program”), under which the Company was authorized to purchase up to $5.0 million of the Company’s common stock. The 2012 Repurchase Program replaced other repurchase programs that expired in April 2011. Pursuant to the 2012 Repurchase Plan, stock could be purchased on the open market or through private transactions from time to time, dependent upon market conditions. The 2012 Repurchase Program did not obligate the Company to repurchase any specific number of shares. The 2012 Repurchase Plan expired on March 31, 2014. The Company repurchased no shares during fiscal 2015 and repurchased 384,000 shares during fiscal 2014 at a cost of $1.0 million.

On June 5, 2014 and June 6, 2014, the Company entered into agreements to purchase 655,596 and 309,200 shares, respectively, of common stock of the Company, which shares were beneficially owned by a single stockholder, at a price of $2.15 per share.

This price represented a $0.03 discount from the closing price of the Company’s common stock on the NASDAQ Stock Market on June 4, 2014. The repurchase was approved by the Company’s Board of Directors and completed as of June 11, 2014.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, Share-Based Payment. ASC 718 requires the Company to recognize expense related to the fair value of its stock-based compensation awards, including employee stock options.

The Company’s pre-tax compensation cost for stock-based compensation was $0.9 million ($0.5 million net of taxes) and $0.8 million ($0.5 million net of taxes) for the years ended January 31, 2015 and February 1, 2014, respectively, which costs were recorded in operating, selling and administrative expenses in the consolidated statements of operations.

Foreign Currency Translation

The Company holds a 25% equity method investment in That Company Called IF, Limited (“IF”) (see Note 13, “Equity Method Investment”) which is located in the United Kingdom. IF’s functional currency is the British Pound. Before determining the balance of the Company’s equity method investment in IF, the Company translates the financial statements of IF. Assets and liabilities are translated using exchange rates in effect at the end of the period, and revenues and costs are translated using average exchange rates for the period. The portion of the Company’s equity method investment that relates to the translation adjustment is recorded in other comprehensive income.

2. Recent Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs issued to date that amend the original text of the ASC. Those issued to date either (i) provide supplemental guidance or (ii) are technical corrections. Additionally, there were various other accounting standards and interpretations issued that the Company has not yet been required to adopt, none of which is expected to have a material impact on the Company’s consolidated financial statements and the notes thereto going forward.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15), which provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Under the new guidance, disclosures are required when conditions give rise to substantial doubt about an entity’s ability to continue as a going concern within one year from the financial statement issuance date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In order to do so, an entity would follow the five-step process for in-scope transactions: (1) identify the contract with a customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016 and interim periods within that year. Early adoption is not permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented or apply the requirements in the year of adoption through a cumulative adjustment. The Company is in the process of determining the method of adoption but does not expect it to have a material impact on the Company’s financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08). ASU 2014-08, among other things, raises the threshold for disposals to qualify as discontinued operations. Under ASU 2014-08, a discontinued operation is (1) a component of an entity or group of components that has been disposed of by sale, disposed of other than by sale or is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results or (2) an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition. ASU 2014-08 also requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. This ASU is effective for annual periods beginning on or after December 15, 2014 and interim periods within that year. Early adoption of ASU 2014-08 is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issue. As a result of ASU 2014-08, the Company will no longer be required to present individual store closures as discontinued operations. The Company reviews the profitability trends and prospects of its existing stores and closes or relocates under-performing stores as part of its retail strategy. For this reason, a store closure does not represent a strategic shift that will have a major effect on the Company’s operations and financial results, as defined by ASU 2014-08. The Company elected to early adopt ASU 2014-08 in the first quarter of fiscal year 2015. The Company will continue to present discontinued operations for all stores as previously presented in the Company’s fiscal 2014 Annual Report on Form 10-K.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (ASU 2013-11). The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. ASU 2013-11 provides guidance related to the financial statement presentation of uncertain tax positions (FIN 48) when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The Company adopted ASU 2013-11 in the first quarter of fiscal year 2015. There was no material impact to the Company’s financial statements resulting from the adoption of ASU 2013-11.

3. Income Taxes

A summary of the components of the income tax provision is as follows (in thousands):

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
Current:
Federal	$(704)	$(618)
State	(165)	(391)

	$(869)	$(1,009)

Deferred:
Federal	$572	$5,111
State	55	730

	$627	$5,841

(Benefit) Provision for income taxes	$(242)	$4,832

Income tax provision is included in the financial statements as follows (in thousands):

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
Continuing Operations	$(242)	$4,832
Discontinued Operations	—	(66)

(Benefit) Provision for income taxes	$(242)	$4,766

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
Federal statutory income tax rate	34.0%	34.0%
State and local income tax provision	4.8%	(23.0)%
Change in valuation allowance	(49.0)%	(166.4)%
Nondeductible meals and entertainment expense	5.8%	(1.2)%
Other-permanent items	5.7%	(2.6)%
Rate differential	10.9%	4.7%
Uncertain tax benefit adjustment	(11.5)%	13.8%
Federal tax credits	(9.8)%	6.4%

Effective income tax rate	(9.1)%	(134.3)%

The effective rate for income tax purposes was (9.1)% for fiscal 2015 and (134.3)% for fiscal 2014. The net decrease in the effective tax rate was due to a number of factors, most of which were not directly associated with fiscal 2015 earnings. The primary factor causing the decreased tax rate is a fiscal 2015 reduction in the required valuation allowance recorded against deferred tax assets, as compared to an increase in such valuation allowance in fiscal 2014. Other items, including reductions in uncertain tax benefits and federal income tax credits, impacted the effective tax rate in both fiscal 2015 and fiscal 2014.

Temporary differences that created deferred tax assets (liabilities) at January 31, 2015 and February 1, 2014 were as follows (in thousands):

	As of January 31, 2015		As of February 1, 2014
	Current	Noncurrent	Current	Noncurrent
Property & Equipment	$—	$(2,094)	$—	$(830)
Accruals	2,751	—	1,944	—
Inventory	(17,182)	—	(16,030)	—
State net operating loss carry forwards	—	960	—	1,585
Deferred rent	647	1,891	685	1,237
Prepaids	(1,123)	—	(801)	—
Intangible Assets	—	8	—	593
Allowance for bad debts	36	—	26	—
State and local tax	—	(67)	—	(67)
Effect of flow-through entity	126	—	—	2
Stock compensation	—	228	—	326
Equity Investment	—	(176)	—	—

Deferred tax asset (liability)	(14,745)	750	(14,176)	2,846
Less: Valuation allowance	(3,947)	(1,973)	(4,631)	(3,252)

Deferred tax (liability), net	$(18,692)	$(1,223)	$(18,807)	$(406)

The Company’s consolidated balance sheet as of January 31, 2015 includes deferred tax assets of $9.7 million related primarily to timing differences and a deferred tax asset of $1.0 million that was derived from state net operating loss carry forwards of $31.4 million that expire beginning in fiscal 2016 through fiscal 2035. The Company evaluates the realizability of its deferred tax assets on a quarterly basis. The Company takes into account such factors as prior earnings history, future taxable income in the form of existing temporary differences, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of a realization of a deferred income tax asset. To the extent that recovery is not more likely than not, a valuation allowance is established against the deferred income tax asset, increasing income tax expense in the year in which such determination is made. The Company has concluded, based on the weight of all available positive and negative evidence, that $4.8 million of these tax benefits are more likely than not to not be realized in the future. During fiscal 2015, the Company decreased its valuation allowance by $2.0 million. During fiscal 2014, the Company increased its valuation allowance by $6.8 million.

The Company accounts for the recognition, measurement, presentation and disclosure of uncertain tax positions in accordance with the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. The Company evaluates these unrecognized tax benefits each reporting period. As of January 31, 2015 and February 1, 2014, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.1 million and $0.4 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	January 31, 2015	February 1, 2014
Balance at beginning of year	$204	$514
Additions based on tax positions related to current year	—	—
Additions based on tax positions related to prior period	—	—
Reductions for tax positions of previous year	(155)	(310)

Balance at end of year	$49	$204

The Company and its subsidiaries are subject to United States Federal income tax as well as income tax of multiple state jurisdictions. These uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. The Company has operations in various state jurisdictions and is not currently under audit in any of them. With few exceptions, the Company is no longer subject to United States Federal, state or local income tax examinations for years prior to 2010.

It is reasonably possible that the amount of unrecognized tax benefits will increase or decrease in the next twelve months. These changes may be the result of new federal, state or local audits. It is also expected that the statute of limitations for certain unrecognized tax benefits will expire in the next 12 months, resulting in a reduction of the liability for unrecognized tax benefits of $0.1 million. The balance of the unrecognized tax benefits is primarily related to uncertain tax positions for which there are no current ongoing federal or state audits, and, therefore, an estimate of the range of the reasonably possible outcomes cannot be made.

The Company’s policy is to record interest and penalties related to income tax matters in income tax expense. Accrued interest and penalties were $0.1 million and $0.2 million as of January 31, 2015 and February 1, 2014, respectively, and are recorded as a component of accrued expenses on the consolidated balance sheet. During fiscal 2015 and fiscal 2014, the Company recognized $0.1 million and $0.2 million, respectively, of interest and penalties.

4. Short-term Borrowing and Long-term Debt

The Company’s primary sources of liquidity are cash flows from operations, including credit terms from vendors, and borrowings under its credit facility, described below. On March 21, 2011, the Company entered into a credit agreement (the “Credit Agreement”) for a revolving credit facility (as amended, the “Credit Facility”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and Issuing Bank, and a group of participating financial institutions, under which the Company may borrow up to the maximum principal amount of $150.0 million, which may be increased to $200.0 million under certain circumstances, and which was scheduled to mature on March 21, 2016. On June 28, 2013, the Company entered into an Amended and Restated Credit Agreement with Bank of America whereby the parties agreed, among other things, (i) to extend the maturity date of the Credit Agreement to June 27, 2018, (ii) to lower the applicable margin to 1.50%-2.00% for LIBOR loans and 0.50%-1.00% on prime rate loans, and (iii) to lower the fee imposed on the unused portion of the loan to 0.25%. As of January 31, 2015, the maximum principal amount available under the Credit Facility was $115.6 million, based on the calculated borrowing base availability at that time. Interest on borrowings under the Credit Facility is determined based upon the LIBOR rate plus an applicable margin (as specified in the Amended and Restated Credit Agreement). Pursuant to the Amended and Restated Credit Agreement, the participating financial institutions have agreed to make revolving loans to the Company and to issue, up to a $35.0 million sublimit, letters of credit for the Company. Under the Amended and Restated Credit Agreement, Bank of America, in its capacity as Swing Line Lender, has also agreed to make same day advances to the Company in the form of swing line loans up to a $15.0 million sublimit. The obligations of the Company under the Amended and Restated Credit Agreement are secured by the inventories, accounts receivable and certain other personal property of the Company pursuant to the terms of a security agreement with Bank of America and the other lenders. Additionally, the Amended and Restated Credit Agreement contains certain non-financial covenants. The Company was in compliance with these covenants at January 31, 2015.

As of January 31, 2015, there were outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) of $9.8 million, which bear interest at variable rates (weighted average of 2.60% as of January 31, 2015 based on the 7-day LIBOR rate plus the applicable spread as of such date). The Company had $18.7 million in borrowings outstanding under the Credit Facility (excluding the face amount of letters of credit issued thereunder) as of February 1, 2014. The face amount of letters of credit issued under the Credit Facility as of January 31, 2015 and February 1, 2014 was $5.6 million and $6.8 million, respectively. At January 31, 2015 the Company had $29.4 million in unused letters of credit. The maximum and average outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) during the fifty-two weeks ended January 31, 2015 were $65.6 million and $41.0 million, respectively.

During fiscal 1996 and fiscal 1995, the Company acquired and constructed certain warehouse and distribution facilities with the proceeds of loans made pursuant to an industrial development revenue bond (the “Bond”). As of January 31, 2015 and February 1, 2014, there was $3.7 million and $4.3 million, respectively, outstanding under the Bond, which bears interest at a variable rate. The interest rate on the Bond was 1.25% at both January 31, 2015 and February 1, 2014. The bond is held by Wells Fargo Bank, National Association (“Wells Fargo”). Pursuant to an Amended and Restated Bond Agreement dated June 30, 2011, the Company’s subsidiary, American Wholesale Book Company, Inc. (“American Wholesale”), and Wells Fargo agreed, among other things, (i) to extend the period during which Wells Fargo will hold the Bond until March 13, 2016, (ii) to replace the original guaranty with a new Continuing Guaranty executed by the Company and certain of its subsidiaries, including booksamillion.com, inc. and BAM Card Services, LLC, which obligation provides a maximum liability of $5,880,000 for the Company and its affiliates, jointly and severally, and (iii) that American Wholesale will maintain a standby letter of credit equal at all times to at least the outstanding principal amount of the Bond, which was $3.7 million and included in the aggregate letters of credit mentioned above as of January 31, 2015, for the benefit of Wells Fargo. The Company is obligated to repurchase the Bond on March 13, 2016, unless Wells Fargo exercises the option to extend the Bond’s maturity date up to December 1, 2019.

On July 18, 2013, the Company, through its subsidiary PGP Florence, LLC (“PGP Florence”), entered into a $12.6 million loan agreement for the purpose of financing its real estate development and leasing operations. The loan matures on August 1, 2033 and bears a fixed interest rate of 4.0%. The Company is required to make periodic payment of principal and interest over the term of the loan. The loan is secured by PGP Florence’s real estate property, the Renaissance City Center located in Florence, Alabama. The loan agreement contains certain non-financial covenants, all of which the Company was in compliance with as of January 31, 2015. As of January 31, 2015, the outstanding balance of the loan was $12.0 million, of which $0.4 million was classified as short-term borrowings.

On May 30, 2014, PGP Gardendale, LLC, a subsidiary of the Company (“PGP Gardendale”), entered into a $17.3 million loan agreement for the purpose of financing PGP Gardendale’s real estate development and leasing operations. The loan is funded in increments with a first funding, as of May 30, 2014, in the principal amount of $5.0 million. The loan included a Holdback Agreement that provided for additional funding up to $12.3 million based on the scope of the real estate development project. During the quarter ended November 1, 2014, the scope of the project was revised to qualify for the Reduced Holdback Amount of $10.0 million. Subsequent funding of the remaining $10.0 million balance is subject to PGP Gardendale’s satisfaction of the lender’s disbursement conditions. The loan matures on June 1, 2034 and bears a fixed interest rate of 5.0%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on July 1, 2015. The loan is secured by PGP Gardendale’s real estate property, the Magnolia City Place located in Gardendale, Alabama. As of January 31, 2015, the outstanding balance of the loan was $5.0 million, of which $0.1 million was classified as short-term borrowings.

On August 18, 2014, PGP Fayetteville, LLC (“PGP Fayetteville”), a wholly owned subsidiary of the Company, entered into a $3.2 million loan agreement for the purpose of financing PGP Fayetteville’s real estate development and leasing operations. The loan matures on September 1, 2029 and bears a fixed interest rate of 4.625%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on October 1, 2014. The loan is secured by PGP Fayetteville’s real estate property, the La Fayette City Place located in Fayetteville, North Carolina. As of January 31, 2015, the outstanding balance of the loan was $3.1 million, of which $0.2 million was classified as short-term borrowings.

5. Leases

The Company leases the premises for its retail bookstores under operating leases, which expire in various years through the year 2027. Many of these leases contain renewal options and require the Company to pay executory costs (such as property taxes, maintenance and insurance). In addition to fixed minimum rentals, some of the Company’s leases require contingent rentals based on a percentage of sales. The Company also has minimal operating and capital leases for equipment.

Minimum future rental payments under non-cancelable leases having remaining terms in excess of one year as of January 31, 2015 were as follows (in thousands):

	Future Minimum Rent
Fiscal Year	Capital Leases	Operating Leases
2016	$508	$38,133
2017	498	32,608
2018	477	26,281
2019	172	19,570
2020	—	12,537
Subsequent years	—	15,765

Total minimum lease payments	1,655	$144,894

Less: Amount representing interest	68

Present value of net minimum capital lease payments	1,587
Less: Current installments of obligations under capital leases	467

Obligations under capital leases, excluding current installments	$1,120

The current portion of the capital lease obligation is recorded in accrued expenses, and the long-term portion of the capital lease obligation is recorded in long term capital lease obligation on the consolidated balance sheets. Assets recognized under capital leases and the accumulated amortization thereunder was $2.4 million and $0.8 million, respectively, in fiscal 2015. Assets recognized under capital leases and the accumulated amortization thereunder was $2.3 million and $0.8 million, respectively, in fiscal 2014.

Rental expense for all leases consisted of the following (in thousands):

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
Minimum rentals	$40,795	$41,595
Contingent rentals	3,832	3,597

Total	$44,627	$45,192

6. Employee Benefit Plans

401(k) Profit-Sharing Plan

The Company and its subsidiaries maintain a 401(k) plan covering all employees who have completed six months of service and who are at least 21 years of age and permit participants to make contributions not to exceed 15% of their eligible compensation. Participants over 50 years of age are allowed to make catch-up contributions. Limits to contributions by employees are established by the Internal Revenue Code. Company matching and supplemental contributions are made at management’s discretion. The Company matched 50% on employee contributions up to a maximum of 3% of the employee’s salary for fiscal 2015 and fiscal 2014. The expense under this plan was $0.4 million in fiscal 2015 and fiscal 2014.

2005 Incentive Award Plan

During 2005, the Company adopted and the Company’s stockholders approved the Books-A-Million, Inc. 2005 Incentive Award Plan (the “2005 Plan”). On May 30, 2014, the stockholders of the Company approved an additional 1,500,000 shares available for issuance under the 2005 Plan, bringing the aggregate number of shares that may be awarded under the 2005 Plan to 3,500,000. Equity awards under the 2005 Plan have consisted solely of awards of restricted stock. Each year, the Board makes awards to the Company’s officers and key employees pursuant to the terms of the 2005 Plan. In addition, directors are eligible for awards when they are appointed and after serving on the Board for eleven consecutive months. The compensation expense related to these grants is expensed over the vesting period for the individual grants. Shares granted under the 2005 Plan were 669,894 and 282,673 in fiscal 2015 and fiscal 2014, respectively. The Company recorded $0.9 million and $0.8 million of stock-based compensation for the restricted stock grants in fiscal 2015 and fiscal 2014, respectively.

There are two types of restricted stock awards to employees. The first type of restricted stock award is “career based shares.” Career based shares are completely unvested until the last day of the third fiscal year after the date of the grant, whereupon such career based shares vest in full if the employee who received the grant is then employed by the Company. The compensation expense for these shares is recognized ratably over the requisite 3 years service period. The second type of restricted stock award is “performance based shares.” Performance based shares are earned and issued based on the achievement of certain performance goals for the fiscal year in which they are awarded. If the performance goals are met, the performance based shares then vest in 50% increments at the end of the first and second fiscal years after the fiscal year in which they were issued, if the employee who received the grant is then employed by the Company. Compensation expense for these shares is recognized ratably over the period beginning on the date on which the Company determines that it is probable that the performance goals will be achieved and ending on the last day of the vesting period.

Additionally, there are annual restricted stock grants to directors. Each director is, on the first day he serves as a director, granted an initial restricted stock grant, which shares of restricted stock vest in one-third increments on each of the first, second and third anniversaries of the grant date. Additionally, each director who has served at least eleven consecutive months as of the Company’s annual meeting of stockholders receives a restricted stock grant, which shares of restricted stock vest in one-third increments on each of the first, second and third anniversaries of the grant date. The expense related to the directors’ grants is recognized ratably over the 3 years vesting period.

Restricted Stock Table

A combined summary of the status of restricted stock grants to employees and directors under the 2005 Plan is as follows:

	Fiscal Year Ended
	January 31, 2015		February 1, 2014
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Shares at beginning of period	551,169	$3.39	458,130	$4.37
Shares granted	669,894	2.03	282,673	2.75
Shares vested	(394,343)	2.99	(158,750)	5.16
Shares forfeited	(35,267)	2.44	(30,884)	3.01

Shares at end of period	791,453	$2.48	551,169	$3.39

As of January 31, 2015, the Company had $1.2 million of total unrecognized compensation cost related to non-vested awards granted under our share-based plans, which it expects to recognize over the following fiscal years (in thousands):

Fiscal Year	Unrecognized Stock-based Compensation Expense
2016	$781
2017	320
2018	72

Total	$1,173

The Company recognized tax benefits (decrement) related to restricted stock shares in the amount of $(36) thousand and recognized ($185) thousand in fiscal 2015 and fiscal 2014, respectively. The tax benefits (decrement) were recorded in paid-in capital in the respective years.

The number of shares of common stock reserved under the 2005 Plan for stock-based compensation awards as of January 31, 2015 was 1,185,917 shares.

Stock Option Plan

In April 1999, the Company adopted the 1999 Amended and Restated Employee Stock Option Plan (the “Stock Option Plan”), which provided for option grants to executive officers, directors and key employees. Upon the approval of the 2005 Plan by the Company’s stockholders at the Company’s annual meeting held in June 2005, the Board determined that no more awards would be made under the Stock Option Plan. All options granted prior to January 9, 2001 vested over a three years period and expired on the sixth anniversary of the date of grant, and all options granted on and after January 9, 2001 vested over a three years period and expired on the Tenth Anniversaries of the date of grant. All options had exercise prices equal to the fair market value of the common stock on the date of grant. A summary of the status of the options granted under the Stock Option Plan is as follows:

	Fiscal Year Ended
	January 31, 2015		February 1, 2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,334	$9.44	21,177	$7.34
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(6,334)	9.44	(14,843)	6.44

Outstanding at end of year	—	$—	6,334	$9.44

Exercisable at end of year	—	$—	6,334	$9.44

There are no stock options outstanding as of January 31, 2015. The aggregate intrinsic value of outstanding options and exercisable options under the Stock Option Plan at February 1, 2014 was not material.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan under which shares of the Company’s common stock are reserved for purchase by employees at 85% of the fair market value of the common stock at the lower of the market value for the Company’s stock as of the beginning of the fiscal year or the end of the fiscal year. On May 20, 2010, the stockholders of the Company approved an additional 200,000 shares available for issuance under the plan, bringing the aggregate number of shares that may be awarded to 600,000. Of the total reserved shares, 476,041 and 451,914 shares had been purchased as of January 31, 2015 and February 1, 2014, respectively.

Executives’ Deferred Compensation Plan

During fiscal 2006, the Board adopted the Books-A-Million, Inc. Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”). The Executives’ Deferred Compensation Plan provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries (the “Participants”) with the opportunity to defer the receipt of certain cash compensation. Each Participant may elect to defer under the Executives’ Deferred Compensation Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant’s compensation deferrals are credited to the Participant’s bookkeeping account (“Account”) maintained under the Executives’ Deferred Compensation Plan. Each Participant’s Account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. There was no cash compensation deferred under the Executives’ Deferred Compensation Plan as of the end of fiscal 2015 or fiscal 2014.

With certain exceptions, a Participant’s Account will be paid after the earlier of: (1) a fixed payment date, as elected by the Participant (if any); or (2) the Participant’s separation from service with the Company or its subsidiaries. Participants may generally elect that payments be made in a single sum or installments in the year specified by the Participant or upon their separation from service with the Company. Additionally, a Participant may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended.

Directors’ Deferred Compensation Plan

During fiscal 2006, the Board adopted the Books-A-Million, Inc. Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan provides the Non-Employee Directors with the opportunity to defer the receipt of certain amounts payable for serving as a member of the Board (the “Fees”). A Non-Employee Director’s Fee deferrals are credited to the Non-Employee Director’s bookkeeping account (“Account”) maintained under the Directors’ Deferred Compensation Plan. Each participating Non-Employee Director’s Account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. There was no cash compensation deferred under the Directors’ Deferred Compensation Plan as of the end of fiscal 2015 or 2014.

With certain exceptions, a participating Non-Employee Director’s Account will be paid after the earlier of: (1) a fixed payment date, as elected by the participating Non-Employee Director (if any); or (2) the participating Non-Employee Director’s separation from service on the Board. The participating Non-Employee Director may generally elect that payments be made in a single sum or installments in the year specified by the participating Non-Employee Director or upon the Non-Employee Director’s separation from service on the Board. Additionally, a participating Non-Employee Director may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended.

7. Related Party Transactions

Charles C. Anderson, Chairman Emeritus and a former director of the Company, Terry C. Anderson, a director of the Company, and Clyde B. Anderson, Executive Chairman of the Company, have controlling ownership interests in other entities with which the Company conducts business. Significant transactions between the Company and these various other entities (“related parties”) are summarized in the following paragraphs.

The Company purchases a portion of its in-store merchandise from a subsidiary of Anderson Media Corporation (“Anderson Media”), an affiliate of the Company through common ownership. During fiscal 2015 and fiscal 2014, purchases of these items from Anderson Media totaled $19.5 million and $17.5 million, respectively. Amounts payable to Anderson Media at January 31, 2015 and February 1, 2014 were $6.2 million and $1.3 million, respectively. Amounts receivable from Anderson Media at January 31, 2015 and February 1, 2014 were $31,000 and $66,000, respectively. The Company purchases certain of its collectibles, gifts and books from Anderson Press, Inc. (“Anderson Press”), an affiliate of the Company through common ownership. During fiscal 2015 and fiscal 2014, such purchases from Anderson Press totaled $0.4 million and $0.5 million, respectively. Amounts payable to Anderson Press at January 31, 2015 and February 1, 2014 were $0.2 million. The Company utilizes import sourcing and consolidation services from Anco Far East Importers Limited (“Anco Far East”), an affiliate of the Company through common ownership. The total amount paid to Anco Far East was $1.9 million and $1.6 million for fiscal 2015 and fiscal 2014, respectively. These amounts paid to Anco Far East included the actual cost of the product, as well as fees for sourcing and consolidation services. All other costs, other than the sourcing and consolidation service fees, were passed through from other vendors. Anco Far East fees, net of the passed-through costs, for fiscal 2015 and fiscal 2014 were $0.1 million in each year. Amounts payable to Anco Far East at January 31, 2015 and February 1, 2014 were $0.1 million and $0.2 million, respectively.

The Company leases its principal executive offices from a trust, which was established for the benefit of the grandchildren of Mr. Charles C. Anderson, Chairman Emeritus and a former director of the Company. The lease was renewed on June 1, 2014 and will end on May 31, 2024. During fiscal year 2015, the Company paid annual rent of approximately $0.1 million to the trust under this lease and paid rent of approximately $0.2 million in fiscal 2014. Anderson & Anderson LLC (“A&A”), which is an affiliate of the Company through common ownership, also leases two buildings to the Company. During each of fiscal 2015 and fiscal 2014, the Company paid A&A a total of $0.4 million in connection with such leases. The total of minimum future rental payments under all of these related party leases was $2.0 million at January 31, 2015. The Company also subleases a portion of its leased corporate office space in Birmingham, Alabama to Anderson Growth Partners, an affiliate of the Company through common ownership. During fiscal 2015 and fiscal 2014 the Company received approximately $0.1 million in rental payments from Anderson Growth Partners. Total future minimum rent payments to the Company under this lease were $0.7 million as of January 31, 2015. The Company leases certain property to Hibbett Sports, Inc. (“Hibbett”), a sporting goods retailer in the United States. The Company’s lease on the property with Hibbett expires in February 1, 2017. Terrance G. Finley, the Company’s Chief Executive Officer and President, is a member of Hibbett’s board of directors. During fiscal 2015 and 2014, the Company received approximately $0.1 million in rental payments from Hibbett. Total future minimum rent payments to the Company under this lease were $0.2 million as of January 31, 2015.

Until December 2014, the Company, A&A, American Promotional Events, Inc., Anderson Growth Partners and Anderson Press (collectively the “Co-ownership Group”) co-owned two airplanes that were used by the Company in its business, with the Company owning a 19.7% interest in each of the airplanes. During fiscal 2015 (through December 2014) and fiscal 2014, the Company was billed $0.4 million and $0.5 million, respectively, by the Co-ownership Group under a cost sharing arrangement for the Company’s use of the airplanes. The expenses that the Company paid for airplane use covered all of the variable costs attributable to the Company’s use of the airplanes and a portion of the fixed costs. Additionally, in conjunction with the acquisition of one of the previously mentioned, on July 31, 2013, the Company, along with other members of the Co-ownership group, entered into a promissory note with Aircraft SPE 2013, LLC for the purpose of repaying the indebtedness incurred by Aircraft SPE 2013, LLC for the acquisition of the airplane. The principal amount of the Company’s note is $0.6 million and matures on September 1, 2018. The note bears interest equal to the thirty-day LIBOR rate plus 2.75%. The Company is required to make periodic payments of principal and interest over the term of the loan, which is amortized over fifteen years and includes a balloon payment for the remaining principal balance at the end of the term. The outstanding balance of the note at January 31, 2015 was approximately $0.6 million. In December 2014, the Co-ownership Group determined to sell the two airplanes. One was sold by the Co-ownership Group in December 2014; the second remains for sale. On January 26, 2015, the Co-ownership Group entered into a reverse 1031 exchange transaction, whereby the Co-ownership Group used the airplane sale proceeds and additional proceeds contributed by A&A to purchase a new airplane. The Company currently has a note payable to A&A in the amount of $1,022,173 in connection with the additional proceeds contributed by A&A for the new airplane purchase, which note will be satisfied upon the sale of the second airplane and the completion of the 1031 exchange transaction, expected to occur in the next 180 days. Upon completion, the Company will own a 20.892% interest in the new airplane.

The Company and Anderson Private Capital Partners I, L.P. (“APCP”) each held a 50% ownership interest in Yogurt Mountain as of February 1, 2014. On December 23, 2014 the Company acquired an additional .001% of Yogurt Mountain from APCP. APCP is an affiliate of the Company through common ownership. See Note 14, “Variable Interest Entities,” for additional information regarding the Company’s ownership interest in Yogurt Mountain. All related party transactions between the Company and Yogurt Mountain subsequent to the Company’s consolidation of Yogurt Mountain have been eliminated for the fifty-two weeks ended January 31, 2015.

The Company and Anco Far East have equity interests in IF of 25% and 45%, respectively. See Note 13, “Equity Method Investment,” for additional information regarding the Company’s investment in IF. During fiscal 2015 and fiscal 2014, the Company had purchased items from IF in the amount of $1.0 million and $0.5 million, respectively. The Company had amounts payable to IF of $73,000 at January 31, 2015 and $39,000 at February 1, 2014.

During the fourth quarter of fiscal 2014, the Company sold units of limited liability company interests (“units”) of its PGP subsidiary to four investors, three of whom serve as executive officers of the Company, Terrance G. Finley, Chief Executive Officer and President, R. Todd Noden, Executive Vice President and Chief Financial Officer, and James F. Turner, Executive Vice President/Real Estate and Business Development. A total of 100 units, valued at $10,000 each, were sold to the four investors, 40 units purchased by Mr. Finley for $0.4 million, 20 units purchased by Mr. Noden for $0.2 million, 20 units purchased by Mr. Turner for $0.2 million, and 20 units purchased by a non-executive employee for $0.2 million. The 100 units equated to a 5.1% interest in PGP, with the Company owning the remaining 94.9% of PGP. The equity of PGP owned by the four investors is presented as a component of noncontrolling interest within the consolidated financial statements. During fiscal 2015 a total of $61,000 was paid in dividends to these four private investors.

8. Discontinued Operations

The Company early adopted ASU 2014-08 for the thirteen weeks ended May 3, 2014 and as such no longer includes closed stores as discontinued operations. See Note 2, “Adoption of New Accounting Standards.” For the fifty-two weeks ended February 1, 2014, the Company has presented discontinued operations for four stores previously presented as discontinued operations in the Company’s fiscal 2014 Annual Report on Form 10-K. For the fifty-two weeks ended February 1, 2014 the closed stores had sales of $3.5 million and a net loss of $0.1 million.

9. Business Segments

The Company has three reportable operating segments: retail trade; electronic commerce trade; and real estate development and management. These reportable operating segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance internally. The chief operating decision makers of the Company are the Company’s Executive Chairman and Chief Executive Officer and President.

The Company’s three reportable segments are three distinct business units: a traditional retailer of book and related merchandise, a seller of book and related merchandise primarily over the internet and a real estate business that owns, develops and leases commercial retail real estate. The retail trade segment makes up the majority of the Company’s sales and includes the bookstore locations and its distribution center operations, as well as Yogurt Mountain owned stores and franchises. These businesses all share similar economic characteristics and, therefore, have been aggregated into the retail trade segment. Through the distribution center operations, the Company also sells books to outside parties on a wholesale basis. These wholesale sales are not material. The electronic commerce trade segment is managed separately from the retail trade segment due to divergent technology and marketing requirements. Both the retail trade segment and the electronic commerce trade segment derive revenues primarily from the sale of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories. The real estate development and management segment is managed separately from the retail trade and electronic commerce trade segments, with a focus on deriving revenues through developing and leasing commercial retail real estate for purposes of earning rental income.

	Fiscal Year Ended
Segment information (in thousands)	January 31, 2015	February 1, 2014
Net Revenue
Retail Trade	$465,656	$460,499
Electronic Commerce Trade	21,736	23,426
Real estate management and development	3,054	1,947
Intersegment Sales Elimination	(16,362)	(15,502)

Net Sales	$474,084	$470,370

Operating Profit (Loss)
Retail Trade	$3,953	$(1,165)
Electronic Commerce Trade	445	(548)
Real estate management and development	1,167	694
Intersegment Elimination of Certain Costs	(946)	(460)

Total Operating Profit (Loss)	$4,619	$(1,479)

Depreciation
Retail Trade	$15,494	$17,532
Electronic Commerce Trade	271	346
Real estate management and development	660	473

Total Depreciation	$16,425	$18,351

Capital Expenditures
Retail Trade	$8,680	$18,036
Electronic Commerce Trade	182	—
Real estate management and development	16,018	9,462

Total Capital Expenditures	$24,880	$27,498

Assets
Retail Trade	$252,546	$271,406
Electronic Commerce Trade	1,043	1,501
Real estate management and development	40,662	29,825

Total Assets	$294,251	$302,732

A reconciliation of operating profit from reportable segments to income (loss) from continuing operations before income taxes in the consolidated financial statements is as follows:

(in thousands)	January 31, 2015	February 1, 2014
Reportable segments operating income (loss)	4,619	(1,479)
Interest expense, net	$2,194	$2,079

Income (loss) from continuing operations before income taxes	2,425	(3,558)

Sales as a percentage of net sales by merchandise category is as follows:

(in thousands)	January 31, 2015	February 1, 2014
Books and magazines	69.2%	70.5%
General merchandise	15.2%	14.0%
Café and Yogurt	5.1%	4.9%
Electronics, eBooks and accessories	1.0%	1.9%
Media	4.5%	3.5%
Other	5.0%	5.2%

Total	100.0%	100.0%

General merchandise consists of gifts, cards, games, toys, collectibles and similar types of products. Café consists of coffee, tea, yogurt and other edible products, as well as gift items related to our Joe Muggs cafés. Media includes music, video and software.

10. Commitments and Contingencies

The Company is a party to various legal proceedings incidental to its business. The Company accrues for costs related to these matters when a loss is probable and the amount of the ultimate liability can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there were no matters that required an accrual as of January 31, 2015 or February 1, 2014, nor were there any asserted or unasserted claims for which material losses were reasonably possible.

From time to time, the Company enters into certain types of agreements that require the Company to indemnify parties against third party claims. Generally, these agreements relate to: (a) agreements with vendors and suppliers, under which the Company may provide customary indemnification to its vendors and suppliers in respect of actions that they take at the Company’s request or otherwise on its behalf, (b) agreements with vendors who publish books or manufacture merchandise specifically for the Company to indemnify the vendors against trademark and copyright infringement claims concerning the books published or merchandise manufactured on behalf of the Company, (c) real estate leases, under which the Company may agree to indemnify the lessors for claims arising from the Company’s use of the property and (d) agreements with the Company’s directors, officers and employees, under which the Company may agree to indemnify such persons for liabilities arising out of their relationship with the Company. The Company has Directors and Officers Liability Insurance, which, subject to the policy’s conditions, provides coverage for indemnification amounts payable by the Company with respect to its directors and officers up to specified limits and subject to certain deductibles.

The nature and terms of these types of indemnities vary. The events or circumstances that would require the Company to perform under these indemnities are transaction and circumstance specific. The overall maximum amount of obligations cannot be reasonably estimated. Historically, the Company has not incurred significant costs related to performance under these types of indemnities. No liabilities were recorded for these obligations on the Company’s balance sheet at each of January 31, 2015 and February 1, 2014, as such liabilities were not probable at such dates.

11. Accrued Expenses

Accrued expenses consist of the following (in thousands):

(in thousands)	January 31, 2015	February 1, 2014
Accrued expenses:
Giftcard liabilities to customers	$7,927	$7,877
Salaries, wages and employee benefits	8,879	7,700
Deferred club card income	7,011	6,752
Taxes, other than income	3,086	3,513
Occupancy costs	2,876	3,043
Accrued capital expenditures	1,470	749
Advertising cost	488	310
Insurance	649	574
Unclaimed property	441	491
Other	6,031	8,561

	$38,858	$39,570

12. Fair Value Measurements

The carrying amounts of other financial instruments reported on the balance sheet for current assets and current liabilities, excluding our short-term borrowings consisting of amounts outstanding under the Credit Facility as discussed below, approximate their fair values because of the short maturity of these instruments.

At January 31, 2015, there was $9.8 million outstanding under the Credit Facility (excluding the face amount of letters of credit issued under the Amended and Restated Credit Agreement), $12.0 million under the PGP Florence commercial real estate debt, $5.0 million under the PGP Gardendale commercial real estate debt, $3.1 million under the PGP Fayetteville commercial real estate debt, $0.5 million related party debt and $3.7 million outstanding under the Bond. Fair value approximates the carrying amount for the Credit Facility, the related party debt and the Bond, as the variable interest rates re-price frequently at observable current market rates, and as such their fair values are categorized as Level 2 (quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active) within the fair value hierarchy. The PGP Florence commercial real estate debt, the PGP Gardendale commercial real estate debt and the PGP Fayetteville commercial real estate debt had estimated fair values of $12.0 million , $4.9 million and $3.3 million, respectively, at January 31, 2015. These estimated fair values are based on similar transactions and yields in an active market for similarly rated debt, thus categorized as a Level 2 within the fair value hierarchy.

13. Equity Method Investment

The Company holds a 25% equity method investment in IF. IF is an established trade gift supplier of innovative gifts and book accessories to retailers in over 70 countries worldwide. The Company acquired its interest in IF for $1.8 million in April 2013. IF is a separate and distinct legal entity from the Company and its subsidiaries and has separate assets, liabilities and operations. The other ownership interests in IF of 45% and 30% are owned by Anco Far East and the principals of the acquired company, respectively

14. Variable Interest Entities

The Company increased its ownership percentage in Yogurt Mountain on December 23, 2014 from 50% to 50.001%, with the remaining 49.999% ownership held by APCP (see Note 7, “Related Party Transactions”). On July 19, 2013, the Company increased its ownership from 40% to 50%. Prior to July 19, 2013, the Company accounted for this investment as an Equity Method Investment. From July 19, 2013 to December 23, 2014, the company accounted for this investment as a variable interest entity (“VIE”). Subsequent to December 23, 2014, the Company has accounted for this investment as a voting interest entity. As both a VIE and voting interest entity, the Company has consolidated Yogurt Mountain in its results of operations.

The Company’s investment in Yogurt Mountain totaled approximately $3.1 million for the fifty-two weeks ended January 31, 2015, representing the Company’s maximum exposures to loss. The assets and liabilities of Yogurt Mountain were not material to the Company’s consolidated financial statements. Creditors of Yogurt Mountain do not have recourse against the general credit of the Company.

15. Accumulated Other Comprehensive Income

The following table presents the changes in accumulated other comprehensive income by component for fiscal 2015 and fiscal 2014, net of tax (in thousands).

	Foreign Currency Translation Adjustment January 31, 2015	Foreign Currency Translation Adjustment February 1, 2014
Beginning balance	$104	$—
Other comprehensive income before reclassifications	(186)	104
Amounts reclassified from accumulated other comprehensive income	— (1)	—

Net current-period other comprehensive income	(186)	104

Ending Balance	$(82)	$104

(1)	Foreign currency translation adjustments are reclassified from accumulated other comprehensive loss upon sale or substantially complete liquidation of an investment in a foreign entity.

Selected Financial Data

No disclosure is required hereunder, as the Company is a “smaller reporting company,” as defined in Item 10(f) of Regulation S-K.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company, founded in 1917, is principally a retailer of books, media and general merchandise through both its physical operations and its online store, booksamillion.com. As of January 31, 2015, the Company operated 256 retail book stores, including 196 superstores, concentrated in the eastern United States. Also included in the Company’s retail operations is the operation of Yogurt Mountain, a retailer and franchisor of self-serve frozen yogurt stores totaling 42 locations, of which 25 are owned locations. The Company also develops and manages commercial retail real estate. As of January 31, 2015, the Company owned and operated four shopping centers located in Florence, Alabama, Gardendale, Alabama, Fayetteville, North Carolina and Jacksonville, Alabama comprised of a total of approximately 364,000 square feet.

The Company has three reportable operating segments: retail trade; electronic commerce trade; and real estate development and management.

Our retail strategy consists of expanding product offerings and opening stores in new and existing market areas. In addition to opening new stores, management intends to continue its practice of reviewing the profitability trends and prospects of existing stores and closing or relocating under-performing stores or converting stores to different formats. During fiscal 2015, the Company opened 8 stores, closed 13 underperforming stores, converted 3 stores and relocated 2 stores, decreasing our store count from 261 at

February 1, 2014 to 256 in 32 states and the District of Columbia at January 31, 2015. The strategy of our electronic commerce trade segment focuses on expanding the Company’s product offerings and increasing traffic to the Company’s online website through effective marketing programs and promotional activities. Our real estate strategy consists of developing and managing real estate to generate rental income.

The performance of the Company’s retail trade segment is partially measured based on comparable store sales, which is similar to most retailers, and by its ability to effectively manage expenses. Comparable store sales are determined each fiscal month during the year based on all stores that have been open at least 12 full fiscal months as of the first day of the fiscal month. Closed stores are considered comparable through the last complete fiscal month of operations. Remodeled and relocated stores are also included as comparable stores. The method of calculating comparable store sales varies across the retail industry. As a result, the Company’s calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies. The factors affecting the future trend of comparable store sales include, among others, overall demand for products that the Company sells and the Company’s marketing programs, pricing strategies, store operations and competition. Strong vendor relationships are also a key driver to our success. Consolidation of vendors could have a negative impact on our results as it could hamper our ability to negotiate pricing and terms as well as cooperative advertising arrangements. Expense management for the Company’s retail trade segment focuses primarily on managing payroll, inventory levels and other operating expenses. The performance of the electronic commerce trade segment is driven by promoting and increasing traffic to the Company’s online website, improving the customer experience while on the website, expanding product offerings including e-content and traditional merchandise as found in our retail locations, and minimizing shipping costs. The performance of the Company’s real estate development and management segment is driven by the ability to effectively locate and develop its properties for lease to tenants and manage the operating costs of the properties.

The Company’s business, like that of many retailers, is seasonal, with a large portion of sales and operating profit realized during the fourth quarter, which includes the holiday selling season. As such, weather conditions, the overall economic environment and other factors that impact discretionary consumer spending patterns have a significant impact on fourth quarter and year-end results.

Results of Operations

The following is a highlight of our financial results for the last two fiscal years:

	Fiscal 2015	Fiscal 2014
	52 weeks	52 weeks
Total revenues (in millions)	$474.1	$470.4
Operating income (loss), percentage to total revenue	1.0%	(0.3)%
Comparable store sales increase(decrease)	0.4%	(6.8)%
Net income (loss) from continuing operations (in millions)	$2.9	$(8.2)
Diluted earnings (loss) per share	$0.23	$(0.52)

The overall inventory level decreased approximately $11.6 million in fiscal 2015 compared to fiscal 2014, and inventory turnover increased for fiscal 2015 compared to fiscal 2014, primarily due to higher sales volumes in fiscal 2015 compared to fiscal 2014. We ended fiscal 2015 with $5.8 million of available cash and cash equivalents on the consolidated balance sheet and $99.7 million availability under the Credit Facility, as defined in Note 4, “Short-term Borrowing and Long-term Debt,” in the Notes to Consolidated Financial Statements contained herein.

In recent years, the Company’s financial performance has been significantly impacted by a number of factors, including slow economic recovery, increased online competition and the expanding digital market. However, the Company has also benefited from reduced physical bookstore competition in the marketplace. The changes in the electronic content channels have occurred over a relatively short time period, which has made the overall impact on physical book sales in the future, although negative, difficult to quantify. The Company is adjusting its merchandising strategy to deal with these marketplace changes by shifting its product mix toward non-book categories, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories. The Company’s success in achieving this shift is dependent upon being responsive to cultural trends that influence the products that the Company sells.

The Company derives the majority of its sales and cash flow through its retail trade segment. The Company continues to generate a substantial portion of our sales through our book business. During the fourth quarter of fiscal 2015, sales in our book business was relatively unchanged versus last year. Our general merchandise categories have also performed well, showing strong year over year growth, due in large part to expanded offerings of toys, games, puzzles and novelty items. The Company offered eReader devices through its retail trade and electronic commerce trade segments; however, sales of these devices experienced significant declines during the year as a result of increased competition for devices and eBook formats.

The Company has also adjusted its strategy by expanding the Company’s real estate development and management operations, an area that management believes can provide future growth opportunities for the Company. During fiscal 2015, the Company generated rental revenue through its fully occupied shopping centers in Florence, Alabama, and Fayetteville, North Carolina, as well as through its shopping centers in Gardendale, Alabama and Jacksonville, Florida that were under development.

Fiscal 2015 Compared to Fiscal 2014

Total revenue

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Retail Trade	$465,656	98.2%	$460,499	97.9%
Electronic Commerce Trade	21,736	4.6%	23,426	5.0%
Real Estate Development and Management	3,054	0.6%	1,947	0.4%
Intersegment Sales Elimination	(16,362)	(3.4)%	(15,502)	(3.3)%

Total Revenue	$474,084	100.0%	$470,370	100.0%

During the 52-week period ended January 31, 2015, total revenue increased $3.7 million, or 0.8%, to $474.1 million from $470.4 million during the 52-week period ended February 1, 2014. The changes by segments were as follows:

•	Retail trade revenue for the 52-week period ended January 31, 2015 increased $5.2 million, or 1.1%, to $465.7 million from $460.5 million during the 52-week period ended February 1, 2014 and accounted for 98.2% of the Company’s total revenue. The increase resulted from higher comparable store sales and an increase in sales from new stores. Comparable store sales for the retail trade segment for the 52-week period ended January 31, 2015 increased 0.9% when compared to the comparable 52-week period ended February 1, 2014. The increase in comparable store sales for the 52-week period ended January 31, 2015 was due to increased sales of full price and bargain books and general merchandise, partially offset by decreases in magazine sales and electronic accessories.

•	Electronic commerce trade revenue for the 52-week period ended January 31, 2015 decreased $1.7 million, or 7.3%, to $21.7 million from $23.4 million during the 52-week period ended February 1, 2014 and accounted for 4.6% of the Company’s total revenue. The decrease was due primarily to lower sales of eReader devices, offset by increases in traditional internet book sales.

•	Real estate development and management revenue for the 52-week period ended January 31, 2015 increased $1.2 million, or 63.2%, to $3.1 million from $1.9 million during the same period a year ago and accounted for 0.6% of the Company’s total revenue. The increase in revenue was primarily due to 100% occupancy and a full year of rental revenue at the Company’s shopping centers in Florence, Alabama, and Fayetteville, North Carolina, an increase in rental revenue at the Gardendale, Alabama location as a result of more than 95% occupancy at year end and an increase in rental revenue due to the Company’s purchase of a shopping center in Jacksonville, Florida during the second quarter of fiscal 2015.

•	The intersegment sales elimination primarily represents sales from retail trade to electronic commerce trade and increased in the 52-week period ended January 31, 2015 due to increases in traditional internet book sales as discussed above. Also included in the intersegment sales elimination is rent income derived by the real estate development and management segment from stores of the retail trade segment located in Florence, Alabama and Fayetteville, North Carolina shopping centers.

Gross profit

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Retail Trade	$136,147	29.2%	$133,268	28.9%
Electronic Commerce Trade	3,250	15.0%	2,375	10.1%
Real Estate Development and Management	2,401	78.6%	1,633	83.9%
Intersegment Sales Elimination	(1,378)	8.4%	(931)	6.0%

Gross Profit	$140,420	29.6%	$136,345	29.0%

During the 52-week period ended January 31, 2015, total gross profit increased $4.1 million, or 3.0%, to $140.4 million from $136.3 million during the 52-week period ended February 1, 2014. Gross profit as a percentage of revenue increased to 29.6% from 29.0% during fiscal 2015 as compared to fiscal 2014. The changes by segments were as follows:

•	Retail trade gross profit for the 52-week period ended January 31, 2015 increased $2.8 million, or 2.1%, to $136.1 million from $133.3 million during the 52-week period ended February 1, 2014. Retail gross profit as a percentage of net revenue increased to 29.2% during fiscal 2015 from 28.9% during fiscal 2014. The increase in gross profit was due to the net increase in revenue (as discussed above). The increase in gross profit as a percentage of net revenue for the 52-week period ended January 31, 2015 was primarily a result of a more favorable mix of sales.

•	Electronic commerce trade gross profit for the 52-week period ended January 31, 2015 increased $0.9 million, or 37.5%, to $3.3 million from $2.4 million during the 52-week period ended February 1, 2014. Electronic commerce trade gross profit as a percentage of revenue increased to 15.0% during fiscal 2015 from 10.1% during fiscal 2014. The increase in gross profit as a percentage of revenue was primarily due to lower net shipping costs and a more favorable mix of sales.

•	Real estate development and management gross profit for the 52-week period ended January 31, 2015 increased $0.8 million, or 50.0%, to $2.4 million from $1.6 million during the 52-week period ended February 1, 2014. The increase in gross profit was due to a net increase in real estate development and management revenue (as discussed above).

Operating, selling and administrative expenses

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Operating, selling and administrative expenses	$118,940	25.1%	$118,744	25.2%

Operating, selling and administrative expenses were $118.9 million for the 52-week period ended January 31, 2015, compared to $118.7 million for the 52-week period ended February 1, 2014. The increase in operating, selling and administrative expenses was primarily due to increases in repair and maintenance spending in stores. Operating, selling and administrative expenses as a percentage of net revenue for the 52-week period ended January 31, 2015 decreased to 25.1% from 25.2% from fiscal 2014 due to higher sales volume in fiscal 2015 compared to fiscal 2014.

Depreciation and amortization

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Retail Trade	$15,494	3.3%	$17,532	3.8%
Electronic Commerce Trade	271	1.2%	346	1.5%
Real Estate Development and Management	660	21.6%	473	24.3%

Depreciation and amortization	$16,425	3.5%	$18,351	3.9%

Depreciation and amortization expenses decreased 10.9% to $16.4 million in the 52-week period ended January 31, 2015 compared to the 52-week period ended February 1, 2014. The decrease in retail trade depreciation expense was primarily due to historical reduction of capital spending on new superstores, partially offset by an increase in depreciation from real estate due to acquisition and development of properties. Depreciation and amortization expenses as a percentage of net revenue for the 52-week period ended January 31, 2015 totaled 3.5%, which was 0.4% lower than the 52-week period ended February 1, 2014.

Operating income (loss) from continuing operations

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Retail Trade	$3,953	0.8%	$(1,165)	(0.3)%
Electronic Commerce Trade	445	2.0%	(548)	(2.3)%
Real Estate Development and Management	1,167	38.2%	694	35.6%
Intersegment Sales Elimination	(946)	5.8%	(460)	3.0%

Operating income (loss) from continuing operations	$4,619	1.0%	$(1,479)	(0.3)%

The Company’s consolidated operating income (loss) from continuing operations for the 52-week period ended January 31, 2015 increased $6.1 million to an operating income of $4.6 million from an operating loss of $1.5 million for the 52-week period ended February 1, 2014. This increase in operating income (loss) was primarily due to higher sales and resulting higher gross profit “as discussed above.”

Interest expense, net

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Interest expense, net	$2,194	0.5%	$2,079	0.4%

Net interest expense was $2.2 million, or 0.5% of net revenue, during the 52-week period ended January 31, 2015, compared to $2.1 million, or 0.4% of net revenue, during the 52-week period ended February 1, 2014. The increase in interest expense for the 52-week period ended January 31, 2015 resulted from loan agreements entered into by the Company totaling $8.0 million during fiscal 2015 for the purpose of financing its real estate development and management operations, which raised interest expense in fiscal 2015 compared to the prior year. Interest expense in fiscal 2015 was also impacted by the Company having a lower average revolver debt of $41.0 million in fiscal 2015, compared to $49.6 million in fiscal 2014. The lower average revolver debt resulted from higher profitability in the fiscal 2015.

Income tax expense

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Income tax (benefit)/expense	$(242)	(0.1)%	$4,832	1.0%

Income tax benefit was $0.2 million, or (0.1)% of net revenue, for fiscal 2015, compared to income tax expense of $4.8 million, or 1.0% of net revenue, during fiscal 2014. The reduction in income tax expense during fiscal 2015 compared to fiscal 2014 was primarily due to a reduction in the noncash valuation allowance against all but a certain portion of the Company’s deferred tax assets during fiscal 2015, as compared with an increase in such valuation allowance during fiscal 2014.

Net income (loss) from continuing operations

	52 weeks ended		52 weeks ended
(in thousands)	January 31, 2015	% of Revenue	February 1, 2014	% of Revenue
Net income (loss) from continuing operations	$2,908	0.6%	$(8,233)	(1.8)%

As a result of the factors discussed above, the Company reported consolidated net income from continuing operations of $2.9 million, or 0.6% of total revenue, during fiscal 2015, compared to net loss from continuing operations of $8.2 million, or (1.8)% of total revenue, during fiscal 2014.

Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company believes that the likelihood is remote that materially different amounts will be reported related to actual results for the estimates and judgments described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties, and, as a result, actual results could differ from these estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation on equipment and furniture and fixtures is provided on the straight-line method over the estimated service lives, which range from two to ten years. Depreciation of buildings and amortization of leasehold improvements, including remodels, is provided on the straight-line basis over the lesser of the assets’ estimated useful lives (ranging from 2 to 40 years) or, if applicable, the periods of the leases. Determination of useful asset life is based on several factors requiring judgment by management and adherence to generally accepted accounting principles for depreciable periods. Judgment used by management in the determination of useful asset life could relate to any of the following factors: expected use of the asset; expected useful life of similar assets; any legal, regulatory or contractual provisions that may limit the useful life; and other factors that may impair the economic useful life of the asset. Maintenance and repairs are charged to expense as incurred. Improvement costs are capitalized to property accounts and depreciated using applicable annual rates. The cost and accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income. At January 31, 2015, the Company had $84.8 million of property and equipment, net of accumulated depreciation, accounting for approximately 28.8% of the Company’s total assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. When evaluating long-lived assets for potential impairment, the Company will first compare the carrying amount of the assets to the individual store’s estimated future undiscounted cash flows. If the estimated future cash flows are less than the carrying amount of the assets, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the assets to the individual store’s fair value based on its estimated discounted future cash flows. If required, an impairment loss is recorded for that portion of the asset’s carrying value in excess of fair value. Impairment losses, excluding goodwill impairment, totaled $0.4 million and $0.7 million in fiscal 2015 and 2014, respectively. For both years presented, the impairment losses related to the retail trade business segment.

Goodwill

ASC 350, Goodwill and Other Intangible Assets, requires that goodwill and other unamortizable intangible assets be tested for impairment at least annually, or earlier if there are impairment indicators. The goodwill impairment analysis first consists of the Company performing a qualitative analysis about the likelihood of goodwill impairment to determine whether a calculation of the fair value of a reporting unit is necessary. If it is determined that, based on the results of the qualitative analysis, goodwill is more likely than not impaired, the Company performs the two-step impairment test of goodwill as required by ASC 350. The first step of this test, used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount.

Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The Company completed its latest annual impairment test on goodwill during the fourth quarter of fiscal 2015. No goodwill impairment charges were recorded in fiscal 2015 or fiscal 2014. For further information on the goodwill impairment, see Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements contained herein.

Closed Store Expenses

Management considers several factors in determining when to close or relocate a store. These factors include: decreases in store sales from the prior year; decreases in store sales from the current year budget; annual measurement of individual store pre-tax future net cash flows; indications that an asset no longer has an economically useful life; remaining term of an individual store lease; or other factors that would indicate that a store in the current location cannot be profitable.

When the Company closes or relocates a store, the Company charges unrecoverable costs to expense. Such costs include the net book value of abandoned fixtures and leasehold improvements, lease termination costs, costs to transfer inventory and usable fixtures, other costs in connection with vacating the leased location and a provision for future lease obligations, net of expected sublease recoveries. Costs associated with store closings and relocations, including costs related to store closings included in discontinued operations, were $0.6 million and $0.5 million, during fiscal 2015 and fiscal 2014, respectively.

Inventories

Inventories are counted throughout the fiscal year. Store inventory counts are performed by an independent inventory service, while warehouse inventory counts are performed internally. All physical inventory counts are reconciled to the Company’s records. The Company’s accrual for inventory shortages is based upon historical inventory shortage results.

Cost is assigned to store and warehouse inventories using the retail inventory method. Using this method, store and warehouse inventories are valued by applying a calculated cost-to-retail ratio to the retail value of inventories. The retail method is an averaging method that is widely used within the retail industry. Inventory costing also requires certain significant management estimates and judgments involving markdowns, the allocation of vendor allowances and shrinkage. These practices affect ending inventories at cost as well as the resulting gross margins and inventory turnover ratios.

The Company estimates and accrues shrinkage for the period between the last physical count of inventory and the balance sheet date. The accrual is calculated based on historical results. Reserves for markdowns are estimated based upon the Company’s history of liquidating non-returnable inventory.

The Company utilizes the last-in, first-out (LIFO) method of accounting for inventories. The cumulative difference between replacement and current cost of inventory over stated LIFO value was $4.6 million as of January 31, 2015 and February 1, 2014. The estimated replacement cost of inventory at January 31, 2015 was the current first-in, first out (FIFO) value of $188.0 million.

Vendor Allowances

The Company receives allowances from its vendors under a variety of programs and arrangements, including merchandise placement and cooperative advertising programs. The Company accounts for these allowances under the provisions of ASC 605-50, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, which addresses the accounting for vendor allowances. Vendor allowances for marketing support in excess of incremental direct costs are reflected as a reduction of inventory costs and recognized in cost of products sold upon the sale of the related inventory.

Accrued Expenses

On a monthly basis, certain material expenses are estimated and accrued to properly record those expenses in the period incurred. Such estimates include those made for payroll and employee benefits costs, occupancy costs and advertising expenses, among other items. Certain estimates are made based upon analysis of historical results. Differences in management’s estimates and assumptions could result in accruals that are materially different from the actual results.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that result in temporary differences between the amounts recorded in its financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company evaluates the realizability of its deferred tax assets on a quarterly basis. The Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of a realization of a deferred income tax asset. To the extent that recovery is not more likely than not, a valuation allowance is established against the deferred income tax asset, increasing our income tax expense in the year such determination is made. The Company accounts for the recognition, measurement, presentation and disclosure of uncertain tax positions in accordance with the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. The Company evaluates these unrecognized tax benefits each reporting period.

Seasonality and Quarterly Results

Similar to many retailers, the Company’s business is seasonal, with its highest retail sales, gross profit and net income historically occurring in the fourth fiscal quarter. This seasonal pattern reflects the increased demand for books and gifts experienced during the year-end holiday selling season. Working capital requirements are generally highest during the third fiscal quarter and the early part of the fourth fiscal quarter due to the seasonality of the Company’s business. The Company’s results of operations depend significantly upon net sales generated during the fourth fiscal quarter, and any significant adverse trend in the net sales of such period would likely have a material adverse impact on the Company’s results of operations for the full year.

In addition, the Company’s results of operations may fluctuate from quarter to quarter as a result of the amount and timing of sales and profits contributed by new stores, as well as other factors. New stores require the Company to incur pre-opening expenses and often require several months of operation before generating acceptable sales volumes. Accordingly, the addition of a large number of new stores in a particular quarter could adversely affect the Company’s results of operations for that quarter.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations, including credit terms from vendors, and borrowings under the Credit Facility, as described in Note 4, “Short Term Borrowing and Long-term Debt,” in the Notes to Consolidated Financial Statements contained herein. The maximum and average outstanding borrowings under the Credit Facility (including the face amount of letters of credit issued thereunder) during the 52-week period ended January 31, 2015 were $65.6 million and $41.0 million, respectively.

The Company’s capital expenditures totaled $24.9 million and $27.5 million in fiscal 2015 and fiscal 2014, respectively. These expenditures were used for new store openings, renovation and improvements to existing stores, purchasing and developing shopping centers in Fayetteville, North Carolina and Jacksonville, Florida and further completing development of a shopping center in Gardendale, Alabama.

Cash Flows

Operating activities provided cash of $24.7 million and $4.4 million in fiscal 2015 and fiscal 2014, respectively, and included the following effects:

•	Net income increased $11.3 million to net income of $2.9 million in fiscal 2015 from net loss of $8.4 million in fiscal 2014. The increase was primarily a result of higher revenue due to higher comparable stores sales and additional real estate related income, higher gross profit % and lower operating expenses.

•	Cash provided by inventories in fiscal year 2015 was $11.6 million compared to $2.1 million in fiscal year 2014. The increase of $9.5 million was primarily due to intentional reductions in inventory levels and higher sales in fiscal 2015 as compared to fiscal 2014.

•	Cash used for accounts payable (including related party payables) in fiscal 2015 was $5.8 million, compared to cash used for accounts payable (including related party payables) in fiscal 2014 of $13.6 million. The decrease of $7.8 million was primarily due to the timing of vendor payments for inventory and a reduction in inventory levels.

•	Cash used by accrued expenses was $3.5 million in fiscal 2015, compared to cash used by accrued expenses of $0.7 million in fiscal 2014. Cash used by accrued expenses was driven primarily by reductions in deferred rent and reductions in capital spending.

Cash used in investing activities in fiscal 2015 and fiscal 2014 reflected a net use of cash of $23.7 million and $28.5 million, respectively. Cash used was primarily related to capital expenditures due to the acquisition and development of commercial real estate property, the opening of new stores, the remodeling of existing stores and other improvements.

Financing activities used cash of $5.2 million in fiscal 2015, primarily as a result of a decrease in short-term borrowings (net of repayments), the purchase of common stock from a single stockholder, the payment of debt issuances fees and principal payments on capital lease obligations and other debt. Financing activities provided cash of $29.0 million in fiscal 2014, primarily as a result of an increase in short-term borrowing (net of repayments).

Future Commitments

The following table lists the aggregate maturities of various classes of obligations and expiration amounts of various classes of commitments of the Company at January 31, 2015 (in thousands):

	Payments Due Under Contractual Obligations (1)
(in thousands)	Total	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020	Thereafter
Short-term borrowings (2)	$9,750	$9,750	$—	$—	$—	$—	$—
Industrial revenue bond	3,740	—	3,740	—	—	—	—
PGP commercial real estate debt	20,102	699	780	814	850	888	16,071
Related party debt (3)	567	34	35	36	462	—	—

Subtotal of debt	34,159	10,483	4,555	850	1,312	888	16,071
Interest (4)	9,309	934	858	816	771	720	5,210
Operating leases (5)	144,894	38,133	32,608	26,281	19,570	12,537	15,765
Capital leases	1,655	508	498	477	172	—	—

Total of obligations	$190,017	$50,058	$38,519	$28,424	$21,825	$14,145	$37,046

(1)	This table excludes any amounts related to the payment of $0.1 million of income tax uncertainties, as the Company cannot make a reasonable estimate of the periods of cash settlements with the respective taxing authorities.
(2)	Short-term borrowings represent borrowings under the $150.0 million Credit Facility (see Note 4, “Short-term Borrowings and Long-term Debt,” in the Notes to Consolidated Financial Statements contained herein) that are due in 12 months or less.
(3)	See Note 7, “Related Party Transactions,” in the Notes to Consolidated Financial Statements contained herein.
(4)	Interest represents interest related to revolver loans, the industrial revenue bond, the PGP commercial real estate debt and related party debt.
(5)	Excludes obligations under store leases for insurance, taxes and other maintenance costs.

Guarantees

From time to time, the Company enters into certain types of agreements that require the Company to indemnify parties against third-party claims. Generally, these agreements relate to: (a) agreements with vendors and suppliers, under which the Company may provide customary indemnification to its vendors and suppliers in respect of actions that they take at the Company’s request or otherwise on its behalf, (b) agreements with vendors who publish books or manufacture merchandise specifically for the Company to indemnify the vendors against trademark and copyright infringement claims concerning the books published or merchandise manufactured on behalf of the Company, (c) real estate leases, under which the Company may agree to indemnify the lessors for claims arising from the Company’s use of the property, and (d) agreements with the Company’s directors, officers and employees, under which the Company may agree to indemnify such persons for liabilities arising out of their relationship with the Company. The Company has directors and officers liability insurance, which, subject to the policy’s conditions, provides coverage for indemnification amounts payable by the Company with respect to its directors and officers up to specified limits and subject to certain deductibles.

The nature and terms of these types of indemnities vary. The events or circumstances that would require the Company to perform under these indemnities are transaction and circumstance specific. The overall maximum amount of obligations cannot be reasonably estimated. Historically, the Company has not incurred significant costs related to performance under these types of indemnities. No liabilities were recorded for these obligations on the Company’s balance sheet at January 31, 2015 or February 1, 2014, as such liabilities are considered de minimis.

Dividends

The Company, through its PGP subsidiary, paid dividends in fiscal 2015 to outside related party PGP unit holders in the amount of $61,000 and paid no dividends fiscal 2014.

Impact of Recent Accounting Pronouncements

See Note 2, “Recent Accounting Pronouncements,” in the Notes to Consolidated Financial Statements contained herein for information regarding recent accounting pronouncements.

Related Party Activities

See Note 7, “Related Party Transactions,” in the Notes to Consolidated Financial Statements contained herein for information regarding related party activities.

Unaudited Financial Statements and Supplementary Data

The financial statements included below, which have been excerpted from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 1, 2015 are:

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data and share amounts)

(Unaudited)

	August 1, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,965	$5,757
Accounts receivable	2,948	3,464
Related party receivables (Note 4)	205	31
Inventories (Note 6)	189,772	187,960
Prepayments and other assets	6,438	6,390

Total current assets	208,328	203,602

Property and equipment:
Gross property and equipment	283,239	281,835
Less accumulated depreciation and amortization	(201,706)	(197,078)

Property and equipment, net	81,533	84,757

Equity method investments (Note 12)	2,284	2,194
Other assets	4,059	3,698

Total assets	$296,204	$294,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$70,557	$74,151
Related party accounts payable (Note 4)	6,639	6,639
Accrued expenses	35,476	38,858
Deferred income taxes (Note 9)	20,179	18,692
Short-term borrowings and current portion of long-term debt (Note 8)	21,164	10,483

Total current liabilities	154,015	148,823

Long-term debt (Note 8)	32,407	23,143
Related party note payable (Note 4 and Note 8)	516	533
Deferred rent	5,537	6,039
Deferred income taxes (Note 9)	—	1,223
Liability for uncertain tax positions	109	106
Long-term capital lease obligation	922	1,120

Total non-current liabilities	39,491	32,164

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized, 23,457,082 and 23,006,826 shares issued and 15,409,112 and 14,958,856 shares outstanding at August 1, 2015 and January 31, 2015, respectively	235	230
Additional paid-in capital	97,765	96,976
Treasury stock, at cost, 8,047,970 shares repurchased at August 1, 2015 and January 31, 2015	(55,089)	(55,089)
Retained earnings	57,274	68,825
Accumulated other comprehensive income	(7)	(82)

Total Books-A-Million stockholders’ equity	100,178	110,860
Noncontrolling interest	2,520	2,404

Total equity	102,698	113,264

Total liabilities and stockholders’ equity	$296,204	$294,251

See notes to condensed consolidated financial statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Revenues
Net sales	$106,762	$107,572	$207,463	$210,730
Other revenue	1,160	712	2,267	1,331

Total revenues	107,922	108,284	209,730	212,061
Cost of products sold, including warehouse distribution and store occupancy costs	77,828	77,374	151,306	152,867

Gross profit	30,094	30,910	58,424	59,194
Operating, selling and administrative expenses	31,177	28,990	60,760	58,354
Depreciation and amortization	3,877	4,353	7,640	8,817

Operating loss	(4,960)	(2,433)	(9,976)	(7,977)
Interest expense, net	626	569	1,173	1,126

Loss before income taxes	(5,586)	(3,002)	(11,149)	(9,103)
Income tax (benefit) expense (Note 9)	142	17	(247)	34

Net loss before equity method investments	(5,728)	(3,019)	(10,902)	(9,137)
Net (loss) income on equity method investments	7	53	(72)	168

Net loss	(5,721)	(2,966)	(10,974)	(8,969)
Less: net income (loss) attributable to noncontrolling interest	88	50	117	(374)

Net loss attributable to Books-A-Million	$(5,809)	$(3,016)	$(11,091)	$(8,595)

Net loss per share attributable to Books-A-Million:
Basic and Diluted
Net loss per common share	$(0.41)	$(0.21)	$(0.78)	$(0.59)

Weighted average number of shares outstanding	14,212	14,234	14,200	14,517

See notes to condensed consolidated financial statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net loss	$(5,721)	$(2,966)	$(10,974)	$(8,969)

Other comprehensive income, net of tax:
Foreign currency translation adjustments	46	(2)	74	50

Total other comprehensive income (loss), net of tax	46	(2)	74	50

Total comprehensive loss	(5,675)	(2,968)	(10,900)	(8,919)
Comprehensive income attributable to noncontrolling interest	88	50	117	(374)

Comprehensive loss attributable to Books-A-Million	$(5,763)	$(3,018)	$(11,017)	$(8,545)

See notes to condensed consolidated financial statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014
Cash Flows from Operating Activities:
Net loss	$(10,974)	$(8,969)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	7,640	8,817
Amortization of debt issuance costs	158	149
Amortization of lease rights	64	68
Stock-based compensation	541	403
Loss on impairment of assets	—	386
Loss on disposal of property and equipment	52	642
Deferred income taxes	(275)	—
Bad debt expense	(28)	(15)
Net loss (income) on equity method investment	72	(168)
(Increase) decrease in assets:
Accounts receivable	544	1,358
Related party receivables	(174)	(174)
Inventories	(1,812)	4,683
Prepayments and other assets	(48)	279
Noncurrent assets	4	(527)
Increase (decrease) in liabilities:
Trade accounts payable	(3,594)	(17,371)
Related party accounts payable	—	3,556
Accrued expenses and deferred rent	(2,874)	(5,015)

Total adjustments	270	(2,929)

Net cash used in operating activities	(10,704)	(11,898)

Cash Flows from Investing Activities:
Capital expenditures	(6,484)	(13,940)
Proceeds from disposal of property and equipment	1,031	557
Acquisition of equity method investment	(88)	—

Net cash used in investing activities	(5,541)	(13,383)

Cash Flows from Financing Activities:
Short-term borrowings	110,191	109,695
Repayments of short-term borrowings	(99,876)	(89,375)
Proceeds from the issuance of long-term debt	10,011	5,000
Debt issuance costs	(63)	—
Principal payments on debt	(380)	(268)
Principal payments on capital lease obligations	(252)	(252)
Proceeds from the issuance of common stock under employee stock purchase plan	53	55
Purchase of treasury stock	—	(2,074)
Dividends paid	(231)	(30)

Net cash provided by financing activities	19,453	22,751

Net increase (decrease) in Cash and Cash Equivalents	3,208	(2,530)
Cash and Cash Equivalents at Beginning of Period	5,757	9,926

Cash and Cash Equivalents at End of Period	$8,965	$7,396

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$1,004	$873
Net income taxes (refunds)	$545	$(392)
Supplemental Disclosures of Non Cash Investing Activities:
Capital expenditures in accrued expenses	$470	$903

See notes to condensed consolidated financial statements.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of Books-A-Million, Inc. and its subsidiaries (collectively, the “Company”). The Company consists of Books-A-Million, Inc. and its eleven subsidiaries: American Wholesale Book Company, Inc., booksamillion.com, inc., BAM Card Services, LLC, Preferred Growth Properties, LLC, PGP Florence, LLC, PGP Gardendale, LLC, PGP Fayetteville, LLC, PGP Jacksonville, LLC, Pickering Partners, LLC, PGP Jacksonville TC, LLC and Yogurt Mountain Holding, LLC. All inter-company balances and transactions have been eliminated in the consolidation. For a discussion of the Company’s business segments, see Note 7, “Business Segments.”

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain financial information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015. In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position, and the results of its operations and cash flows, for the periods presented.

Like many retailers, the Company’s retail trade and electronic commerce segments are seasonal, with a large portion of sales and operating profit realized during the fourth fiscal quarter, which includes the holiday selling season. Thus, the quarterly results of operations are not necessarily indicative of annual results.

Certain reclassifications for insignificant amounts are included in this report for prior periods where necessary to conform to the presentation of twenty-six weeks ended August 1, 2015.

Stock-Based Compensation

The Company’s pre-tax compensation cost for stock-based employee compensation was approximately $0.3 million for the thirteen weeks ended August 1, 2015 and approximately $0.2 million for the thirteen weeks ended August 2, 2014. The Company’s pre-tax compensation for stock-based employee compensation was approximately $0.5 million and $0.4 million for the twenty-six weeks ended August 1, 2015 and August 2, 2014, respectively.

2005 Incentive Award Plan

During 2005, the Company adopted and the Company’s stockholders approved the Books-A-Million, Inc. 2005 Incentive Award Plan (as amended, the “2005 Plan”). An aggregate of 3,500,000 shares of common stock may be awarded under the 2005 Plan. From June 1, 2005 through August 1, 2015, equity awards under the 2005 Plan have consisted solely of awards of restricted stock. As of August 1, 2015, the number of shares of common stock reserved for issuance under the 2005 Plan for outstanding stock-based awards was 758,855 shares.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A summary of the status of unvested restricted stock grants to employees and directors under the 2005 Plan for the twenty-six weeks ended August 1, 2015 is as follows (shares in thousands):

	Twenty-Six Weeks Ended August 1, 2015
	Shares	Weighted Average Grant Date Fair Value
Shares at beginning of period	791	$2.48
Shares granted	459	2.65
Shares vested	(22)	2.69
Shares forfeited	(32)	2.52

Shares at end of period	1,196	$2.54

The Company’s unvested restricted stock participates in any dividends declared and retains voting rights for the granted shares.

Other Information

As of August 1, 2015, the Company had approximately $1.8 million of total unrecognized compensation cost related to unvested awards granted under the 2005 Plan, which it expects to recognize over the following fiscal years:

Fiscal Year	Unrecognized Stock-Based Compensation Expense (in thousands)
2016	$644
2017	844
2018	277
2019	4

Total	$1,769

The Company maintains an employee stock purchase plan (as amended, the “Amended and Restated Employee Stock Purchase Plan”) under which shares of the Company’s common stock are reserved for purchase by employees at 85% of the fair market value of the common stock at the lower of the market value for the Company’s stock as of the beginning of the fiscal year or the end of the fiscal year. Since its inception, an aggregate total of 600,000 shares have been made available for issuance under the Amended and Restated Employee Stock Purchase Plan. As of August 1, 2015, 499,231 shares have been issued. The Company received cash proceeds from issuances of stock under the Amended and Restated Employee Stock Purchase Plan during each of the twenty-six weeks ended August 1, 2015 and August 2, 2014 of $0.1 million. The impact of these cash receipts is included in financing activities in the accompanying condensed consolidated statements of cash flows.

2. Adoption of New Accounting Standards

In February 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis (“ASU

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2015-02”). ASU 2015-02 will make changes to both the variable interest model and the voting model. This standard will affect all reporting entities that have variable interests in other legal entities. In some cases, consolidation conclusions will change. In other cases, reporting entities will need to provide additional disclosures about entities that are not currently considered variable interest entities (“VIEs”) but will be considered VIEs under the new guidance, provided that they have a variable interest in those VIEs. ASU 2015-02 is effective for annual reporting periods beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. A reporting entity must apply the amendments using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the period of adoption or apply the amendments retrospectively. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). This update was issued as part of an initiative to reduce complexity in accounting standards. To simplify the presentation of debt issuance costs, the amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from that debt liability, consistent with that of a debt discount. Guidance states that debt issuance costs are similar to debt discount and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. Debt issuance costs are not assets because they provide no future economic benefit. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted. A reporting entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated financial statements.

3. Net Loss Per Common Share

Basic net loss per common share attributable to the Company is computed by dividing net loss, exclusive of noncontrolling interest, by the weighted average number of common shares outstanding for the period. In periods of profitability, diluted net loss per common share has been computed based on the weighted average number of shares outstanding, including the effect of outstanding share based payments, if dilutive.

For the thirteen and twenty-six week periods ended August 1, 2015 and August 2, 2014, certain share based payments were outstanding but were excluded from the computation of diluted weighted average shares outstanding because their effect would have been anti-dilutive due to the net loss in all periods presented.

4. Related Party Transactions

Charles C. Anderson, Chairman Emeritus and a former director of the Company, Terry C. Anderson, a director of the Company, and Clyde B. Anderson, the Executive Chairman and a director of the Company, have controlling ownership interests in other entities with which the Company conducts business. Significant transactions between the Company and these various other entities are summarized in the following paragraphs.

The Company purchases a portion of its in-store merchandise from a subsidiary of Anderson Media Corporation (“Anderson Media”), an affiliate of the Company through common ownership. During the twenty-six weeks ended August 1, 2015 and August 2, 2014, purchases of these items from Anderson Media totaled $7.2 million and $11.1 million, respectively. Amounts payable to Anderson Media at both August 1, 2015 and

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

January 31, 2015 were $6.2 million. Amounts receivable from Anderson Media related to retail display allowances and shipping costs as of August 1, 2015 and January 31, 2015 were $0.2 million and $0.1 million, respectively. The Company purchases certain of its collectibles, gifts and books from Anderson Press, Inc. (“Anderson Press”), an affiliate of the Company through common ownership. During each of the twenty-six weeks ended August 1, 2015 and August 2, 2014, such purchases from Anderson Press totaled $0.3 million. Amounts payable to Anderson Press at August 1, 2015 and January 31, 2015 were $0.1 million. The Company utilizes import sourcing and consolidation services from Anco Far East Importers, LTD (“Anco Far East”), an affiliate of the Company through common ownership. The total amount paid to Anco Far East was $1.0 million and $0.4 million during the twenty-six weeks ended August 1, 2015 and August 2, 2014, respectively. These amounts paid to Anco Far East included the actual cost of the product, as well as fees for sourcing and consolidation services. All costs other than the sourcing and consolidation service fees were passed through from other vendors. Anco Far East fees, net of the passed-through costs, were $71 thousand and $30 thousand during the twenty-six weeks ended August 1, 2015 and August 2, 2014, respectively. Amounts payable to Anco Far East were $0.1 million at August 1, 2015 and January 31, 2015.

The Company leases its principal executive offices from a trust, which was established for the benefit of the grandchildren of Charles C. Anderson. During the twenty-six weeks ended August 1, 2015 and August 2, 2014, the Company paid rent of $0.1 million to the trust under this lease. Anderson & Anderson LLC (“A&A”), an affiliate of the Company through common ownership, also leases two buildings to the Company. The Company’s leases with A&A expire on February 28, 2017. During each of the twenty-six weeks ended August 1, 2015 and August 2, 2014, the Company paid A&A a total of $0.2 million in connection with such leases. The total of minimum future rental payments under all of these related party leases was $1.8 million at August 1, 2015. The Company also subleases a portion of its leased corporate office space in Birmingham, Alabama to Anderson Growth Partners, LLC (“Anderson Growth Partners”), an affiliate of the Company through common ownership. The sublease with Anderson Growth Partners will expire on May 23, 2020. During the twenty-six weeks ended August 1, 2015 and August 2, 2014, the Company received approximately $50 thousand in rental payments from Anderson Growth Partners. The total of minimum future rental payments to the Company under this lease was $0.5 million at August 1, 2015.

The Company leases property to Hibbett Sports, Inc. (“Hibbett”), a sporting goods retailer in the United States. The Company’s lease on the property with Hibbett expires in February 2017. Terrance G. Finley, Chief Executive Officer and President of the Company, is a member of Hibbett’s Board of Directors. During each of the twenty-six weeks ended August 1, 2015 and August 2, 2014, the Company received $56 thousand in rent payments from Hibbett. The total of minimum future rental payments under this related party lease was $0.2 million at August 1, 2015.

Until December 2014, the Company, A&A, American Promotional Events, Inc., Anderson Growth Partners and Anderson Press (collectively the “Co-ownership Group”) co-owned two airplanes that were used by the Company in its business, with the Company owning a 19.7% interest in these airplanes. During the twenty-six weeks ended August 2, 2014, the Company was billed $0.2 million by the Co-ownership Group under a cost sharing arrangement for the Company’s use of the airplanes. In conjunction with the acquisition of one of the previously mentioned airplanes, on July 31, 2013, the Company, along with other members of the Co-ownership Group, entered into a promissory note with Aircraft SPE 2013, LLC for the purpose of repaying the indebtedness incurred by Aircraft SPE 2013, LLC for the acquisition of the airplane. The original principal amount of the Company’s note was $0.6 million, which matures on September 1, 2018, and the outstanding balance as of August 1, 2015 was approximately $550 thousand. The note bears interest equal to the thirty-day LIBOR rate plus 2.75%. The Company is required to make periodic payments of principal and interest over the term of the loan, with interest calculated as if the loan were outstanding over a 15 years term, with a balloon payment for any

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

remaining principal and interest balance at the September 1, 2018 maturity date. In December 2014, the Co-ownership Group determined to sell the two airplanes. One was sold by the Co-ownership Group in December 2014, and the second was sold in March 2015. On January 26, 2015, the Co-ownership Group entered into a reverse 1031 exchange transaction, whereby the Co-ownership Group used the airplane sale proceeds and additional proceeds contributed by A&A to purchase a new airplane. As a result of the completion of the 1031 exchange, the Company now owns a 20.9% interest in the new airplane. During the twenty-six weeks ended August 1, 2015, the Company was billed $0.1 million by the Co-ownership Group under a cost sharing arrangement for the Company’s use of the new airplane. The expenses that the Company pays for airplane use cover all of the variable costs attributable to the Company’s use of the planes and a portion of the fixed costs.

The Company and Anco Far East have equity interests in That Company Called IF, Limited (“IF”) of 25% and 45%, respectively. See Note 12, “Equity Method Investments,” for additional information regarding the Company’s investment in IF. During the twenty-six weeks ended August 1, 2015 and August 2, 2014, the Company purchased items from IF in the amount of $0.5 million and $0.1 million, respectively. The Company had amounts payable to IF of $0.1 million at both August 1, 2015 and January 31, 2015.

During the fiscal 2014, the Company sold 100 units of limited liability company interest of its Preferred Growth Properties, LLC (“PGP”) subsidiary to four investors, three of whom serve as executive officers of the Company, Terrance G. Finley, Chief Executive Officer and President, R. Todd Noden, Executive Vice President and Chief Financial Officer, and James F. Turner, Executive Vice President/Real Estate and Business Development. The units were valued at $10,000 each. Mr. Finley purchased 40 units for $0.4 million, 20 units were purchased by Mr. Noden for $0.2 million, 20 units were purchased by Mr. Turner for $0.2 million, and 20 units were purchased by a non-executive employee for $0.2 million. The 100 units equated to a 5.1% interest in PGP, with the Company owning the remaining 94.9% of PGP units. The equity of PGP owned by the four investors is presented as a component of noncontrolling interest within the condensed consolidated financial statements. During the twenty-six weeks ended August 1, 2015, a $30 thousand dividend was paid to PGP unit holders collectively, representing dividends for the first and second quarters of fiscal 2016. The Company also had dividends payable to the related party investors in the aggregate amount of $30 thousand at August 1, 2015.

5. Commitments and Contingencies

The Company is a party to various legal proceedings incidental to its business. The Company accrues for costs related to these matters when a loss is probable and the amount of the ultimate liability can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there were no matters that required an accrual as of August 1, 2015 or January 31, 2015, nor were there any asserted or unasserted claims for which material losses are reasonably possible.

From time to time, the Company enters into certain types of agreements that require the Company to indemnify parties against third party claims. Generally, these agreements relate to: (a) agreements with vendors and suppliers, under which the Company may provide customary indemnification to its vendors and suppliers in respect of actions that they take at the Company’s request or otherwise on its behalf, (b) agreements with vendors who publish books or manufacture merchandise specifically for the Company to indemnify the vendors against trademark and copyright infringement claims concerning the books published or merchandise manufactured on behalf of the Company, (c) real estate leases, under which the Company may agree to indemnify the lessors for claims arising from the Company’s use of the property and (d) agreements with the Company’s directors, officers and employees, under which the Company may agree to indemnify such persons for liabilities arising out of their relationship with the Company. The Company has Directors and Officers Liability Insurance, which, subject to

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the policy’s conditions, provides coverage for indemnification amounts payable by the Company with respect to its directors and officers up to specified limits and subject to certain deductibles.

The nature and terms of these types of indemnities vary. The events or circumstances that would require the Company to perform under these indemnities are transaction and circumstance specific. The overall maximum amount of possible obligations cannot be reasonably estimated. Historically, the Company has not incurred significant costs related to performance under these types of indemnities. No liabilities have been recorded for these obligations on the Company’s balance sheet at August 1, 2015 or January 31, 2015, as such potential liabilities were not probable at such dates.

6. Inventories

The Company utilizes the last-in, first-out (“LIFO”) method of accounting for inventories. An actual valuation under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory valuation. The cumulative difference between the first-in, first-out (“FIFO”) cost and the stated LIFO cost was $4.8 million and $4.6 million as of August 1, 2015 and January 31, 2015, respectively. Inventory balances at August 1, 2015 and January 31, 2015 were as follows (dollars in thousands):

	August 1, 2015	January 31, 2015
Inventories (at FIFO)	$194,572	$192,605
LIFO reserve	(4,800)	(4,645)

Net inventories	$189,772	$187,960

7. Business Segments

The Company has three reportable operating segments: retail trade; electronic commerce trade; and real estate development and management. These reportable operating segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance internally. The chief operating decision makers of the Company are the Company’s Executive Chairman and the Company’s Chief Executive Officer and President.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company’s three reportable segments are three distinct business units: a traditional retailer of book and related merchandise, a seller of book and related merchandise primarily over the Internet, and a real estate business that owns, develops and leases commercial retail real estate. The retail trade segment makes up the majority of the Company’s sales and includes the bookstore locations and its distribution center operations, as well as Yogurt Mountain owned stores and franchises. These businesses all share similar economic characteristics and, therefore, have been aggregated into the retail trade segment. Through the distribution center operations, the Company also sells books and general merchandise to outside parties on a wholesale basis. These wholesale sales are not material. The electronic commerce trade segment is managed separately from the retail trade segment due to divergent technology and marketing requirements. Both the retail trade segment and the electronic commerce trade segment derive revenues primarily from the sale of books, magazines and general merchandise, including gifts, cards, games, toys, collectibles, music, DVDs, electronic devices and accessories. The real estate development and management segment is managed separately from the retail trade and electronic commerce trade segments, with a focus on deriving revenues through developing and leasing commercial retail real estate for the purpose of earning rental income.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Segment Information (in thousands)
Total Revenues
Retail Trade	$105,655	$106,324	$205,042	$208,177
Electronic Commerce Trade	4,255	4,402	9,024	9,322
Real Estate Development and Management	1,144	678	2,275	1,316
Intersegment Sales Elimination	(3,132)	(3,120)	(6,611)	(6,754)

Total Revenues	$107,922	$108,284	$209,730	$212,061

Operating Gain (Loss)
Retail Trade	$(5,474)	$(4,072)	$(10,826)	$(8,368)
Electronic Commerce Trade	120	417	127	227
Real Estate Development and Management	579	313	1,131	602
Intersegment Elimination of Certain Costs	(185)	909	(408)	(438)

Total Operating Loss	$(4,960)	$(2,433)	$(9,976)	$(7,977)

	August 1, 2015	January 31, 2015
Assets
Retail Trade	$250,576	$252,546
Electronic Commerce Trade	1,008	1,043
Real Estate Development and Management	44,620	40,662

Total Assets	$296,204	$294,251

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A reconciliation of operating loss from reportable segments to loss from continuing operations before income taxes in the condensed consolidated financial statements is as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Reportable segments operating loss	$(4,960)	$(2,433)	$(9,976)	$(7,977)
Interest expense, net	626	569	1,173	1,126

Consolidated loss before income taxes	$(5,586)	$(3,002)	$(11,149)	$(9,103)

For the thirteen and twenty-six weeks ended August 1, 2015 and August 2, 2014, respectively, sales by merchandise category related to our retail trade and electronic commerce trade segments, as a percentage of total net sales, were as follows:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Books and magazines	69.7%	71.6%	69.0%	71.2%
General merchandise	14.2%	12.4%	14.7%	12.6%
Café and yogurt	5.8%	5.7%	5.7%	5.7%
Electronics, eBooks and accessories	1.2%	1.2%	1.2%	1.2%
Media	4.6%	4.1%	4.9%	4.1%
Other	4.5%	5.0%	4.5%	5.2%

Total	100.0%	100.0%	100.0%	100.0%

General merchandise consists of gifts, cards, games, toys, collectibles and similar types of products. Café and yogurt consists of coffee, tea, yogurt and other edible products, as well as gift items related to our Joe Muggs cafés. Media includes music, videos and software.

8. Short-term Borrowing and Long-term Debt

The Company’s primary sources of liquidity are cash flows from operations, including credit terms from vendors, and borrowings under its credit facility. On March 21, 2011, the Company entered into a credit agreement (the “Credit Agreement”) for a revolving credit facility (the “Credit Facility”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and Issuing Bank, and a group of participating financial institutions under which the Company may borrow up to the maximum principal amount of $150.0 million, which may be increased to $200.0 million under certain circumstances, and which was originally scheduled to mature on March 21, 2016. On June 28, 2013, the Company entered into an Amended and Restated Credit Agreement with Bank of America whereby the parties agreed, among other things, (i) to extend the maturity date of the Credit Agreement to June 27, 2018, (ii) to lower the applicable margin to 1.50% - 2.00% for LIBOR loans and 0.50% - 1.00% on prime rate loans, and (iii) to lower the fee imposed on the unused portion of the loan to 0.25%. As of August 1, 2015, the maximum principal amount available under the Credit Facility was $115.5 million, based on the calculated borrowing base availability at that time. Interest on borrowings under the Credit Facility is determined based upon the LIBOR rate plus an applicable margin (as specified in the Amended and Restated Credit Agreement). Pursuant to the Amended and Restated Credit Agreement, the participating financial institutions have agreed to make revolving loans to the Company and to issue, up to a $35.0 million sublimit, letters of credit for the Company. Under the Amended and Restated Credit Agreement, Bank of America, in its capacity as Swing Line Lender, has also agreed to make same day advances

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

to the Company in the form of swing line loans up to a $15.0 million sublimit. The obligations of the Company under the Amended and Restated Credit Agreement are secured by the inventories, accounts receivable and certain other personal property of the Company, pursuant to the terms of a security agreement with Bank of America and the other lenders. Additionally, the Amended and Restated Credit Agreement contains certain non-financial covenants. The Company was in compliance with these covenants at August 1, 2015.

As of August 1, 2015, there were outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) of $20.1 million, which bear interest at variable rates (with a weighted average of 1.65% as of August 1, 2015 based on the 7-day LIBOR rate plus the applicable margin as of such date). The Company had $9.8 million in borrowings outstanding under the Credit Facility (excluding the face amount of letters of credit issued thereunder) as of January 31, 2015. The face amount of letters of credit issued under the Credit Facility as of both August 1, 2015 and January 31, 2015 was $5.6 million. The maximum and average outstanding borrowings under the Credit Facility (excluding the face amount of letters of credit issued thereunder) during the twenty-six weeks ended August 1, 2015 were $40.0 million and $48.5 million, respectively.

During fiscal 1996 and fiscal 1995, the Company acquired and constructed certain warehouse and distribution facilities with the proceeds of loans made pursuant to an industrial development revenue bond (the “Bond”). As of both August 1, 2015 and January 31, 2015, there was $3.7 million outstanding under the Bond, which bears interest at a variable rate. The interest rate on the Bond was 1.25% at both August 1, 2015 and January 31, 2015. The Bond is held by Wells Fargo Bank, National Association (“Wells Fargo”). Pursuant to an Amended and Restated Bond Agreement dated June 30, 2011, the Company’s subsidiary, American Wholesale Book Company, Inc. (“American Wholesale”), and Wells Fargo agreed, among other things, (i) to extend the period during which Wells Fargo will hold the Bond until March 13, 2016, (ii) to replace the original guaranty with a new Continuing Guaranty executed by the Company and certain of its subsidiaries, including booksamillion.com, inc. and BAM Card Services, LLC, which obligation provides a maximum liability of $5,880,000 for the Company and its affiliates, jointly and severally, and (iii) that American Wholesale will maintain a standby letter of credit equal at all times to at least the outstanding principal amount of the Bond, which was $3.7 million and included in the aggregate letters of credit mentioned above as of August 1, 2015, for the benefit of Wells Fargo. The Company is obligated to repurchase the Bond on March 13, 2016, unless Wells Fargo exercises the option to extend the Bond’s maturity date up to December 1, 2019.

On July 18, 2013, the Company, through its subsidiary PGP Florence, LLC (“PGP Florence”), entered into a $12.6 million loan agreement for the purpose of financing PGP Florence’s real estate development and leasing operations. The loan matures on August 1, 2033 and bears a fixed interest rate of 4.0%. The Company is required to make periodic payments of principal and interest over the term of the loan. The loan is secured by PGP Florence’s real estate property, the Renaissance City Center located in Florence, Alabama. The loan agreement contains certain non-financial covenants. The Company was in compliance with these covenants at August 1, 2015. As of August 1, 2015, the outstanding balance of the loan was $11.7 million, of which $0.5 million was classified as short-term borrowings.

On May 30, 2014, PGP Gardendale, LLC, a subsidiary of the Company (“PGP Gardendale”), entered into a $17.3 million loan agreement for the purpose of financing PGP Gardendale’s real estate development and leasing operations. The loan is funded in increments with a first funding, as of May 30, 2014, in the principal amount of $5.0 million. The loan included a Holdback Agreement that provided for additional funding up to $12.3 million based on the scope of the project. During the quarter ended November 1, 2014, the scope of the project was revised to qualify for the Reduced Holdback Amount of $10.0 million. The second funding from the Holdback Agreement was funded on May 19, 2015 increasing the total principal amount by $10.0 million to $15.0 million.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The loan matures on June 1, 2034 and bears a fixed interest rate of 5.0%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on July 1, 2015. The loan is secured by PGP Gardendale’s real estate property, the Magnolia City Place located in Gardendale, Alabama. As of August 1, 2015, the outstanding balance of the loan was $14.9 million, of which $0.5 million was classified as short-term borrowings.

On August 18, 2014, PGP Fayetteville, LLC (“PGP Fayetteville”), a wholly owned subsidiary of the Company, entered into a $3.2 million loan agreement for the purpose of financing PGP Fayetteville’s real estate development and leasing operations. The loan matures on September 1, 2029 and bears a fixed interest rate of 4.625%. The Company is required to make periodic payments of principal and interest over the term of the loan beginning on October 1, 2014. The loan is secured by PGP Fayetteville’s real estate property, the La Fayette City Place located in Fayetteville, North Carolina. As of August 1, 2015, the outstanding balance of the loan was $3.1 million, of which $0.2 million was classified as short-term borrowings.

9. Income Taxes

The Company’s income tax (expense) benefit during the thirteen and twenty-six week periods ended August 1, 2015 were $(0.1) million and $0.2 million, respectively, on a pre-tax loss from continuing operations of $5.6 million and $11.1 million, respectively, representing an effective tax rate of (2.5)% and 2.2%, respectively. In comparison, the Company’s income tax expense during the thirteen-week and twenty-six week periods ended August 2, 2014 was $17 thousand and $34 thousand on a pre-tax loss from continuing operations of $3.0 million and $9.0 million, respectively, representing an effective tax rate of (0.6)% and (0.4)%, respectively.

The effective tax rate of (2.5)% during the thirteen-week period ended August 1, 2015 primarily resulted from adjustments to tax depreciation deductions in prior periods. The effective tax rate of 2.2% during the twenty-six week period ended August 1, 2015 primarily resulted from the benefit associated with an available net operating loss carryback, partially offset by adjustments to tax depreciation deductions in prior periods. No income tax benefit was recognized for net increases in deferred tax assets in either period because the valuation allowance against the Company’s deferred tax assets was increased by $1.7 million and $3.6 million, respectively, in the thirteen and twenty-six week periods ended August 1, 2015. Such increases in the valuation allowance resulted in a full valuation allowance against net deferred tax assets at August 1, 2015 (exclusive of a deferred tax liability with an indefinite reversal pattern). A full valuation allowance was established because the Company has determined, based on the weight of all available positive and negative evidence, that it is not more likely than not that such deferred assets will be realized in the future.

The effective tax rate of (0.6)% and (0.4)% during the thirteen and twenty-six-week periods ended August 2, 2014, respectively, primarily resulted from state income tax expense. No income tax benefit was recognized for net increases in deferred tax assets during these periods because the valuation allowance against the Company’s deferred tax assets was increased by $0.7 million and $3.0 million in the thirteen and twenty-six-week periods ended August 2, 2014, respectively. Such increases in the valuation allowance resulted in a full valuation allowance against net deferred tax assets, except for a deferred tax asset of approximately $0.9 million at August 2, 2014 associated with an increase in a deferred tax liability with an indefinite reversal pattern accounted for as a discrete item in the Company’s tax provision. The valuation allowance was increased because the Company has determined, based on the weight of all available positive and negative evidence, that it was not more likely than not that such deferred assets will be realized in the future.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company is subject to U.S. federal income tax, as well as income tax of multiple state jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for fiscal years prior to fiscal 2012. With respect to state and local jurisdictions, with limited exceptions, the Company and its subsidiaries are no longer subject to income tax audits for fiscal years prior to fiscal 2011.

As of August 1, 2015, the gross amount of unrecognized tax benefits, inclusive of estimated interest and penalties, due to uncertain tax positions was $0.1 million, all of which would affect the effective tax rate if recognized. The Company recognizes accrued estimated interest and penalties related to unrecognized tax benefits in income tax expense. The Company had approximately $60,000 in estimated interest and penalties related to unrecognized tax benefits accrued as of August 1, 2015.

10. Fair Value Measurements

The carrying amounts of other financial instruments reported on the balance sheet for current assets and current liabilities, excluding our short-term borrowings consisting of amounts outstanding under the Credit Facility as discussed below, approximate their fair values because of the short maturity of these instruments.

At August 1, 2015, there was $20.1 million outstanding under the Credit Facility (excluding the face amount of letters of credit issued under the Amended and Restated Credit Agreement), $11.7 million outstanding under the PGP Florence commercial real estate debt, $14.9 million outstanding under the PGP Gardendale commercial real estate debt, $3.1 million outstanding under the PGP Fayetteville commercial real estate debt, $0.6 million outstanding in related party debt and $3.7 million outstanding under the Bond. Fair value approximates the carrying amount for the Credit Facility, the Bond and the related party debt, as the variable interest rates re-price frequently at observable current market rates, and as such their fair values are categorized as Level 2 (quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active) within the fair value hierarchy. The PGP Florence commercial real estate debt, the PGP Gardendale commercial real estate debt and the PGP Fayetteville commercial real estate debt had estimated fair values of $11.4 million, $15.3 million and $3.1 million, respectively, at August 1, 2015. These estimated fair values are based on similar transactions and yields in an active market for similarly rated debt, thus categorized as Level 2 within the fair value hierarchy.

11. Gift Card Revenue Recognition

The Company sells gift cards to its customers in its retail stores. The gift cards do not have an expiration date. Income is recognized from gift cards when: (1) the gift card is redeemed by the customer; or (2) the likelihood of the gift card being redeemed by the customer is remote based on historical trends (gift card breakage), and there is no legal obligation to remit the value of the unredeemed gift cards to the relevant jurisdictions. The gift card breakage rate is determined based upon historical redemption patterns. Based on this historical information, the likelihood of a gift card remaining unredeemed can be determined after 24 months of card inactivity. At that time, breakage income is recognized for those cards for which the likelihood of redemption is deemed to be remote and for which there is no legal obligation to remit the value of such unredeemed gift cards to the relevant jurisdictions. Breakage income for each of the thirteen weeks ended August 1, 2015 and August 2, 2014 was $0.2 million and $0.3 million, respectively. Breakage income for each of the twenty-six weeks ended August 1, 2015 and August 2, 2014 was $0.3 million and $0.4 million, respectively.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

12. Equity Method Investments

The Company holds a 25% equity method investment in IF. IF is an established trade gift supplier of innovative gifts and book accessories to retailers in over 70 countries worldwide. The Company acquired its interest in IF for $1.8 million in April 2013. IF is a separate and distinct legal entity from the Company and has separate assets, liabilities and operations. The other ownership interests in IF of 45% and 30% are owned by Anco Far East and the principals of IF, respectively.

13. Variable Interest Entities

The Company increased its ownership percentage in Yogurt Mountain on December 23, 2014 from 50% to 50.1%, with the remaining 49.9% ownership held by Anderson Private Capital Partners I, L.P. On July 19, 2013, the Company increased its ownership from 40% to 50%. Prior to July 19, 2013, the Company accounted for this investment as an equity method investment. From July 19, 2013 to December 23, 2014, the company accounted for this investment as a VIE. Subsequent to December 23, 2014, the Company has also accounted for this investment as a voting interest entity. As both a VIE and a voting interest entity, the Company has consolidated Yogurt Mountain in its results of operations.

The Company’s investment in Yogurt Mountain totaled approximately $2.9 million for the twenty-six weeks ended August 1, 2015, representing the Company’s maximum exposures to loss. The assets and liabilities of Yogurt Mountain were not material to the Company’s consolidated financial statements. Creditors of Yogurt Mountain do not have recourse against the general credit of the Company.

14. Subsequent Events

In connection with the preparation of its financial statements for the thirteen weeks ended August 1, 2015, the Company has evaluated events that occurred subsequent to August 1, 2015 through the date on which these financial statements were available to be issued to determine whether any of these events required disclosure in the financial statements. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

15. Accumulated Other Comprehensive Income

The following table presents the changes in accumulated other comprehensive income by component for the twenty-six weeks ended August 1, 2015 and August 2, 2014, net of tax (in thousands).

	Foreign Currency Translation Adjustment August 1, 2015	Foreign Currency Translation Adjustment August 2, 2014
Beginning balance	$(82)	$104
Other comprehensive income before reclassifications	74	50

Net current period other comprehensive income	74	50

Ending balance	$(8)	$154

Changes and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BOOKS-A-MILLION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Quantitative and Qualitative Disclosure About Market Risk

No disclosure is required hereunder, as the Company is a “smaller reporting company,” as defined in Item 10(f) of Regulation S-K.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

FAMILY ACQUISITION HOLDINGS, INC.,

FAMILY MERGER SUB, INC.

and

BOOKS-A-MILLION, INC.

July 13, 2015

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2015 (this “Agreement”), by and among Books-A-Million, Inc., a Delaware corporation (the “Company”), Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation (“Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

WHEREAS, the parties intend that Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (the “Shares”, and each a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) not held by members of the Purchaser Group (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed (the “Special Committee”), has unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of Parent and Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the stockholders of the Company identified on Schedule 1.1 hereto have delivered to Parent an agreement (the “Rollover Agreement”) dated as of the date hereof, providing that such stockholders shall, among other things, transfer their Shares identified as rollover shares pursuant to the Rollover Agreement (such Shares, together with any Shares or shares of restricted stock under the Company Equity Plan (as defined below) subject to a Management Rollover Agreement, the “Rollover Shares”) to Parent prior to the Effective Time (as defined herein) on the terms and subject to the conditions set forth in the Rollover Agreement (the stockholders delivering the Rollover Agreement or any Management Rollover Agreement, together with Parent, Sub, all of the owners of Parent, the “Purchaser Group”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, each stockholder of the Company identified on Schedule 1.1 has executed an agreement to vote any Shares now owned or hereinafter acquired by such Person in favor of the approval of the adoption of this Agreement and the Merger (the “Voting Agreement”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms determined in good faith by any Independent Committee to be customary for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement (a) need not contain a provision that would prohibit any Person from communicating confidentially an Acquisition Proposal to the Board or any Independent Committee, and (b) shall contain a “standstill” provision.

“Acquired Corporations” means: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer made by any Person (other than Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis); or (ii) in which any of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis) issues securities representing more than 20% of the outstanding securities of any class of the Company’s or such Subsidiary’s voting securities; (b) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations taken as a whole; or (c) any liquidation or dissolution of any of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis).

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) neither Parent, Sub nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Corporations and (b) the Acquired Corporations shall not be deemed to be Affiliates of Parent, Sub or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); (iv) employment, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by an ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as further amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(f).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Contract” means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation; or (c) under which any of the Acquired Corporations has any right or interest.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Company’s 2005 Incentive Award Plan, as amended on May 30, 2014.

“Company Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Company Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Leases” has the meaning set forth in Section 4.14(b).

“Company Leased Real Property” means each leasehold interest held by the Company or a Subsidiary of the Company in any real property used or occupied in connection with the businesses of the Company or a Subsidiary of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has had or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise, including cash condition), operations, assets or financial performance of the Acquired Corporations taken as a whole, other than any such Effect resulting from (i) any decrease in the market price of the Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) conditions generally affecting the economy or financial markets generally or the industry in which the Acquired Corporations operate, (iii) any Effect resulting from the announcement or pendency of this Agreement or the Contemplated Transactions, including the initiation or continuation of litigation by any Person with respect to or related to the subject matter of this Agreement (including any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, or violations of securities laws in connection with the Proxy Statement), (iv) changes in Law or GAAP or principles, interpretations or enforcement thereof, (v) the occurrence, escalation, outbreak or worsening of any acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks) threatened or underway as of the date of this Agreement, (vi) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, fires or other national disasters, (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, in the case of this clause (vii), the Effects underlying any such failure (if not otherwise falling within one of the other exceptions provided in this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) any action taken or not taken by the Company or any of its Subsidiaries, in each case that is required or specifically contemplated by this Agreement, or (ix) any action taken or not taken by or at the request of Parent, Sub or any Designated Family Member; provided that any Effect resulting from any of the matters described in clause “(ii)”, “(iv)”, “(v)” or “(vi)” may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, or (b) the ability of the Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clauses “viii” and “ix”.

“Company Material Contracts” means each Company Contract that (i) is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) has a term for more than one year and may not be terminated by the Company or a Subsidiary (without penalty) within thirty days of delivery of a termination notice by the Company or a Subsidiary; (iii) requires payment by the Company or a Subsidiary in excess of $500,000; or (iv) contemplates or involves the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services by the Company or a Subsidiary having a value in excess of $500,000 in the aggregate.

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Owned Real Property” means all real properties owned by the Company or any of its Subsidiaries.

“Company Real Property” means the Company Owned Real Property and Company Leased Real Property.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” has the meaning set forth in Section 8.2(e).

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“Designated Family Members” means Clyde B. Anderson and Terrence C. Anderson.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Drawdown” has the meaning set forth in Section 6.8.

“Drawdown Amount” means the amount sufficient to fund the aggregate Merger Consideration and all other payments to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions.

“Drawdown Borrowing” has the meaning set forth in Section 6.8.

“Effect” means any effect, event, fact, development, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Stock Purchase Plan” means the Company’s 1999 Amended and Restated Employee Stock Purchase Plan, as amended May 20, 2010.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 28, 2013, among the Company, the other Borrowers party thereto, Bank of America, N.A., as administrative agent, and the Lenders and others party thereto, as may be amended, modified, supplemented or restated from time to time.

“Financial Advisor” has the meaning set forth in Section 4.16.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including NASDAQ and FINRA and its predecessor, the National Association of Securities Dealers, Inc.).

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of independent directors.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intervening Event” means any material event that was not known to the Special Committee on the date hereof (or, if known, the consequences of which were not reasonably foreseeable to the Special Committee as of the date hereof), which material event (or the consequences thereof) becomes known to the Special Committee before receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

“knowledge” means such facts and other information that as of the date of determination are actually known, after reasonable inquiry to such person’s direct reports, to the executive chairman of the Board, chief executive officer, president, chief financial officer or general counsel of the referenced party.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, judgment, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any lien, mortgage, charge, pledge, security interest, encumbrance, hypothecation, easement, encroachment imperfection of title, title exception, title defect, right of possession, lease, tenancy, license, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Majority of the Minority Approval” has the meaning set forth in Section 4.19.

“Management Group” means those individuals previously identified to the Special Committee as constituting such Management Group.

“Management Rollover Agreement” means an agreement, substantially in the form of Exhibit A, with one or more members of the Management Group pursuant to which such individual agrees, among other things, to transfer Shares and/or shares of restricted stock subject to Restricted Stock Awards to Parent prior to the Effective Time on the terms and subject to the conditions set forth therein.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Notice Period” has the meaning set forth in Section 6.3(f).

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the By-Laws.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the Contemplated Transactions.

“Parent Proposal” has the meaning set forth in Section 6.3(f).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” shall mean, collectively: (a) liens, charges, encumbrances and exceptions for Taxes or other governmental charges, fees, levies or assessments that are not yet delinquent, or the validity of which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens or encumbrances arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Entities; (d) easements, encumbrances, restrictions, covenants and other matters of record, and the covenants and restrictions set forth in this Agreement; (e) liens, for indebtedness as of the date hereof described in the Company SEC Reports; (f) leases and occupancy agreements not in violation of the representation and warranty in the second sentence of Section 4.14(a); and (g) such other liens, charges, encumbrances, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, and encroachments, as do not, individually or in the aggregate, have a material effect on the assets or properties to which they relate or the ability of the Company to effectuate the Drawdown.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the Preferred Stock of the Company, par value of $0.01 per share.

“Proceeding” has the meaning set forth in Section 6.5(a).

“Proxy Statement” has the meaning set forth in Section 4.6.

“Purchaser Group” has the meaning set forth in the Recitals.

“Purchaser Related Party” has the meaning set forth in Section 8.2(e).

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Stock Awards” has the meaning set forth in Section 4.2(b).

“Rollover Agreement” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Schedule 13E-3” has the meaning set forth in Section 4.6.

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.10.

“Section 16 Officer” means any person that the Company has determined to be a Section 16 officer of the Company pursuant to Rule 16a-1(f) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Solvency Opinion” means an opinion from the Valuation Firm that, subject to the limitations and assumptions therein, and as of the date of the delivery of such Solvency Opinion, (a) each of the fair value and present fair saleable value of the assets of the Company on a consolidated basis would exceed the stated liabilities and identified contingent liabilities of the Company on a consolidated basis; (b) the Company should be able to pay its debts as they become absolute and mature; (c) the Company should not have unreasonably small capital for the business in which the Company is engaged, as management of the Company has indicated the Company’s business is proposed to be conducted immediately following the consummation of the Contemplated Transactions; and (d) the fair value of the assets of the Company on a consolidated basis would exceed the sum of (i) the stated liabilities and identified contingent liabilities on a consolidated basis and (ii) the total par value of the issued capital stock, of the Company.

“Special Committee” has the meaning set forth in the Recitals.

“Sub” has the meaning set forth in the Preamble.

“Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power,

(b) of which such first Person possesses directly or indirectly more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, or (d) who is or would be consolidated in such first Person’s financial statements pursuant to GAAP.

“Superior Proposal” means an unsolicited bona fide written offer by a third party to acquire, directly or indirectly, by merger or otherwise, a majority of the outstanding shares of Common Stock or businesses or assets that constitute or account for a majority of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations, taken collectively, that: (a) did not result from a breach of Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (b) is not subject to a financing contingency and in respect of which any required financing is then committed; and (c) is determined by the Board or any Independent Committee, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation and after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, including any conditions, and the identity of the offeror and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the holders of the Unaffiliated Shares than the Contemplated Transactions.

“Superior Proposal Determination” has the meaning set forth in Section 6.3(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” has the meaning set forth in Section 4.8.

“Tax Return” means any report, return, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, escheat, unclaimed property, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 8.1(b)(iv).

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Valuation Firm” has the meaning set forth in Section 6.16.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

ARTICLE II.

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Sub shall consummate the Merger pursuant to which (a) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central Time (or such other time specified by the parties hereto), on a date to be specified by the parties hereto, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the parties hereto (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, subject to Section 6.5. The parties hereto shall take all necessary action such that the By-Laws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety at the Effective Time to read as set forth on Exhibit C, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws, subject to Section 6.5.

Section 2.5 Directors and Officers of the Surviving Corporation. The parties hereto shall take all necessary action such that the directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III.

CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof (including the Rollover Shares) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company, Parent or Sub, be converted into the right to receive $3.25 per share in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value one cent ($0.01) per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of the common stock, par value one cent ($0.01) per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent or Sub immediately prior to the Effective Time (including, for the avoidance of doubt, the Rollover Shares) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them. The Merger Consideration paid upon the surrender for exchange of the Certificates or the Book-Entry Shares in accordance with Section 3.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Common Stock exchanged theretofore and represented by such Certificates or Book-Entry Shares.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates Representing Common Stock; Payments.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company shall enter into an agreement with Wells Fargo Shareowner Services or such other bank or trust company that may be jointly designated by the Company and Parent (the “Paying Agent”) to act as paying agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Immediately after the Effective Time, the Surviving Corporation shall deliver or cause to be delivered, in trust, to the Paying

Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) (such cash amounts being hereinafter referred to as the “Consideration Fund”).

(b) Promptly after the Effective Time (and in any event not later than the second (2nd) Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Consideration Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Consideration Fund shall relieve the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Consideration Fund.

(d) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent, Parent, Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Withholding Rights. Each of Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4 Equity-Based Awards. Except as set forth in the Rollover Agreement or a Management Rollover Agreement, at and as of the Effective Time, each share of restricted stock subject to restricted stock awards granted under the Company Equity Plan and outstanding immediately before the Effective Time shall vest and become free of restrictions and be treated as a share of Common Stock eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 3.1, except that the Merger Consideration paid to such holders of restricted stock will be subject to any required withholding Taxes and will be paid by the Surviving Corporation. From and after the Effective Time, no holder of restricted stock shall have any rights in respect thereof other than to receive payment of the restricted stock in the form of the Merger Consideration as provided in this Section 3.4.

Section 3.5 Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but such holder will be entitled to such rights as afforded under the DGCL with respect to such Dissenting Shares unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL with respect to such Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 with respect to such Dissenting Shares. The Surviving Corporation shall be entitled to retain any of the Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Common Stock shall not be entitled to any portion thereof. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Shares, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares, and the Surviving Corporation shall promptly provide cash to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in an amount equal to the Merger Consideration multiplied by the number of such Dissenting Shares, and such Dissenting Shares shall no longer be deemed Dissenting Shares under this Agreement.

(b) The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed (i) in the corresponding schedule of the Company Disclosure Schedule or (ii) in or incorporated by reference in the Company SEC Reports, other than, in the case of this clause “(ii)”, (x) any disclosures set forth in any risk factor section thereof, (y) any disclosures set forth in any section relating to forward looking statements, and (z) any disclosures that are cautionary, predictive or forward looking in nature (it being understood that any matter disclosed in the Company Disclosure Schedule or in or incorporated by reference in such Company SEC Reports shall be deemed disclosed with respect to any schedule of the Company Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent), or (b) Parent, Sub or any Designated Family Member otherwise has knowledge as of the date hereof, including in such member’s capacity as a director, officer or employee of any of the Acquired Corporations, the Company represents and warrants to Parent and Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 30,000,000 shares of Common Stock, of which 15,409,112 shares have been issued and are outstanding; and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. Other than 8,047,970 shares of Common Stock, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the second sentence of this Section 4.2, none of the Acquired Corporations holds any shares of Common Stock or any rights to acquire shares of Common Stock. None of the outstanding shares of Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. Other than the Voting Agreement, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or other securities.

(b) As of the date of this Agreement: 1,227,633 restricted stock awards (“Restricted Stock Awards”) have been granted or issued and are outstanding, all of which have been so granted or issued under the Company Equity Plan. As of the date of this Agreement: 100,769 shares of Common Stock are reserved for future issuance pursuant to the Employee Stock Purchase Plan.

(c) As of the date of this Agreement, no payroll deductions have been accumulated under the Employee Stock Purchase Plan and no offering/purchase periods are outstanding.

(d) Except as set forth in Section 4.2(b) herein, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or similar Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 4.3 Authorization; Validity of Agreement; Company Action. Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by Parent and Sub and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.4 Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.4(a) have been made or obtained, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of the Company or any of its Subsidiaries; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its

Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) assuming the accuracy of the representations in Section 5.7, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses “(ii)” and “(iii)” for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Company Material Adverse Effect.

Section 4.5 SEC Reports; Internal Control.

(a) The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 31, 2013 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company is, and has at all times been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ; and (ii) the applicable listing requirements of NASDAQ, and has not received any notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(c) The Company is not a party to or bound by (and since February 1, 2012, the Company has not been a party to or bound by) any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC).

Section 4.6 Proxy Statement; Other Information. Subject to the last sentence of this Section 4.6, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the Transaction Statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Parent, Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.7 No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 31, 2015, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising in connection with the Contemplated Transactions or for performance of obligations under the express terms of existing contracts or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices, (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, or (f) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Report, whether due or to become due, either matured or unmatured.

Section 4.8 Absence of Certain Changes. Since January 31, 2015, except for actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member, (a) the business of the Acquired Corporations has been carried on and conducted in the ordinary course of business consistent with past practices and (b) there has not been any Company Material Adverse Effect.

Section 4.9 Litigation; Orders.

(a) None of the Acquired Corporations is subject to any pending Legal Proceeding or, to the knowledge of the Company, threatened Legal Proceeding, except for matters which would not have a Company Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject that would have a Company Material Adverse Effect. To the knowledge of the Company, no officer of any of the Acquired Corporations is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations, except for such Orders which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10 Compliance with Law. Each of the Acquired Corporations is in compliance with, and has not been given notice of any violation of, applicable Laws, except for such violations as would not have a Company Material Adverse Effect.

Section 4.11 Taxes.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns;

(b) There are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries;

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries;

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes other than any agreements between the Company or its Subsidiaries; and

(e) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except for Permitted Liens.

Section 4.12 Material Contracts.

(a) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except (i) as enforceability may be limited by the Enforceability Exceptions or (ii) for such failures to be valid and in full force and effect as would not have a Company Material Adverse Effect.

(b) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute a breach or default under any Company Material Contract by any of the Acquired Corporations, except, in each case, as would not have a Company Material Adverse Effect.

(c) To the knowledge of the Company, as of the date hereof, no Acquired Company has received notice in writing that any party to a Company Material Contract which is currently doing business with any Acquired Company intends to terminate or materially limit or restrict its relationship with the Acquired Companies.

Section 4.13 Intellectual Property.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries own or possess all necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks (including common law trademark rights in program titles and other protectable elements), trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, applications to register, registrations for, and extension and reissues of, any of the foregoing, trade secrets, know-how and proprietary rights and information (the “Intellectual Property”) used in connection with the business of the Company and its subsidiaries as it is now being conducted (the “Company Intellectual Property”). Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property;

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Company Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated, free and clear of all Liens other than Permitted Liens. As of the date hereof, no third party is infringing in any material respect a proprietary right in any Company Intellectual Property and the use of the Company Intellectual Property in connection with it and its Subsidiaries’ businesses as currently conducted does not materially infringe upon any Intellectual Property of any Person;

(c) All websites operated by the Company or any of its Subsidiaries and all data collection, including registration information, and marketing practices on the websites are operated in material compliance with all applicable Laws in effect as of the date hereof; and

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material Company Intellectual Property Agreement. The consummation of the Contemplated Transactions would not be reasonably expected to result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any material Company Intellectual Property Agreements.

Section 4.14 Real Property.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company or a Subsidiary of the Company has good and marketable title to the Company Owned Real Property, free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens, whether or not of record, as would not, individually or in the aggregate, materially and adversely impair the current uses or occupancy by the Company or a Subsidiary of the Company of any parcel of Company Owned Real Property. With respect to each parcel of Company Owned Real Property, except as disclosed in the Company’s SEC Reports filed on or prior to the date hereof, and except as would not, individually or in the aggregate, materially and adversely impair the current uses or occupancy by the Company or a Subsidiary of the Company of such parcel of Company Owned Real Property, (x) neither the Company nor any Subsidiary of the Company has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (y) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, and (z) there is no condemnation or other proceeding in eminent domain, or rezoning application or proceeding, pending or threatened, affecting any parcel of Company Owned Real Property; and

(b) Each of the leases (the “Company Leases”) under which the Company or any Subsidiary of the Company holds any Company Leased Real Property is in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any Subsidiary of the Company is in default under any Company Lease, nor has any notice of default been received by the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other Contemplated Transactions will not, constitute or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Lease.

Section 4.15 Existing Credit Agreement; No Contractual Impediments to Drawdown.

(a) The Company has provided to Parent a true and complete copy of the Existing Credit Agreement. The Existing Credit Agreement is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. There is no continuing Default or Event of Default (as such terms are defined under the Existing Credit Agreement). As of the date of this Agreement, none of the Acquired Corporations has received any notice or other written communication from the administrative agent or any lender under the Existing Credit Agreement regarding any Default or Event of Default (as such terms are defined in the Existing Credit Agreement). As of the date of this Agreement, the Maximum Borrowing Amount, Total Outstandings and Excess Availability (as such terms are defined in the Existing Credit Agreement) are set forth in Section 4.15 to the Company Disclosure Schedule.

(b) Other than the Existing Credit Agreement (or any amendments thereto pursuant to the transactions contemplated by the Drawdown), none of the Company or any of its Subsidiaries is a party to any contract, agreement, indenture, arrangement or understanding that prohibits, restricts or otherwise limits the Company or any of its Subsidiaries from borrowing the funds under the Existing Credit Agreement as contemplated hereby or using such funds to pay the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing.

Section 4.16 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Capital, Inc. (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has disclosed to Parent all amounts payable to the Financial Advisor.

Section 4.17 Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Unaffiliated Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view. A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement, it being agreed that such opinion may not be relied upon by Parent, Sub or any of their respective affiliates.

Section 4.18 Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including the restrictions on “business combinations” set forth in Section 203 of the DGCL (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

Section 4.19 Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”). This Agreement also requires, as a condition to the Closing, that the holders of the majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer of the Company shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the Parent Disclosure Schedule, Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof Parent, as the sole stockholder of Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Sub Stockholder Consent”). The Sub Stockholder Consent has not been revoked and is in full force and effect. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Sub Stockholder Consent, to consummate the Contemplated Transactions. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Parent and Sub, subject to the effectiveness of the Sub Stockholder Consent, and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Contemplated Transactions will require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of this Agreement by the Parent or Sub nor the consummation by the Parent or Sub of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) assuming the effectiveness of the Sub Stockholder Consent, violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets; except in the case of clauses “(ii)” and “(iii)” for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information. None of the information provided by Parent or Sub to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by Parent or Sub in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5 Sub’s Operations. Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Contemplated Transactions.

Section 5.6 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.7 Share Ownership. For purposes of this Section 5.7, terms in quotations have the meanings ascribed to them in Section 203 of the DGCL. Except (and solely to the extent) Parent, Sub, or any member of the Purchaser Group, or any of their “affiliates” or “associates” (a) have continuously been an “interested stockholder” during the three (3) years prior to (and including) the date of this Agreement or (b) have become an “interested stockholder” solely as a result of this Agreement, the Rollover Agreement, a Management

Rollover Agreement or the Voting Agreement, none of Parent, Sub, any member of the Purchaser Group, or any “affiliate” or “associate” of such Person is, or at any time during the three (3) years prior to (and including) the date of this Agreement has been, an “interested stockholder” of the Company. None of Parent, Sub or any of their respective Affiliates or any other members of the Purchaser Group as of the date of this Agreement beneficially owns any Common Stock other than 8,879,940 Shares beneficially owned by such members of the Purchaser Group.

Section 5.8 Certain Contracts. Parent has, on or prior to the date of this Agreement, delivered to the Company a true, correct and complete copy of the Rollover Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Agreement and the Voting Agreement, and as set forth on Schedule 5.8, there are no agreements, contracts, arrangements or understandings between Parent, Sub or any of their Affiliates on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders, on the other hand, (a) that relate to the Contemplated Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration with respect to the Contemplated Transactions of a different amount or nature than the Merger Consideration or (c) pursuant to which any stockholder of the Company has agreed to vote such stockholder’s shares to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Parent will only enter into a Management Rollover Agreement with one or more members of the Management Group. Promptly after entering into a Management Rollover Agreement, Parent shall deliver copies of such Management Rollover Agreement to each of the Board and the Independent Committee.

Section 5.9 No Other Representations. Each of Parent and Sub acknowledges and agrees, for themselves and each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to Parent, Sub or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is Parent, Sub or any member of the Purchaser Group relying thereon, and (b) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other Person resulting from the distribution or failure to distribute to Parent, Sub or any of their respective Affiliates, or Parent’s, Sub’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI.

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (u) as may be required by Law, (w) with the prior written consent of Parent, (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member: (i) the Company shall ensure that the business and operations of the Acquired Corporations shall be conducted in the ordinary course of business and in accordance with past practices, and in compliance with all applicable Law and the requirements of all Company Material Contracts (including, without limitation, the Existing Credit Agreement, and all Loan Documents (as defined therein); and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations (A) preserves intact its current business organization, (B) preserves its existing relationships and goodwill with all customers, suppliers and others having significant business dealings with it and with all Governmental Entities, (C) keeps available the services of its current officers and other employees. Without limiting the generality of the foregoing, except (u) as may be required by Law, (w) with the prior written consent of Parent (which consent, solely with respect to clauses (h) and (l) of this Section 6.1, shall not be unreasonably delayed, conditioned or withheld), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries will:

(a) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Corporations;

(c) split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company or by Preferred Growth Properties, LLC in the ordinary course of business and consistent with past practices;

(d) acquire, sell, lease, license or dispose of any assets or right other than in the ordinary course of business and consistent with past practices;

(e) (i) incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof), other than loans and letters of credit under the Existing Credit Agreement provided that Excess Availability (as defined in the Existing Credit Agreement) shall be greater than or equal to, (A) prior to the Drawdown Borrowing, the sum of (w) the Drawdown Amount, plus (x) the greater of (a) 30% of the Maximum Borrowing Amount (as such term is defined in the Existing Credit Agreement) or (b) $15 million, and (B) at the Drawdown Borrowing or thereafter, the greater of (y) 30% of the Maximum Borrowing Amount (as such term is defined in the Existing Credit Agreement) or (z) $15 million; (ii) make any loans, advances (other than expense advances made to directors or officers or other employees in the ordinary course of business and consistent with past practices) or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company; or (iii) sell or transfer, or create, assume or suffer to exist any Lien on, any accounts receivable (other than in the ordinary course of business and consistent with past practices);

(f) modify, amend, supplement or terminate, or waive any provision of, the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement);

(g) establish, adopt, enter into or amend any Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers, other than as required by Law or by written agreements in effect on or prior to the date of this Agreement with such person;

(h) enter into or become bound by, terminate or amend any Company Material Contract, other than in the ordinary course of business and consistent with past practices;

(i) change any of its accounting methods unless required by Law or GAAP;

(j) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Corporations, or form any Subsidiary;

(k) (i) acquire any equity interest or other interest in any other Entity; or (ii) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(l) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period does not exceed $9,300,000 in the aggregate);

(m) make any pledge of any of its assets or permit any of its assets to become subject to any Liens, except for Permitted Liens or Liens that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(n) (i) promote any employee or change any employee’s title except for employees having a title of Vice President or below in the ordinary course of business and consistent with past practices; or (ii) hire any employee or retain any individual independent contractor with annual target cash compensation in excess of $200,000;

(o) except in the ordinary course of business and consistent with past practices, make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement relating to any material Tax, surrender the right to claim a material Tax refund, settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, or request any material Tax ruling;

(p) commence any Legal Proceeding, except (i) with respect to routine collection matters in the ordinary course of business and consistent with past practices, (ii) Legal Proceedings to enforce this Agreement or the Voting Agreement, (iii) Legal Proceedings in connection with this Agreement undertaken in accordance with Section 6.13, or (iv) Legal Proceedings in connection with the Voting Agreement;

(q) subject to Section 6.13, settle any Legal Proceeding or other material claim; or

(r) enter into any Contract to do any of the foregoing.

Anything to the contrary in this Section 6.1 notwithstanding, this Section 6.1 shall not limit the ability of (a) any Subsidiary of the Company that is not a Loan Party to make Restricted Payments to any Loan Party or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Company or any other Loan Party or (b) the Company or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents, in each case to the extent such limitation is prohibited by Section 6.09 of the Existing Credit Agreement as in effect on the date hereof. Capitalized terms used but not defined in the immediately preceding sentence shall have the meanings ascribed to such terms in the Existing Credit Agreement as in effect on the date hereof.

Section 6.2 Access to Information. During the Pre-Closing Period, upon reasonable notice, the Company shall (and shall cause the respective Representatives of the Acquired Corporations to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Corporations, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Corporations as may reasonably be requested (including all information regarding the amount and calculation of Maximum Borrowing Amount, Total Outstandings and Excess Availability (as such terms are defined in the Existing Credit Agreement) and any other financial ratio or other calculation described in the Existing Credit Agreement, and all related worksheets and other materials with respect to such matters), (c) promptly provide Parent with copies of any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to the Existing Credit Agreement or sent to any of the Acquired Corporations by any party to the Existing Credit Agreement and (d) provide reasonable access to the Acquired Corporations’ Representatives and personnel, to the extent such individuals are not members of the Purchaser Group; provided that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions.

Section 6.3 Acquisition Proposals.

(a) Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre Closing Period, the Company and the other Acquired Corporations shall not, and the Company and the other Acquired Corporations shall instruct their respective Representatives not to, directly or indirectly:

(i) solicit or initiate, or knowingly induce, facilitate or encourage, the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, endorse or recommend any Acquisition Proposal;

(v) enter into any letter of intent or Contract contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)); or

(vi) take any action that would render any of the restrictions of any of the Takeover Statutes inapplicable to any Person (other than Parent, Sub or any member of the Purchaser Group).

(b) Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, (i) the Company may furnish nonpublic information regarding the Acquired Corporations to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group (and not withdrawn) that the Board or any Independent Committee concludes in good faith is or could reasonably be expected to result in a Superior Proposal if (A) such Acquisition Proposal did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (C) (x) prior to furnishing nonpublic information regarding the Acquired Corporations the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons, and

(D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); (ii) the Company (in accordance with Section 9.17) may waive any standstill provision of any confidentiality, standstill or similar agreement that would prohibit a Person or group of Persons from communicating an Acquisition Proposal to the Company, the Board or any Independent Committee if (A) any request for such waiver did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (C) prior to such waiver, the Company gives Parent written notice of the existence of such standstill provision and the identity of such Person or group of Persons subject to such standstill, and (D) concurrent with such waiver, the Company gives Parent written notice of such waiver; and (iii) following the receipt of an Acquisition Proposal, the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof. Without limiting the generality of the foregoing, the Company (i) shall not permit any officer of the Company or authorize any Affiliate or Representative of any of the Acquired Corporations (other than any member of the Purchaser Group) to take any action inconsistent with any of the provisions set forth in the preceding sentence and (ii) acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by a Representative of the Board or any Independent Committee shall be a breach of this Section 6.3 by the Company.

(c) At any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of Minority Approval, if any Acquisition Proposal is made or submitted by any Person or group of Persons, then the Company shall promptly (and in no event later than one (1) Business Day after receipt of such Acquisition Proposal) advise Parent orally and in writing of such Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and the terms thereof). The Company shall keep Parent promptly and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status and terms of any modification or proposed modification thereto.

(d) The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal.

(e) Subject to Section 6.3(b), the Company agrees not to release or permit the release of any Person or group of Persons from, or to waive or permit the waiver of any confidentiality, non-solicitation, or no hire provision in any Contract with respect to an Acquisition Proposal to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights (including any Acceptable Confidentiality Agreement entered into during the Pre-Closing Period), and will cause each such agreement to be enforced to the extent requested by Parent. The Company also shall promptly request each Person or group of Persons that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation from January 1, 2012 to the date hereof to return to the Acquired Corporations all confidential information heretofore furnished to such Person or group of Persons by or on behalf of any of the Acquired Corporations.

(f) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.17) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, the Company Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or publicly take a neutral position or no position with respect to, any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within five (5) Business Days following such commencement) or (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within five (5) Business Days after receipt of any reasonable request to do so from Parent (any of the actions or events described in clauses “(i)” through “(iv)”, a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, or (B) in response to the receipt by the Company of an Acquisition Proposal, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Determination”) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents and/or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) the Company shall, and shall cause its Representatives to, for a period of at least five (5) calendar days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) on the date that is no later than two (2) Business Days immediately following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would continue to be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member). The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(f) and shall trigger a new Notice Period, except that the Notice Period shall be at least three (3) calendar days (rather than the five (5) calendar days otherwise contemplated by clause “(ii)” above).

(g) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders with regard to the Contemplated Transactions or an Acquisition Proposal that the Board or any committee thereof has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to violate U.S. federal or state securities laws or other applicable Law or would be inconsistent with the Board’s fiduciary duties under applicable Law, (ii) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that compliance by the Company or the Board with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 6.3. For the avoidance of doubt, none of the Company, the

Board or any committee thereof shall effect a Change in Recommendation except in accordance with and in compliance with the terms of Section 6.3(f).

Section 6.4 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of Parent or Sub in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation, and (c) the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries or any of their respective predecessors, in any case occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or is or was serving at the request of the Company or any of its Subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within twenty (20) Business Days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses, and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing. If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving

Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation. If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 6.5, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (B) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding, and (C) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent. Neither Parent nor the Surviving Corporation shall be liable for any settlement, compromise or consent to the entry of judgment or termination unless such settlement, compromise or consent is approved in writing in advance by the Surviving Corporation.

(b) From and after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions); provided that the maximum aggregate premium for such policies shall not be in excess of 250% of the amount the Company paid for its D&O Insurance in its last full fiscal year; provided, further, that if the premiums of such “tail” policy exceed such amount, the Company will obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid for its D&O Insurance in its last full fiscal year; and provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries or otherwise.

Section 6.6 SEC Filings; Other Actions.

(a) As promptly as practicable following the date of this Agreement, the Company will prepare the Proxy Statement, and the Company and Parent will prepare the Schedule 13E-3. Parent and the Company will cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the later of (i) the date the Proxy Statement is cleared by the SEC or (ii) the date the Board receives a favorable Solvency Opinion from the Valuation Firm. The Company will as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action required under the DGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be mutually agreed by the Company and Parent, and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions. Within fifteen (15) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Meeting that is twenty (20) Business Days after the date of such “broker search”.

Notwithstanding anything to the contrary contained in this Agreement, the Company may, and at the direction of Parent the Company will, adjourn or postpone the Company Meeting if and to the extent any Independent Committee or Parent, as the case may be, determines in good faith (i) such adjournment or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders, or (ii) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 6.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other party promptly (and in any event within two (2) Business Days) informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other parties to review any material communication (and considering the other party’s reasonable comments thereto) delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, (Y) that in no event shall the Company or any of its Subsidiaries, prior to the Effective Time, pay or agree to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, except for ordinary course fees or other consideration which are not material in amount); and (Z) that in obtaining consent or approval from any Person (other than a Governmental Entity) with respect to the Contemplated Transactions, (I) without the prior written consent of Parent, none of the Acquired Corporations shall pay or commit to pay any amount to any Person or incur any liability or other obligation and (II) neither Parent nor Sub shall be required to pay or commit to pay any amount or incur any liability or obligation.

(b) No party to this Agreement shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably delayed, conditioned or withheld. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8 Drawdown. In the event that all the conditions contained in Article VII (other than Section 7.1(e) and Section 7.2(b) with respect to the performance of the Company’s obligations under this Section 6.8 and any conditions that by their nature are to be satisfied at Closing) have been satisfied or waived in accordance with the terms and conditions of Article VII, then, subject to the terms and conditions of the Existing Credit Agreement, the Company shall, and shall cause its Subsidiaries to, take all necessary action, and execute and deliver all necessary documents and certificates, to borrow sufficient funds under the Existing Credit Agreement and to distribute such funds to the Company, to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions (such borrowing, the “Drawdown Borrowing”, and, together with such distribution, the “Drawdown”).

Section 6.9 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than pursuant to the Rollover Agreement or any Management Rollover Agreement.

Section 6.10 Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plan pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.11 Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, Parent, Sub, or the Contemplated Transactions, then each of the Company, Parent, Sub, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.12 Stock Exchange De-listing. Each of the Company and Parent shall take such actions reasonably required to cause the Shares to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13 Stockholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any party and/or its respective directors relating to the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other Contemplated Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.

Section 6.14 Certain Contracts. Without the prior written consent of any Independent Committee, Parent and Sub shall not, and shall use reasonable best efforts to cause the members of the Purchaser Group not to (a) amend the Rollover Agreement, the Voting Agreement, or (once executed) any Management Rollover Agreement, or waive any provisions thereof, (b) enter into any side letters or other oral or written agreements or understandings with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (other than the

Voting Agreement or, prior to the date that is fifteen (15) days after the date hereof, any Management Rollover Agreement) (i) that relate to the Contemplated Transactions, (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal, or (c) enter into or modify any Contract (i) which would, individually or in the aggregate, prevent or materially delay the ability of Parent or Sub to consummate the Merger and the other Contemplated Transactions or (ii) which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.15 Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, and (b) Parent and Sub shall not, and shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee.

Section 6.16 Solvency Opinion. The Company, at the direction of an Independent Committee, shall retain an independent appraisal or valuation firm (the “Valuation Firm”) for purposes of obtaining from such firm a favorable Solvency Opinion. Subject to the ability of the Valuation Firm to deliver a favorable Solvency Opinion to the Board following the completion of the Valuation Firm’s review and analysis of the relevant facts, the Company shall obtain such Solvency Opinion from the Valuation Firm before mailing the Proxy Statement, and shall obtain a bring-down as to the continued effectiveness of such Solvency Opinion from the Valuation Firm at Closing.

Section 6.17 Knowledge of Inaccuracies and Certain Breaches. Parent shall not have any right to (a) rely on the failure of a condition in Section 7.2(a) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article IV to the extent Parent or a Designated Family Member including in such person’s capacity as a director, officer or employee of any Acquired Corporation, had knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Section 7.1(c) or Section 7.2(b) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity in connection with any action that Parent, Sub or any Designated Family Member caused the Company to take or omit from taking.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company, Parent and Sub, if permissible under applicable Law; provided that the condition in Section 7.1(a) cannot be waived by any Person, including the Company, Parent or Sub, in any circumstance) of the following conditions:

(a) the Majority of the Minority Approval shall have been obtained;

(b) the Company Stockholder Approval shall have been obtained;

(c) no Governmental Entity in the United States having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement that continues to be in effect;

(d) prior to the mailing of the Proxy Statement, the Board shall have received a favorable Solvency Opinion from the Valuation Firm, and at the Closing, the Board shall have received a bring-down as to the continued effectiveness of the Solvency Opinion from the Valuation Firm; and

(e) the Company shall have received the funding from the Drawdown, in an amount sufficient to fund the aggregate Merger Consideration and other payments to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions.

Section 7.2 Conditions to Parent’s and Sub’s Obligations to Effect the Merger. The obligations of Parent and Sub to effect the merger are subject to the satisfaction (or waiver by the Parent and Sub) of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.2 (Capitalization), Section 4.3 (Authorization; Validity of Agreement; Company Action) and Section 4.18 (Takeover Statutes) of this Agreement shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and accurate as of such date or with respect to such period); (ii) the representation and warranty of the Company contained in clause “(b)” of Section 4.8 (Absence of Certain Changes) of this Agreement shall be true and accurate as of the date hereof and as of the Closing Date as though made on the Closing Date; (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the date hereof and shall be true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except, in the case of this clause (iii), where the failure of such representations and warranties of the Company to be so true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) the Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

(c) the total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the Merger Certificate; and

(d) at the Closing, after giving effect to the consummation of the Merger and the making of the payments contemplated by Section 7.1(e), no Default or Event of Default (as such terms are defined in the Existing Credit Agreement) shall be continuing.

Section 7.3 Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a) (i) the representations and warranties of Parent and Sub contained in the Agreement shall be true and accurate as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties of Parent or Sub to be so true and accurate (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect; and

(ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Sub by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the condition set forth in this Section 7.3(a) has been satisfied.

(b) Parent and Sub shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by Parent and Sub at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Contemplated Transactions, as required by and subject to Section 6.7.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company or Sub:

(a) by the mutual written agreement of the Company (in accordance with Section 9.17) and Parent.

(b) by either the Company (in accordance with Section 9.17) or Parent:

(i) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has failed to comply with its obligations pursuant to Section 6.7 with respect to such restraint, injunction or other prohibition;

(ii) prior to the Effective Time, if the Board or an Independent Committee (in accordance with Section 9.17) (A) shall have effected a Change in Recommendation (it being agreed that the taking of any actions permitted by Section 6.3(b), the provision of a Change in Recommendation Notice to Parent or the issuance of a “stop, look and listen” letter permitted by Section 6.3(g) shall not be deemed a Change in Recommendation) or (B) notwithstanding the foregoing, shall have publicly announced its intention to effect a Change in Recommendation; provided that the Company shall not have the right to terminate this Agreement under this Section 8.1(b)(ii) unless the Company shall have paid, or concurrently with such termination pays, to Parent the Company Expense Reimbursement; provided, further that the preceding proviso shall not limit the Company’s right to terminate this Agreement under this Section 8.1(b)(ii) unless Parent provides the Company with an invoice for the Company Expense Reimbursement within two (2) days of its receipt of the Company’s written request to provide such invoice.

(iii) if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment, postponement or recess thereof); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Voting Agreement to vote the shares beneficially owned by him, her or it in accordance with the Voting Agreement; or

(iv) if the Merger shall not have occurred by November 30, 2015 (the “Termination Date”), provided that, solely if the Company and Parent have not received either (x) initial comments from the

SEC on the Proxy Statement and Schedule 13E-3, or (y) confirmation from the SEC of no further comments on the Proxy Statement and Schedule 13E-3, by September 1, 2015, the Termination Date shall be December 15, 2015; unless the failure to consummate the Merger is the result of a failure to fulfill in any material respect any obligation contained in this Agreement by the party purporting to terminate this Agreement.

(c) by the Company (in accordance with Section 9.17) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.3(a) or Section 7.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach.

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.2(a) or Section 7.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach.

Section 8.2 Effect of Termination.

(a) If one party desires to terminate this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX.

(b) If the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) or Parent terminates this Agreement pursuant to Section 8.1(d), then the Company shall, within two (2) Business Days following the receipt of documentation thereof, pay the reasonable expenses of Parent incurred in connection with the examination, negotiation or otherwise relating to the Contemplated Transactions, not to exceed $500,000, in the case of a termination based on Section 8.1(b)(iii), and $1,000,000, in the case of a termination based on Section 8.1(b)(ii) or Section 8.1(d) (the “Company Expense Reimbursement”).

(c) If the Company terminates this Agreement pursuant to Section 8.1(c), then Parent shall, within two (2) Business Days of termination of this Agreement by the Company, pay the reasonable expenses of the Company incurred in connection with the examination, negotiation or otherwise relating to the Contemplated Transactions, not to exceed $1,000,000 (the “Parent Expense Reimbursement”).

(d) Upon payment of the Company Expense Reimbursement, the Company shall have no further liability to Parent or Sub with respect to the Merger, this Agreement or the Contemplated Transactions. Upon payment of the Parent Expense Reimbursement, Parent and Sub shall have no further liability to the Company with respect to the Merger, this Agreement or the Contemplated Transactions. The Company Expense Reimbursement and the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may be, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(e) Notwithstanding anything to the contrary in this Agreement, if:

(i) the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, Parent’s and Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.12, against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by Section 8.2; and upon payment of such amount, neither Parent nor Sub shall have any rights or claims against any of the Company Related Parties or any Company Related Party of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(ii) Parent is required to pay the Parent Expense Reimbursement to Company pursuant to this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.12, against Parent and Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Expense Reimbursement, in each case, only to the extent provided by Section 8.2; and upon payment of such amount, the Company shall not have any rights or claims against any of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(f) Each of the Company, Parent and Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. In the event that the Company or Parent shall fail to pay the Company Expense Reimbursement or Parent Expense Reimbursement, as applicable, when due, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any fee set forth in this Section 8.2, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Shareholder Approval and the Majority of the Minority Approval, no amendment may be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

Family Acquisition Holdings, Inc.

2801 Highway 280 South, Suite 350

Birmingham, AL 35223

Facsimile:     (205) 909-0957

Attention:      Clyde B. Anderson

with copies (which shall not constitute notice) to:

Munger Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071

Fax no:          (213) 687-3702

Attention:      Mary Ann Todd, Esq.

                      Brett Rodda, Esq.

(b) if to the Company, to:

Books-A-Million, Inc.

402 Industrial Lane

Birmingham, AL 35211

Facsimile:

Attention:      General Counsel

with copies to:

Latham & Watkins

885 Third Avenue

New York, NY 10022

Facsimile:      (212) 751-4864

Attention:      M. Adel Aslani-Far, Esq.

                      James C. Gorton, Esq.

(c) if to the Special Committee to

Mr. Edward W. Wilhelm

Executive Vice President and Chief Financial Officer

Finish Line

3308 North Mitthoeffer Road

Indianapolis, IN 46235

Facsimile:     (317) 613-6914

with copies to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309-3521

Facsimile: (404) 572-5100

Attention:       Russell B. Richards, Esq.

                       Anne M. Cox-Johnson, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. Central Time shall be deemed to have been received at 9:00 a.m. Central Time on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule or the Parent Disclosure Schedules shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in, with respect to the Company Disclosure Schedules, any section of Article IV or Article VI, and with respect to the Parent Disclosure Schedule, any of Article V, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent on the face of such disclosure. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except as provided in Article III on and after the Effective Time and Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the parties to this Agreement and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 9.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.12 Specific Performance

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 8.1, each party shall be entitled to specific performance of the terms hereof (without the requirement to post a bond in connection therewith), in addition to any other remedy at law or equity (except to the extent expressly limited by Section 9.12(b) or Section 9.12(c)). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Notwithstanding Section 9.12(a) the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the Closing to occur, in each case, shall be subject to the requirement that (i) the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at Closing) have been satisfied or waived and (ii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at Closing) have been satisfied or waived by the Company and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

(c) Notwithstanding Section 9.12(a), the right of Parent or Sub to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the closing of the Merger, in each case, shall be subject to the requirement that (i) the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at the Closing) have been satisfied or waived and (ii) Parent and Sub have irrevocably confirmed to the Company in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at the Closing) have been satisfied or waived by Parent and Sub and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17 Independent Committee Approval. Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.18 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BOOKS-A-MILLION, INC.

By:	/s/ Terrance G. Finley
	Name:	Terrance G. Finley
	Title:	President and Chief Executive Officer

FAMILY ACQUISITION HOLDINGS, INC.

By:	/s/ Clyde B. Anderson
	Name:	Clyde B. Anderson
	Title:	President

FAMILY MERGER SUB, INC.

By:	/s/ Clyde B. Anderson
	Name:	Clyde B. Anderson
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

OPINION OF HOULIHAN LOKEY CAPITAL, INC.

July 13, 2015

The Special Committee of the Board of Directors

Books-A-Million, Inc.

402 Industrial Lane

Birmingham, Alabama 35211

Dear Special Committee:

We understand that Books-A-Million, Inc. (“BAMM”), Family Acquisition Holdings, Inc. (“Parent”), an entity controlled by Clyde B. Anderson and certain family members and other related parties (collectively, the “Anderson Group”), and Family Merger Sub, Inc., a wholly owned subsidiary of Parent (“Sub”), propose to enter into an Agreement and Plan of Merger (as defined below) pursuant to which, among other things, Sub will be merged with and into BAMM (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of BAMM (“BAMM Common Stock”), other than shares of BAMM Common Stock (i) owned by BAMM as treasury stock and (ii) beneficially owned by Parent, Sub, each of the owners of Parent, holders entering into rollover or management rollover agreements in connection with the Merger and each of their respective affiliates (such holders described in this clause (ii), collectively, the “Purchaser Group,” and the shares of BAMM Common Stock not held by BAMM or the Purchaser Group, collectively, the “BAMM Unaffiliated Shares”) will be converted into the right to receive $3.25 in cash (the “Consideration”).

The Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of BAMM has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee as to whether, as of the date hereof, the Consideration to be received by holders of BAMM Unaffiliated Shares in the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed an execution version, provided to us on July 13, 2015, of an Agreement and Plan of Merger to be entered into among Parent, Sub and BAMM (the “Merger Agreement”);

2.	reviewed certain publicly available business and financial information relating to BAMM that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of BAMM made available to us by BAMM, including financial projections and other estimates (and adjustments thereto) prepared by or discussed with the management of BAMM relating to BAMM for the fiscal years ended January 31, 2016 through January 31, 2020;

4.	reviewed certain third-party prepared real estate appraisals relating to BAMM’s properties provided to us by the management of BAMM;

5.

spoken with certain members of the management of BAMM and certain of its representatives and advisors regarding the businesses, operations, financial condition and prospects of BAMM, the Merger and related matters;

The Special Committee of the Board of Directors Books-A-Million, Inc. July 13, 2015	- 2 -

6.	compared the financial and operating performance of BAMM with that of other public companies that we deemed to be relevant;

7.

reviewed the current and historical market prices and trading volumes for BAMM Common Stock and the current and historical market prices and trading volumes of publicly traded securities of certain other companies that we deemed to be relevant;

8.

reviewed a certificate addressed to us from the senior management of BAMM which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of BAMM; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

As you are aware, for purposes of our analyses and this Opinion, we have not relied upon a comparison of the financial terms of the Merger to the financial terms of other transactions given, in our view, the lack of sufficient information or comparability with respect to other transactions with the Merger. We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of BAMM has advised us, and we have assumed, at the direction of the Special Committee, that the financial projections and other estimates (and adjustments thereto) utilized in our analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of BAMM. We also have assumed, at the direction of the Special Committee, that the third-party prepared real estate appraisals relating to BAMM’s properties that have been provided to us and utilized in our analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof with respect to the matters covered thereby. We express no opinion with respect to any such projections, estimates or appraisals utilized in our analyses or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of BAMM since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on BAMM or the Merger or that otherwise would be meaningful in any respect to our analyses or this Opinion. In addition, we

The Special Committee of the Board of Directors Books-A-Million, Inc. July 13, 2015	-3-

have relied upon and assumed, without independent verification, that the final executed Merger Agreement will not differ in any respect from the execution version of the Merger Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of BAMM or any other party nor, except for certain third-party prepared real estate appraisals relating to BAMM’s properties referred to above, were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of BAMM or any other entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which BAMM or any other entity is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which BAMM or any other entity is or may be a party or is or may be subject.

We have not been requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of BAMM or any other party, or any alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We also are not expressing any opinion as to the price or range of prices at which shares of BAMM Common Stock will trade, or any other securities of BAMM may be transferable, at any time.

This Opinion is furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. Under the terms of its engagement, Houlihan Lokey has acted as an independent contractor, not as an agent or fiduciary. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, BAMM or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and/or certain of its affiliates in the past have provided investment banking, financial advisory and/or other financial or consulting services to BAMM and certain affiliated entities, for which services Houlihan Lokey and such affiliates received compensation, including, among other things, (i) acting as a financial advisor to a special committee of the Board of Directors of BAMM with respect to a potential sale of BAMM to the Anderson Group in 2012 and (ii) providing transaction advisory services to an entity affiliated with the Anderson Group in connection with certain potential acquisition transactions. Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and/or other financial or consulting services to BAMM, other participants in the Merger and their respective affiliates, for which services Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates in the past may have acted, currently may be acting and in the future may act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or

The Special Committee of the Board of Directors Books-A-Million, Inc. July 13, 2015	-4-

may be or have been adverse to, BAMM, other participants in the Merger and/or their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has been engaged as financial advisor to the Special Committee in connection with the Merger and has received and will receive fees for such services, the principal portion of which is payable upon the rendering this Opinion, which fees are not contingent upon the successful completion of the Merger or the conclusion contained in this Opinion. In addition, BAMM has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

Our Opinion relates to the fairness, from a financial point of view and as of the date hereof, of the Consideration to be received in the Merger pursuant to the Merger Agreement by holders of BAMM Unaffiliated Shares, without regard to any control, voting, liquidity or other rights or aspects which may distinguish such holders relative to the Purchaser Group or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, BAMM, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger (other than the Consideration to the extent expressly specified herein) or otherwise, including, without limitation, any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the Merger, any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of BAMM, or to any other party, except if and only to the extent expressly set forth in the last paragraph of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for BAMM or any other party or whether any alternative transaction might produce consideration for the holders of BAMM Unaffiliated Shares in an amount in excess of that contemplated in the Merger, including, without limitation, any alternative transaction or consideration contemplated by a third-party written indication of interest received by BAMM following public announcement of the Anderson Group’s proposal to acquire the remaining shares of BAMM Common Stock it does not currently beneficially own, which indication of interest the Special Committee has determined, after discussion with the Anderson Group, would not result in a transaction that could be consummated by BAMM given the Anderson Group’s stated position that it is not willing to pursue alternative transactions, (v) the fairness of any portion or aspect of the Merger to any one class or group of BAMM’s or any other party’s security holders or other constituents vis-à-vis any other class or group of BAMM’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not BAMM, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of BAMM or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Special Committee, on the assessments of the Special Committee, the Board, BAMM and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to BAMM, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

The Special Committee of the Board of Directors Books-A-Million, Inc. July 13, 2015	-5-

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by holders of BAMM Unaffiliated Shares in the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

402 Industrial Lane

Birmingham, Alabama 35211

www.booksamillioninc.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET / MOBILE – www.proxypush.com/bamm Use the Internet to vote your proxy until 12:00 p.m. (CT) on December 7, 2015

PHONE – 1.866.883.3382 – Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on December 7, 2015

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Special Meeting.

If you vote your proxy by Internet or be telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD

ê Please detach here ê

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.   To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of July 13, 2015, as it may be amended from time to time, by and among Books-A-Million, Inc. (the “Company”), Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent

	☐ For	☐ Against	☐ Abstain

2. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the merger	☐ For	☐ Against	☐ Abstain

3.   To consider and vote on any proposal to adjourn the Special Meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Company stockholder approval (as defined in the enclosed proxy statement) or obtain the majority of the minority stockholder approval (as defined in the enclosed proxy statement)

	☐ For	☐ Against	☐ Abstain

Address change? Mark box, sign, and indicate changes below: ☐	Date:

Signature(s) in Box

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as each. If a partnership, please sign in the partnership name by an authorized person.

BOOKS-A-MILLION

SPECIAL MEETING OF STOCKHOLDERS

December 8, 2015

9:00 a.m. Central Time

Corporate Office Annex

121 West Park Drive

Birmingham, Alabama 35211

proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on December 8, 2015 or at any adjournment or postponement thereof.

The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the “Company”), hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated October 23, 2015 and October 22, 2015, respectively, and hereby appoints R. Todd Noden and Catherine L. Hogewood, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2015 Special Meeting of Stockholders of the Company to be held at 9:00 a.m. Central Time on December 8, 2015 at the Company’s Corporate Office Annex, located at 121 West Park Drive, Birmingham, Alabama 35211 or at any adjournment or postponement thereof, and to vote all shares of Common Stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR Proposals 1, 2 and 3, and as the proxies deem advisable on such other matters which may properly come before the meeting.

See reverse for voting instructions